As filed with the Securities and Exchange Commission on November 9, 2001
                                                      Registration No. 333-31310
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                 AMENDMENT NO. 4
                                       TO
                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        Nymox Pharmaceutical Corporation
               (Exact name of registrant as specified in charter)

       Quebec, Canada                    8071                  Not Applicable
      (State or other              (Primary Standard          (I.R.S. Employer
jurisdiction of corporation    Industrial Classification     Identification No.)
      or organization)               Code Number)

                         9900 Cavendish Blvd., Suite 306
                         St. Laurent, QC, Canada H4M 2V2
                                 (514) 332-3222
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                                 (212) 590-9200
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                   Copies to:

        Marc J. Marotta                                   Jack Gemmell
        Foley & Lardner                         Nymox Pharmaceutical Corporation
   777 East Wisconsin Avenue                    9900 Cavendish Blvd., Suite 306
Milwaukee, Wisconsin 53202-367                  St.-Laurent, QC, Canada H4M 2V2
        (414) 271-2400                                   (514) 332-3222

     Approximate date of commencement of proposed sale to public: As soon as practicable after registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

     All financial information in this prospectus is in United States dollars unless otherwise noted.

================ ================== ================ ============== ============
Title of each                                          Proposed
  class of                          Proposed maximum    maximum      Amount of
Securities to      Amount to be     aggregate price    aggregate    registration
be registered       registered          per unit     offering price    fee(5)
---------------- ------------------ ---------------- -------------- ------------

Common shares    Up to 4,800,000(1)         (2)      $12,000,000(3)    $3,168
---------------- ------------------ ---------------- -------------- ------------

Common shares(4) Up to 200,000            $4.52        $904,000       $238.66
---------------- ------------------ ---------------- -------------- ------------

Total            Up to 5,000,000                      $12,904,000    $3,406.66
================ ================== ================ ============== ============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) The price per common share will vary based on the average daily price of Nymox's shares during the draw down periods provided for in the common stock purchase agreement described in this registration statement. The purchase price will be equal to 94% of the average daily price for each trading day within such draw down pricing periods. Under the common stock purchase agreement, Nymox may establish a minimum price for each draw down period. Jaspas Investments Limited (Jaspas) will not be able to purchase Nymox shares on those trading days within a draw down period where the average daily price is below the minimum price for that period. The agreement allows for 24 draws over a period of 30 months for amounts up to $750,000 per draw.

(3) $12,000,000 represents the maximum total purchase price that Jaspas is obliged to pay Nymox under the common stock purchase agreement; the maximum net proceeds Nymox can receive is $12,000,000 less a 3% placement fee payable to its placement agents, Ladenburg Thalman & Co. Ltd. And Paul Revere Capital Corp., or $11,640,000.

(4) These common shares represent the shares issuable on the exercise of a stock purchase warrant issued by Nymox to Jaspas on November 12, 1999 under the common stock purchase agreement. Under the warrant, Jaspas may purchase up to 100,000 shares any time between November 30, 1999 and November 30, 2004. Jaspas may purchase the remaining 100,000 shares if and only if Nymox does not draw down $7,000,000 within eighteen months of this registration statement becoming effective.

(5) This registration fee was previously paid by the Registrant in connection with the initial filing of this Registration Statement.

                              ____________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission ("Commission"), acting pursuant to Section 8(a) may determine.

                                     [LOGO]

                                                                      PROSPECTUS



                        NYMOX PHARMACEUTICAL CORPORATION

                        5,000,000 SHARES OF COMMON STOCK

NYMOX PHARMACEUTICAL CORPORATION          Jaspas Investments Limited may use
                                          this prospectus to resell up to
                                          5,000,000 shares of common stock of
                                          Nymox Pharmaceutical Corporation.



9900 Cavendish Blvd                       Nymox will not receive any of the
Suite 306                                 proceeds from the sale of the
St. Laurent, Quebec, Canada               shares by Jaspas. However, we will
Jaspas H4M 2V2                            receive the sale price of any
(800) 936-9669                            common stock that we sell to under
                                          the common stock purchase agreement
                                          or under the stock purchase warrant
                                          described in this prospectus. Nymox
                                          will pay the costs of registering
                                          the shares under this prospectus,
                                          including legal fees.

Nymox's common stock is listed on         Jaspas may offer shares of common
the Nasdaq SmallCap Market under          stock of Nymox to purchasers in
the symbol "NYMX". The last               transactions on the Nasdaq SmallCap
reported sales price for Nymox's          Market, in negotiated transactions,
common stock on the Nasdaq SmallCap       or otherwise, or by a combination
Market on November __, 2001 was           of these methods. Jaspas may sell
$_____ per share.                         the shares through broker-dealers
                                          who may receive compensation from
                                          Jaspas in the form of discounts or
                                          commissions. Jaspas does not intend
                                          to effect resales in Canada or
                                          through any Canadian exchange.
                                          Jaspas is an "underwriter" within
                                          the meaning of the Securities Act
                                          of 1933 in connection with such
                                          sales.


     Investing in the common stock of Nymox involves a high degree of risk. See "Risk Factors" beginning on Page 6.

     Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or accurate. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November 9, 2001.

                                     SUMMARY

     In this prospectus, the term "Nymox" refers to both Nymox Pharmaceutical Corporation and its subsidiaries, Nymox Corporation and Serex, Inc. and, where applicable, a predecessor private corporation, DMS Pharmaceutical Inc. This prospectus provides financial information in United States dollars unless otherwise noted.

                                   The Company

     Nymox is a development stage biopharmaceutical company based in Maywood, New Jersey and Saint Laurent, Quebec, Canada. Nymox was incorporated in May, 1995 to acquire all of the common shares of DMS Pharmaceutical Inc., a private company which, since 1989, conducted research and development on diagnostics and drugs for brain disorders and diseases of the aged with an emphasis on Alzheimer's disease.

     We specialize in the research and development of therapeutics and diagnostics for the aging population with an emphasis on Alzheimer's disease. Alzheimer's disease is a progressive, terminal brain disease of the elderly marked by an irreversible decline in mental abilities, including memory and comprehension, and often accompanied by changes in behavior and personality. It currently afflicts an estimated four million people in the United States and at least fifteen million people worldwide. As the baby-boomer generation continues to age, these figures are expected to rise sharply.

AlzheimAlert(TM), an Aid for the Diagnosis of Alzheimer's Disease

     We market a proprietary diagnostic test for Alzheimer's disease, known as AlzheimAlert(TM), through our clinical reference laboratory in Maywood, New Jersey. AlzheimAlert(TM) is an improved version of our AD7C(TM) test, which has been on the market since 1997. It measures the level in urine of a brain protein called neural thread protein which is elevated early in Alzheimer's disease. The test helps physicians make an early diagnosis of the disease.

     The early diagnosis of Alzheimer's disease is important to physicians, patients and their families. It enables them to make informed and early social, legal and medical decisions about treatment and care. It permits patients to take advantage of new improvements in drug treatment and care. Even a modest delay in institutionalization can mean substantial social and financial savings.

     There is a widely recognized need for a simple, accurate and convenient test that can help physicians diagnose Alzheimer's disease. Chapter 5 of the Surgeon General's Report on Mental Health is indicative of this recognition. In this Report, the Surgeon General described the diagnosis of Alzheimer's disease as "challenging" and its early detection as "difficult." As a result, Alzheimer's disease and other dementias, the Surgeon General's report states, are "currently underrecognized, especially in primary care settings, where most older patients seek care."

     AlzheimAlert(TM) is one of a variety of diagnostic testing methodologies, technologies and products that have been recently developed to aid physicians in the diagnosis of Alzheimer's disease. It is the only commercially available urine test for this purpose and tests for a unique, proprietary marker, neural thread protein.

Two Principal Programs to Develop Treatments for Alzheimer's Disease

     We have two principal programs to develop treatments of Alzheimer's disease. The first program targets neural thread protein, the brain protein detected by AlzheimAlert(TM), and its role in the extensive brain cell loss associated with Alzheimer's disease. The second program is based on spherons. Nymox researchers believe spherons are a source of senile plaques, the characteristic abnormality found in abundance in the brains of patients with Alzheimer's disease and widely believed to play a major role in the cause and course of the illness.

     These programs are in the development stage. We cannot assure you that these programs will produce effective and marketable treatments for Alzheimer's disease. The research may fail or the compounds may not receive necessary regulatory approval. As a development stage company, we may partner with a major pharmaceutical company in the conduct of necessary human clinical trials, to finish product development, to obtain regulatory approval, and ultimately to market any product. There is no guarantee we will be able to enter into such a partnership arrangement on satisfactory terms.

Neural Thread Protein Based Drugs

     There is a body of scientific and medical evidence showing that neural thread protein, the brain protein detected by our AlzheimAlert(TM) test, may play a key role in Alzheimer's disease. We are developing compounds that can impede the effects of neural thread protein and thus potentially slow or halt the progression of Alzheimer's disease. We licensed the basic technology to develop such compounds including patent rights in 1997 from the Massachusetts General Hospital as part of a sponsored research and licensing agreement and have a similar licensing arrangement with the Rhode Island Hospital.

Drugs Targeting Spherons

     We are a world leader in research and development into drugs for the treatment of Alzheimer's disease that target spherons. Spherons are tiny balls of densely packed protein found in brain cells scattered throughout the brains of all humans from age one. They were first discovered, characterized and isolated by Nymox researchers. We believe that spherons are a cause of senile plaques and that stopping or inhibiting the transformation of spherons into senile plaques will help stop or slow the progression of Alzheimer's disease. You should be aware that there is no consensus among researchers about the causes or possible treatments of Alzheimer's disease and that not all researchers share this belief that spherons are the cause of Alzheimer's disease or are a target for the development of treatments for the disease.

     We developed and patented novel, proprietary drug screening methods based on spherons and now have several drug candidates which have shown promise in animal and other preclinical studies and for which we plan to seek regulatory approval to being clinical studies for humans. We hold global patent rights covering both methods for using spherons as targets for developing drugs and for the actual drug candidates discovered.

New Antibacterial Agents Against Infections and Food Contamination

     We are developing new antibacterial agents. One agent has proven effective against the E. coli 0157:H7 bacteria which can cause serious contamination in meat and other food and drink products. We are developing treatments for E. coli 0157:H7 contamination of meat. We also have a series of collaboration agreements with universities and research institutions and a biotechnology company, Biophage Inc. We have also developed other new antibacterial agents that can potentially treat human disease such as difficult chronic and persistent urinary tract infections and streptococcal or staphylococcal infections. We hold patents rights in this area in the United States and Australia and are pursuing further patent rights both in the United States and in other countries.

The NicAlert(TM) Test for Tobacco Product Use

     We also market NicAlert(TM), an inexpensive, simple-to-use test trip that uses urine or saliva to determine whether a person is using tobacco products. NicAlert(TM) detects levels of cotinine, a byproduct of the body's breakdown of nicotine and generally regarded as the best indicator of tobacco exposure for smokers and nonsmokers. Our subsidiary, Serex, Inc., manufactures NicAlert(TM). NicAlert(TM) is currently being used in research programs into tobacco use and exposure and is being marketed in the United States and Japan as a test to determine whether a person, such as a teenager, student athlete or insurance applicant, is using a tobacco product. NicAlert(TM) employs Serex, Inc.'s patented technology.

                                  RISK FACTORS

     An investment in shares of common stock of Nymox involves a high degree of risk. You should carefully consider each of the risks and uncertainties described below along with all of the other information in this prospectus before deciding to invest in these shares.

It is Uncertain When, if Ever, We Will Make a Profit

     We first began operations in 1995 and are only in the early stages of commercial marketing of our diagnostic test, AlzheimAlert(TM). We have never made a profit. We incurred a net loss of $4.8 million in 1998, $3.3 million in 1999 and $4.0 million in 2000. As of December 31, 2000, Nymox's accumulated deficit was $19.9 million.

     We cannot say when, if ever, Nymox will become profitable. Profitability will depend on our uncertain ability to generate revenues from the sale of our products and the licensing of our technology that will offset the significant expenditures required for us to advance our research, protect and extend our intellectual property and develop, manufacture, license, market, distribute and sell our technology and products successfully. Similar types of expenditures in the past have helped produce the net losses reported above.

We May Not Be Able to Raise Enough Capital to Develop and Market Our Products

     Nymox funded its operations primarily by selling shares of its common stock. Since late 1998, a small portion of the funds came from sales. However, sales have not been, and may not be in the foreseeable future, sufficient to meet our anticipated financial requirements.

     We will continue to need to raise substantial amounts of capital for our business activities including our research and development programs, the conduct of clinical trials needed to obtain regulatory approvals and the marketing and sales of our products. We anticipate being able to fund our current total annual budgeted expenditures of approximately $3 million per year over the next year through our current cash position and additional financing including draw downs through our common stock purchase agreement with Jaspas. Clinical trials will substantially increase cash requirements. We anticipate being able to meet these requirements as they arise. Any necessary clinical trials for regulatory approval following successful preliminary clinical trials will require considerably more capital. We plan to raise such capital either through a new round of financing and/or through partnering with a major pharmaceutical company. Additional financing may not be available when needed, or, if available, may not be available on acceptable terms. If adequate funds on acceptable terms are not available, we may have to curtail or eliminate expenditures for research and development, testing, clinical trials, promotion and marketing for some or all of our products.

We Face Challenges in Developing and Improving Our Products

     Our success depends on our ability to develop or acquire rights to new products or to improve our existing products. We are still developing many of our products and have not yet brought them to market. We cannot assure you that we will be able to develop or acquire rights to such products and to market them successfully.

     Developing a treatment for Alzheimer's disease is particularly challenging. Many pharmaceutical companies, institutions and researchers are working on many different approaches and treatments. There is no consensus among researchers about the cause of this fatal illness and no guarantee that our drug development programs in this area are targeting significant factors in its cause, progression or symptoms. It is difficult to design drug candidates that can cross from the bloodstream into the brain, where the damage from Alzheimer's disease is occurring. Clinical trials to establish efficacy for drugs that slow down the progression of Alzheimer's disease over a period of months or years often require that a large number of subjects be tracked over many months or years, making them very expensive to conduct. The potentially long period from discovery and patenting through development and regulatory approval to the market can significantly reduce the patent life of an Alzheimer's disease treatment. Any marketed treatment in this area may well eventually face competition from "me-too" drugs developed by other pharmaceutical companies based on our research. We will be under constant competitive pressure to improve our products and to develop new treatments in order to protect our position in the field.

     Developing and improving our diagnostic products is also challenging. The science and technology of the detection and measurement of very small amounts of biochemicals in bodily fluids and tissue is evolving rapidly. We may need to make significant expenditures in research and development costs and licensing fees in order to take advantage of new technologies. If any major changes to our testing technologies used in our AlzheimAlert(TM) and NicAlert(TM) tests are made, further validation studies will be required. Developing new diagnostic products is more challenging, requiring identification and validation of the biochemical market being detected by the new product in the clinical context and the development and validation of the product designed to detect the marker.

We Face Significant and Growing Competition

     The modern pharmaceutical and biotechnology industries are intensely competitive, particularly in the field of Alzheimer's disease where there is a large unmet need for an effective treatment. Currently there are four drugs with the same mechanism of action approved for sale in the United States (Aricept(R), Cognex(R), Exelon(R) and Reminyl(R)). These drugs offer some relatively short-tem symptomatic relief, but do not treat the underlying causes of the illness. Over the past decade, there has been an intense research effort both in the non-profit sectors such as universities, government agencies and research institutes and in the pharmaceutical and biotechnology industry to develop new treatments for Alzheimer's disease. Treatment candidates under development include:

     o vaccines for Alzheimer's disease, including one entering preliminary human testing under development by Elan PLC and American Home Products;

     o enzyme-blocking therapies intended to block the production of the protein found in the senile plaques characteristic of Alzheimer's disease. A number of pharmaceutical and biotechnology companies including Amgen and Bristol-Myers Squibb are working on such therapies and hope to soon be in clinical trials on humans.

     o Implantation of genetically modified cells that produce human nerve growth factor into the brains of people with Alzheimer's disease. Preliminary human testing began this year at the University of California at San Diego in conjunction with the Salk Institute for Biological Studies.

     There is also ongoing research into possible methods of preventing Alzheimer's disease such as taking certain cholesterol-lowering drugs called statins, estrogen replacement therapies, anti-oxidants such as vitamin E and ginkgo biloba or anti-inflammatory drugs such as ibuprofen (e.g., Advil or Motrin). The successful development of a treatment or method of preventing Alzheimer's disease could significantly impact on our ability to develop or market a competing treatment for Alzheimer's disease.

     The diagnostic testing industry is also highly competitive. In the area of Alzheimer's disease, Elan PLC is marketing diagnostic tests for different biochemical indicators found in blood and spinal fluid and for genetic predispositions for the illness. Other companies are attempting to develop and market other diagnostic products in this area. The introduction of other diagnostics products for Alzheimer's disease or tobacco product use that are cheaper, easier to perform, more accurate or otherwise more attractive to the physicians, health care payers or other potential customers would have a significant impact on the sales of our AlzheimAlert(TM) or NicAlert(TM) products.

We May Not Be Able to Successfully Market Our Products

     To increase our marketing, distribution and sales capabilities both in the United States and around the world, we will need to enter into licensing arrangements, contract sales agreements and co-marketing deals. We cannot assure you that we will be able to enter into agreements with other companies on terms acceptable to us, that any licensing arrangement will generate any revenue for the company or that the costs of engaging and retaining the services of a contract sales organization will not exceed the revenues generated.

Our Products and Services May Not Receive Necessary Regulatory Approvals

     Our diagnostic products, AlzheimAlert(TM) and NicAlert(TM), and our products in development, are subject to a wide range of government regulation governing laboratory standards, product safety and efficacy. The actual regulatory schemes in place vary from country to country and regulatory compliance can take several years and involve substantial expenditures.

     We cannot be sure that we can obtain necessary regulatory approvals on a timely basis, if at all, for our products in development and all of the following could have a material adverse effect on our business:

     o failure to obtain or significant delays in obtaining requisite approvals;

     o    loss of or changes to previously obtained approvals; and

     o    failure to comply with existing or future regulatory requirements.

     We currently market AlzheimAlert(TM) as a clinical reference laboratory service provided by our government-inspected clinical reference laboratory in New Jersey. Physicians send us urine samples from their patients to our laboratory where the AlzheimAlert(TM) test is performed and the results reported back to the physicians. A clinical laboratory test like AlzheimAlert(TM) does not require approval from the United States Food and Drug Administration (FDA). Our laboratory is regulated by the Centers for Medicare & Medicaid Services
(CMS) under the Clinical Laboratory Improvement Amendments and is subject to inspection and certification. In addition, individual states like New York and Florida have their own requirements for reference laboratories like ours that offer diagnostic services. In addition, the FDA has its own regulations governing in vitro diagnostic products, including some of the reagents used in clinical reference laboratories. Any changes in CMS or state law requirements or in the FDA regulations could have a detrimental impact on our ability to offer or market any reference laboratory services and/or on our ability to obtain reimbursement from the Medicare and Medicaid programs and providers.

     We may develop a diagnostic kit based on AlzheimAlert(TM) for sale to third parties. If so, we will require prior approval from the FDA before we can market, distribute or sell such a product in the United States. We have not submitted any such product to the FDA for approval. Similar requirements exist in many other countries. In general, such approval requires clinical testing as to the safety and efficacy of the device and preparation of an approval application with extensive supporting documentation. If approved, the device would then be subject to postmarketing record and reporting obligations and manufacturing requirements. Obtaining these approvals and complying with the subsequent regulatory requirements can be both time-consuming and expensive.

     We currently sell NicAlert(TM) as a test for tobacco product use and for research use. It is not intended for medical or therapeutic uses. As such, NicAlert(TM) does not require FDA approval. We will require FDA approval for broader uses for NicAlert(TM) but have not submitted NicAlert(TM) for such approval.

     In the United States, our drugs in development will require FDA approval, which comes only at the end of a lengthy, expensive and often arduous process. We have not submitted any drugs for FDA approval.

We cannot predict with any certainty the amount of time the FDA will take to approve one of our drugs or even whether any such approval will be forthcoming. Similar requirements exist in many other countries.

Protecting Our Patents and Proprietary Information is Costly and Difficult

     We believe that patent and trade secret protection is important to our business, and that our success will depend, in part, on our ability to obtain strong patents, to maintain trade secret protection and to operate without infringing the proprietary rights of others.

     Obtaining and maintaining our patent position is costly. We pay for the filing, prosecution and fees of over 200 patents and patent applications in countries around the world, including the United States, Europe, Japan, Canada, Australia, New Zealand and South Korea. In the United States alone, Nymox has nine issued patents and at least twelve patent applications pending relating to its technology. Its subsidiary, Serex Inc. has seven issued patents. Through its licensing agreement with the Massachusetts General Hospital, Nymox has licensed and paid for the prosecution of four issued patents relating to neural thread proteins.

     We believe that we have strong patent protection for the products we sell and for our product development programs and are in the process of extending that patent protection to cover more countries or new discoveries or products. We cannot assure you that additional patents covering new products or improvements will be issued or that any new or existing patents will be of commercial benefit or be valid and enforceable if challenged.

     We are not currently involved in patent litigation. In the pharmaceutical and biotechnology industry patent disputes are frequent and can preclude the commercialization of products. Patent litigation is costly and the outcome often difficult to predict. It can expose us to significant liabilities to third parties and may require us to obtain third-party licenses at a material cost or cease using the technology or product in dispute.

We Face Changing Market Conditions

     The healthcare industry is in transition with a number of changes that affect the market for therapeutic and diagnostic test products. The U.S. Federal and various state governments have under consideration a number of proposals that may have the effect of directly or indirectly limiting drug prices in the U.S. markets. Such changes may adversely affect the prices we may charge for any therapeutic drug we develop. Funding changes and budgetary considerations can lead major health care payers and providers to make changes in reimbursement policies for our AlzheimAlert(TM) product. These changes can seriously impact the potential for growth for the market for AlzheimAlert(TM), either favorably when the decision is to offer broad coverage for our test at a reasonable price or negatively when the decision is to deny coverage altogether. Changes in the healthcare delivery system have resulted in major consolidation among reference laboratories and in the formation of multi-hospital alliances, reducing the number of institutional customers for therapeutic and diagnostic test products. There can be no assurance that Nymox will be able to enter into and/or sustain contractual or other marketing or distribution arrangements on a satisfactory commercial basis with these institutional customers.

Health Care Plans May Not Cover or Adequately Pay for our Products and Services

     Throughout the developed world, both public and private health care plans are under considerable financial and political pressure to contain their costs. The two principal methods of restricting expenditures on drugs and diagnostic products and services are to deny coverage or, if coverage is granted, to limit reimbursement. For single-payer government health care systems, a decision to deny coverage or to severely restrict reimbursement for one of our products can have an adverse effect on our business and revenues.

     In the United States, where, to a significant degree, the patient population for our products is elderly, Medicare and Medicaid are sources of reimbursement. In general, any restriction on reimbursement, coverage or eligibility under either program could adversely affect reimbursement to Nymox for products and services provided to beneficiaries of the Medicare and/or Medicaid programs. Many elderly people are covered by a variety of private health care organizations either operating private health care plans or Medicare or Medicaid programs subject to government regulation. These organizations are also under considerable financial constraints and we may not be able to secure coverage or adequate reimbursement from these organizations. Without coverage, we will have to look to the patients themselves who may be unwilling or unable to pay for the product; in turn, doctors may be reluctant to order or prescribe our products in the absence of coverage of the product for the patient.

The Future Sale of Eligible Shares may Dilute Nymox's Stock Price

     The issuance of further shares and the eligibility of issued shares for sale will dilute our common stock and may lower its share price. There are 22,113,425 common shares of Nymox currently issued and outstanding as of September 30, 2001, including the 508,309 shares issued to date under the common stock purchase agreement covered by this prospectus. All of these shares are eligible for sale under Rule 144 or are otherwise freely tradable. Finally, 1,415,500 share options are outstanding, of which 1,295,500 are currently vested. The great majority of these options expire in 6 to 10 years. These options have been granted to employees, officers, directors and consultants of the company. Moreover, Nymox may use its shares as currency in acquisitions.

We Face Potential Losses Due to Foreign Currency Exchange Risks

     Nymox incurs certain expenses, principally relating to salaries and operating expenses at its Canadian head office, in Canadian dollars. All other expenses are derived in U.S. dollars. As a result, we are exposed to the risk of losses due to fluctuations in the exchange rates between the U.S. dollar and the Canadian dollar. We protect ourselves against this risk by maintaining cash balances in both currencies. We do not currently engage in hedging activities. We cannot say with any assurance that the Company will not suffer losses as a result of unfavorable fluctuations in the exchange rates between the United States dollar and Canadian dollar.

We Have Never Paid a Dividend and are Unlikely to do so in the Foreseeable
Future

     Nymox has never paid any dividends and does not expect to do so in the foreseeable future. We expect to retain any earnings or positive cash flow in order to finance and develop Nymox's business.

Cautionary Statement Regarding Forward-Looking Statements

     You should be aware that this prospectus contains forward-looking statements about, among other things, the anticipated operations, product development, financial condition and operating results of Nymox, proposed clinical trials and proposed transactions, including collaboration agreements.

     By forward-looking statements, we mean any statements that are not statements of historical fact, including (but are not limited to) statements preceded by or that include the words, "believes", "expects", "anticipates", "hopes", "targets" or similar expressions.

     In connection with the "safe harbor" provisions in the Private Securities Litigation Reform Act of 1995, we are including this cautionary statement to identify some of the important factors that could cause Nymox's actual results or plans to differ materially from those projected in forward-looking statements made by, or on behalf of, Nymox. These factors, many of which are beyond the control of Nymox, include Nymox's ability to:

     o identify and capitalize on possible collaboration, strategic partnering or divestiture opportunities,

     o obtain suitable financing to support its operations and clinical trials,

     o    manage its growth and the commercialization of its products,

     o achieve operating efficiencies as it progresses from a development-stage to a later-stage biotechnology company,

     o    successfully compete in its markets,

     o realize the results it anticipates from the clinical trials of its products,

     o succeed in finding and retaining joint venture and collaboration partners to assist it in the successful marketing, distribution and commercialization of its products,

     o    achieve regulatory clearances for its products,

     o obtain on commercially reasonable terms adequate product liability insurance for its commercialized products,

     o adequately protect its proprietary information and technology from competitors and avoid infringement of proprietary information and technology of its competitors,

     o assure that its products, if successfully developed and commercialized following regulatory approval, are not rendered obsolete by products or technologies of competitors and

     o not encounter problems with third parties, including key personnel, upon whom it is dependent.

     Although Nymox believes that the forward-looking statements contained in this registration statement are reasonable, it cannot ensure that its expectations will be met. These statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                        TRADING MARKET FOR COMMON SHARES

     Nymox's common shares trade on the Nasdaq Stock Market. Nymox's common shares traded on the Nasdaq National Market from December 1, 1997 until September 16, 1999 when they began trading on the Nasdaq SmallCap Market. Nymox's common shares also traded on the Montreal Exchange from December 18, 1995 until November 19, 1999.

         The following tables set out the high and low reported trading prices of the common shares on the Nasdaq Stock Market during the periods indicated.

Annual High and Low Market Prices - Past Five Years

     YEAR                    ANNUAL HIGH                     ANNUAL LOW
     ----                    -----------                     ----------

     1996                      $13.850                         $1.950
     1997                      $10.750                         $6.250
     1998                      $13.625                         $2.500
     1999                       $5.875                         $2.500
     2000                      $10.563                         $1.063
     2001                       $4.910                         $1.750

Quarterly High and Low Market Prices - Past Two Years

     YEAR     QUARTERLY PERIOD     HIGH SALES PRICE     LOW SALES PRICE
     ----     ----------------     ----------------     ---------------

     1999        1st Quarter            $5.875               $2.875
                 2nd Quarter            $4.188               $2.750
                 3rd Quarter            $4.750               $2.500
                 4th Quarter            $4.625               $2.500

     2000        1st Quarter           $10.563               $2.625
                 2nd Quarter            $5.875               $2.625
                 3rd Quarter            $6.063               $2.906
                 4th Quarter            $3.875               $1.063

     2001        1st Quarter            $3.000               $1.750
                 2nd Quarter            $3.100               $1.760
                 3rd Quarter            $4.910               $2.310

Monthly High and Low Market Prices - Most Recent Six Months

          DATE                  MONTHLY HIGH            MONTHLY LOW
          ----                  ------------            -----------
       April, 2001                 $2.188                  $1.760
        May, 2001                  $2.410                  $1.880
       June, 2001                  $3.100                  $2.140
       July, 2001                  $3.270                  $2.310
      August, 2001                 $4.500                  $3.060
     September, 2001               $4.910                  $3.510

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for Nymox for the periods indicated, derived from financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). We prepare our basic financial statements in accordance with Canadian GAAP and include, as a note to the statements, a reconciliation of material differences to United States GAAP. The financial statements have been audited by KPMG, LLP, Montreal, Canada in the case of the years ended December 31, 1996, 1997, 1998, 1999 and 2000. The data set forth below should be read in conjunction with the Company's financial statements and notes

NYMOX PHARMACEUTICAL CORPORATION
Selected Consolidated Financial Data
(In U.S. dollars(3))

                           Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
                             2000          1999          1998          1997          1996
                           --------      --------      --------      --------      --------
CANADIAN GAAP
Current Assets           $   749,510   $   776,824   $ 2,708,543   $ 1,750,388   $ 2,006,675
Capital Assets             3,546,616     1,168,316     1,279,692       983,484       913,166
Total Assets               4,518,638     2,140,491     3,988,235     2,733,872     2,919,841
Total Liabilities            323,774       833,344       301,004       202,543       266,214
Capital Stock             23,243,941    16,912,963    15,943,710     9,597,888     6,445,431
Shareholder's Equity       3,260,942     1,307,147     3,687,231     2,531,329     2,653,628
Total Revenues               225,867       190,203       273,565        70,055       157,237
Sales                        157,688       153,252       104,804        17,033           -0-
Research & Development
 Expenditures(1)           2,073,775     1,132,941     2,087,742     1,671,412     1,466,085
Net Loss                   4,023,979     3,314,296     4,783,213     3,463,905     2,562,921
Loss per Share           $      0.19   $      0.17   $      0.25   $      0.19   $      0.15
Weighted Avg. No.
 of Common Shares         20,890,735    19,886,430    19,304,435    18,370,873    17,654,862

U.S. GAAP(2)
Net Loss                 $ 4,272,308   $ 3,409,166   $ 4,979,562   $ 3,755,409   $ 3,175,587
Loss per Share                  0.20          0.17          0.26          0.20          0.18
Shareholder's Equity     $ 3,102,887   $ 1,139,731   $ 3,304,352   $ 2,428,052   $ 2,699,092

_______________

(1) We earn investment tax credits by making qualifying research and development expenditures. These amounts shown are net of investment tax credits.

(2)  Reference is made to Note 10 of Nymox's audited financial statements as at and for the year ended December 31, 2000 for a reconciliation of differences between Canadian and
     U.S. GAAP.

(3)  Effective January 1, 2000, the Corporation adopted the United States dollar as its measurement currency as a result of the increasing proportion of operating, financing and investing transactions in the Canadian operations that are denominated in U.S.
     dollars. For Canadian GAAP purposes, the financial information for all periods presented up to December 31, 1999 has been translated into U.S. dollars at the December
     31, 1999 exchange rate, which was 1.4433 Canadian dollars to the U.S. dollar. For U.S.
     GAAP purposes, assets and liabilities for all years presented have been translated into


                                       13


     U.S. dollars at the ending exchange rate for the respective year and the statement of earnings at the average rate for the respective year. Reference is made to notes 2(a)
     and 10 of the consolidated financial statements.

For the most recent unaudited quarterly financial data for Nymox, please see Appendix A to this Prospectus.

                          INFORMATION ABOUT THE COMPANY

History of the Company

     Nymox was incorporated under the Canada Business Corporations Act in May, 1995 to acquire all of the common shares of DMS Pharmaceutical Inc., a private company which had been carrying on research and development since 1989 on diagnostics and drugs for brain disorders and diseases of the aged with an emphasis on Alzheimer's disease. Nymox has two United States subsidiaries: one wholly owned subsidiary named Nymox Corporation and the other a 97% owned subsidiary named Serex, Inc, purchased in March, 2000. Both subsidiaries are based in the same building in Maywood, New Jersey, but each have separate facilities within the building. Nymox Corporation operates our certified clinical reference laboratory where our AlzheimAlert(TM) test is performed and conducts certain research and development, while Serex conducts research and development.

     Nymox's principal executive offices are located at:

     Nymox Pharmaceutical Corporation
          9900 Cavendish Boulevard, Suite 306
          St. Laurent, Quebec, Canada, H4M 2V2
          Phone: (800) 936-9669
          Fax: (514) 332-2227

     Nymox's two subsidiaries are located at:

     Nymox Corporation
          230 West Passaic St.
          Maywood, NJ, USA 07607

     Serex, Inc.
          230 West Passaic St.
          Maywood, NJ, USA 07607

     We specialize in the research and development of therapeutics and diagnostics for the aging population with an emphasis on Alzheimer's disease. Alzheimer's disease is a progressive, terminal brain disease of the elderly marked by an irreversible decline in mental abilities, including memory and comprehension, and often accompanied by changes in behavior and personality. It currently afflicts an estimated four million people in the United States and at least fifteen million people worldwide. As the baby-boomer generation continues to age, these figures are expected to rise sharply.

Acquisition of a Majority Interest in Serex, Inc.

     On March 2, 2000, we closed our acquisition of a controlling interest in Serex, Inc., a privately held diagnostic company based in Maywood, New Jersey. We have subsequently acquired more shares of the common stock of Serex, Inc. from other shareholders and now own approximately 97% of its common stock.

     Serex's NicAlert(TM) strip can reliably detect one of the metabolic products of nicotine in human urine and saliva, enabling it to determine whether a person, such as a teenager or insurance applicant, is using a tobacco product. NicAlert(TM) is currently being distributed in Japan by Mizuho Medy Co. Ltd. of Japan and outside of Japan by Nymox and Jant Pharmacal Corporation.

     Serex developed and patented its particle valence technology, a unique, highly sensitive, new method to detect very small amounts of biochemical indicators in body fluids such as blood, urine and saliva. This technology can be adapted to detect a wide range of biochemical indicators for diseases, conditions and drug use.

     Serex also assisted in the development of our AlzheimAlert(TM) test.

     Audited financial statements from Serex for the fiscal years ended December 31, 1999 and 1998 are provided below under "Financial Information."

Diagnostic Products for Alzheimer's Disease

     Alzheimer's disease is the most common cause of dementia in persons 65 years of age and older and is the fourth leading cause of death among the elderly. Despite the need for an accurate clinical test, the definitive diagnosis of the disease is possible only after the death of the patient by expert, pathologic examination of brain tissue.

     The Surgeon General's Report on Mental Health, released on December 13, 1999, identified the importance and the need for the early detection and diagnosis of Alzheimer's disease. The report described the current approach to Alzheimer's disease diagnosis, clinical examination and the exclusion of other common causes of its symptoms, as time and labor intensive, costly and largely dependent on the expertise of the examiner. As a result, the illness is currently underrecognized, especially in primary care settings, where most older patients seek care. The report joined other experts writing in the field in recognizing the need for a better, more reliable method for diagnosing the disease in living patients and in particular, the need of a simple, accurate and convenient test that could detect a biochemical change early in patients with Alzheimer's disease. We believe our AlzheimAlert(TM) provides such a test.

AlzheimAlert(TM); An Aid to the Diagnosis of Alzheimer's Disease

     We market a proprietary diagnostic test for Alzheimer's disease, known as the AlzheimAlert(TM) Test, through our government-inspected clinical reference laboratory in Maywood, New Jersey. AlzheimAlert(TM) is an improved version of our AD7C(TM) test, which has been on the market since 1997. It is a urine test, where the patient provides a first-morning urine sample for testing. The patient's doctor then forwards the sample to our laboratory where our technical staff performs the test. We then report the results to the doctor.

     AlzheimAlert(TM) is the latest generation of our NTP testing technology. It measures the level of a brain protein called neural thread protein (NTP) which is elevated early in Alzheimer's disease as reported both in the scientific literature and at scientific conferences. Researchers at the Massachusetts General Hospital and Brown University led by Doctors Suzanne de la Monte and Jack Wands first found large amounts of the protein in the brain tissue of patients known to have died with Alzheimer's disease. Subsequent research led to the characterization of NTP and the gene that produces it. Nymox succeeded in developing a highly sensitive test to detect the presence of NTP in the spinal fluid and, most recently, in the urine of patients with Alzheimer's disease. A recent study (J. Neuropathol Exp Neurol (2001; 60: 195-207)) has provided further evidence that increased production of NTP leads to a marked increase in nerve cell death and shown that the cells subjected to NTP died in a programmed fashion similar to the way the nerve cells in the brains of patients with Alzheimer's disease die. One of the characteristic signs of Alzheimer's disease is widespread brain cell loss.

     Nymox believes that its AlzheimAlert(TM) test can assist a physician faced with the task of diagnosing whether a patient has Alzheimer's disease. In company funded trials of its NTP testing technology to date, involving over 500 clinical samples, the test results were positive for over 80% of the patients with verified Alzheimer disease and negative in over 89% of subjects without the disease (known as a low false positive rate). The low rate of positive results for patients without the disease is important for doctors investigating patients with subtle or marginal symptoms of mental, emotional, cognitive, or behavioral changes. If the doctor can rule out Alzheimer's with more assurance, a great deal of patient and family anguish and anxiety will be avoided. A low test score will help the doctor to be more certain that Alzheimer's disease is not the cause of the patient's symptoms and to target the other, often reversible causes of the patient's symptoms, such as depression.

     Many studies published in scientific publications or presented at scientific conferences over the past decade have confirmed the accuracy of NTP as a biochemical marker for Alzheimer's disease. Recent publications in the peer-reviewed literature include, for example, the Journal of Clinical Investigation (1997; 100: 3093-3104); Journal of Contemporary Neurology (1998; art. 4a); Journal of Clinical Laboratory Analysis (1998; 12: 285-288) and (1998; 12: 223-226); Alzheimer's Reports (199; 2: 327-332), (2000; 3: 177-184) and
(2001; 4: 61-65); Neurology (2000; 54: 1498-1504) and (2000; 55: 1068); and
Journal of Alzheimer's Disease (2001; 3: 345-353).

     There can be no assurance that further studies will repeat the same level of success experienced to date.

     The early diagnosis of Alzheimer's disease is important to physicians, patients and their families and enables them to make informed and early social, legal and medical decisions about treatment and care. Early diagnosis of Alzheimer's disease has become increasingly important with new improvements in drug treatment and care. Even a modest delay in institutionalization can mean substantial social and financial savings. Conversely, any testing procedure that could rule out Alzheimer's disease would eliminate the tremendous uncertainty and anxiety patients and their families otherwise face and would allow physicians to focus on the other, often reversible, causes of cognitive changes.

     Early diagnosis as facilitated by the AlzheimAlert(TM) test represents a potentially large cost-savings in the form of a reduced number of office visits, lab tests, scans and other procedures required by the traditional methods of diagnosis.

     The AlzheimAlert(TM) test is an aid to diagnosis, to be considered together with patient history, physical examination and other relevant medical data. The test does not replace a physician's diagnosis.

     We intend to develop and sell a diagnostic kit version of the AlzheimAlert(TM) test. Such a kit would permit the testing of patient samples either in a general purpose medical laboratory or in a physician's office. The development of such a kit will be subject to further laboratory and clinical validation and to any necessary regulatory approvals. AlzheimAlert(TM) offers a more technically advanced means to detect elevated levels of NTP in urine. It is a completely new assay in the competitive affinity format and has significant advantages of easy adaptability to systems and equipment present in all modern clinical laboratories.

     We expect that, if approved, a diagnostic kit version of AlzheimAlert(TM) kit will increase the availability and acceptance of our test while lowering its cost to the patient or health care payer.

Other Biochemical Indicators of Alzheimer's Disease

     We hold exclusive patent rights to several other biochemical indicators for Alzheimer's disease, including the brain protein, 35i9, which we believe is also associated with Alzheimer's disease. We intend to use our extensive scientific, medical and commercial experience and know-how in the field of Alzheimer's disease in order to develop new diagnostic tests, methods and treatments for the disease from these and other indicators.

Development of Therapeutic Products for Alzheimer's Disease

     At present, there is no cure for Alzheimer's disease. There are four drugs approved by the FDA, tacrine (brand-name Cognex(R)), donepezil HCI (brand-name Aricept(R)), rivastigmine (brand-name Exelon(R)) and galantamine hydrobromide (brand name Reminyl(R)) for the treatment of Alzheimer's disease. However, at most these drugs offer symptomatic relief for the loss of mental function associated with the disease and possibly help to delay the illness- progression. There is no consensus as to the cause of Alzheimer's disease or even whether it is one disease or many.

     There is an urgent need for an effective treatment for the illness, caused in part by the rising health care, institutional and social costs for the treatment and care of Alzheimer's disease sufferers. The Surgeon General's Report on Mental Health released on December 13, 1999, put the direct health care costs for the illness in the United States at almost $18 billion for 1996. In a 1998 statement to the House Appropriations Subcommittee, the Director of the National Institute on Aging, Dr. Richard J. Hodes, estimated that the cost of care to family, caregivers and society in general was as much as $100 billion per year.

     These costs are expected to rise sharply as the baby boom generation ages and more people become at risk for the disease. According to Dr. Hodes, the number of Americans aged 65 or over, now some 34 million, is expected to more than double by year 2030. Within this group, the population of persons over the age of 85 is the fastest growing segment. As people live longer, they become more at risk of developing Alzheimer's disease.

     Nymox's research into drug treatments for Alzheimer's disease is aimed at compounds that could arrest the progression of the disease and therefore are targeted for long term use.

Drugs Targeting Spherons

     We are a leader in research and development into drugs for the treatment of Alzheimer's disease that target spherons. Nymox researchers believe that spherons are a cause of senile plaques, the characteristic lesion found abundantly in the brains of patients with Alzheimer's disease and believed by many researchers to play a pivotal role in the fatal illness. Spherons are tiny balls of densely packed protein found in brain cells scattered throughout the brains of all humans from age one. Nymox researchers have found that as humans age the spherons grow up to a hundred times larger until they become too large for the cells that hold them. Once released from the cells, the spherons burst which the researchers believe creates senile plaques and sets off a cascade of cellular damage and biochemical changes pivotal to the symptoms and signs of Alzheimer's disease.

     The substantial evidence linking spherons to senile plaques and Alzheimer's disease has been published in journals such as the Journal of Alzheimer's Disease, Drug News & Perspectives and Alzheimer Reports. There are 20 important criteria of validity which have been set forth correlating the disappearance of spherons in old age with the appearance of senile plaques and implicating spherons as a major causal factor in Alzheimer's disease. In 2000, Nymox researchers published important findings in Alzheimer Reports (2000; 3: 177-184) confirming that spherons contain key proteins that are also known to be in senile plaques and showing that, like senile plaques, spherons contain unusually old proteins in terms of the human body's metabolism, with an average age of 20 to 40 years.

     Nymox researchers believe that stopping or inhibiting the transformation of spherons into senile plaques will help stop or slow the progress of this illness. You should be aware that there is no consensus among researchers about the causes or possible treatments of Alzheimer's disease and that not all researchers share this belief that spherons are a causative factor in Alzheimer's disease or are a target for the development of treatments for the disease.

     Based on these research findings and this approach to the treatment of the disease, we developed novel, proprietary drug screening methods based on spherons and used them to discover, develop and test drug candidates to inhibit the formation of Alzheimer plaques from spherons. These candidates have the potential to slow or stop the progression of the disease.

     We have two distinct new drug candidates, NXD-3109 and NXD-1191, neither of which demonstrate significant toxicity and both of which had positive animal testing results. These candidates are at the stage of pre-clinical testing.

     Such drug candidates will require regulatory approval in order to begin clinical studies for humans. You should be aware there is no guarantee that any of these drug candidates will ever be approved for marketing as a treatment for Alzheimer's disease. Drug candidates that look promising in early studies in the laboratory or with animals often prove on further testing to be unsafe, ineffective or impractical to use with human patients. The cost of bringing a drug candidate through the necessary clinical trial and regulatory approvals is very high and may require us to seek substantial financing through various sources including the issuing of more stock, the borrowing of funds secured by financial instruments such as bonds or agreements with major pharmaceutical companies. We risk not being able to secure such funding in the necessary amounts or on sufficiently favorable terms.

     Nymox holds global patent rights covering both methods for using spherons as targets for developing drugs and for the actual drug candidates discovered.

Neural Thread protein Based Drugs

     Nymox developed a unique drug screening system, based on the research that led to its AlzheimAlert(TM) test, to identify other potential drug candidates for the treatment of Alzheimer's disease. The published studies include Journal of the Neurological Sciences (1996; 138: 26-35), Journal of Neuropathology and Experimental Neurology (1996; 55: 1038-50), Journal of Clinical Investigation (1997; 100: 3093-3104), Alzheimer's Reports (1999; 2: 327-332), Journal of
Alzheimer's Disease (2001; 3: 345-353) and Cellular and Molecular Life Sciences (2001; 58: 844-849). A recent study published in the Journal of Neuropathology and Experimental Neurology (2001; 60: 195-207) reported on how a team of researches at Brown University led Dr. Suzanne de la Monte and Dr. Jack Wands implanted the gene that produces NTP in nerve cells derived from humans. They then caused the cells to turn on the implanted NTP gene and to begin to produce NTP in elevated quantities. This caused a marked increase in nerve cell death. Sophisticated analysis showed that the cells died in a programmed fashion similar to the way the nerve cells in brains of patients with Alzheimer's disease die. Extensive loss of brain cells and accompanying brain shrinkage is a key part of the Alzheimer's disease process.

     Nymox screened compounds for their ability to impede this process of premature call death and thus potentially help slow or halt the loss of brain cells in the Alzheimer's disease brain. This screening process identified promising drug candidates but further pre-clinical studies are necessary before these candidates can move into formal regulatory studies.

     Nymox licensed this technology in 1997 from Harvard University and the Massachusetts General Hospital as part of a sponsored research and licensing agreement. Under the terms of this agreement, Nymox sponsored the research of the principal investigators, Dr. Suzanne de la Monte and Dr. Jack Wands, into the use of neural thread protein, its antibodies or genes for diagnostic or therapeutic purposes. Nymox also paid the patent costs for the patent applications filed arising out of this research. In return, Nymox received an exclusive worldwide license of the patents to sell products and to use processes encompassed by them. Nymox is to pay the Massachusetts General Hospital a 4% royalty of the net sales price of any product developed and sold under the license. Nymox currently pays this royalty on its sales of AlzheimAlert(TM). The license and the obligation to pay patent costs and royalties continues for the life of the patents which run until November, 2014 at the earliest. The Massachusetts General Hospital has the right to terminate the license in any country where, after the first commercial sale of the product in the country, there is a continuous two year period in which no product is sold in such country. There are four issued U.S. patents and one outstanding U.S. patent application under license and a correspondingly larger number of patents and patent applications in Europe, Japan, Canada, Australia, New Zealand and South Korea. The sponsored research portion of this agreement was transferred to Brown University and the Rhode Island Hospital as of March, 1999, when Dr. de la Monte and Dr. Wands moved to Brown University.

     Nymox also has a similar sponsored research and licensing agreement with Brown University and the Rhode Island Hospital where Dr. de la Monte and Dr. Wands now carry out their research into neural thread protein. Under the terms of this agreement which became effective March 1, 1999, Nymox sponsors the research of the principal investigators, Dr. Suzanne de la Monte and Dr. Jack Wands, into the use of neural thread protein, its antibodies or genes for diagnostic or therapeutic purposes. Nymox also pays the patent costs for any patent applications filed arising out of this research. In return, Nymox will receive an exclusive worldwide license of the patents to sell products and to use processes encompassed by them. The Rhode Island Hospital has the right to terminate the license in any country where, after the first commercial sale of the product in the country, there is a continuing two year period in which no product is sold in such country. Nymox is to pay the Rhode Island Hospital a 4% royalty of the net sales price of any product developed and sold under the license.

New Antibacterial Agents Against Infections and Food Contamination

     We are developing new antibacterial agents for the treatment of urinary tract and other bacterial infections in humans which have proved highly resistant to conventional antibiotic treatments and for the treatment of E. coli 0157:H7 bacterial contamination in hamburger meat and other food and drink products.

     Nymox has developed four new antibacterial agents:

     o NXB-4221 for the treatment of difficult chronic and persistent urinary tract infections;

     o    NXB-5886 for the treatment of streptococcal infection;

     o    NXT-1021 for the treatment of staphylococcal infection; and

     o NXC-4720 for the treatment of E. coli contamination of meat and other food and drink products.

     In the last ten years there has been a growing recognition of the increasing problem of antibiotic-resistant infections and the need for truly novel antibacterial drugs. See, for example, the European Commission report dated May 28, 1999, "Opinion of the Scientific Steering Committee on Antimicrobial Resistance" and the report from the Interagency Task Force on Antimicrobial Resistance, co-chaired by the Centers for Disease Control and Prevention, the U.S. Food and Drug Administration and the National Institutes of Health, entitled A Public Health Action Plan to Combat Antimicrobial Resistance released on January 19, 2001.

     Urinary tract infections in women caused by bacteria such as E. coli are a common and significant infection often resistant to conventional antibiotic treatment. Some varieties of streptococcus and staphylococcus bacteria, a common source of infection in humans, have acquired a broad immunity to antibiotic treatments. Infections from these antibiotic resistant bacteria are difficult to treat and can be life threatening.

     Nymox's three antibacterial agents for the treatment of infectious disease have all shown the ability to kill their bacterial targets in culture with no signs of toxicity. Further pre-clinical testing and development is required before we can apply for regulatory approval to begin initial testing in humans.

     E. coli contamination of food and drink is a serious public health problem worldwide and a major concern for meat processors in particular. E. coli bacteria occur normally and usually harmlessly in the gastrointestinal tracts of humans, cows and other animals. However, one mutant variety of the E. coli bacteria,

E. coli 0157:H7, can cause life-threatening illness and has been implicated in cases of severe diarrhea, intestinal bleeding and kidney failure, leading, in some cases, to death in children and the elderly. E. coli contamination in hamburger meat and other food products and in drinking water affects about 70,000 people in the United States a year.

     There is a well-recognized need in the beef industry to address the problem of E. coli contamination in meat processing and in livestock. E. coli contamination has triggered massive recalls of ground beef in the U.S. Cattle are a natural reservoir for the deadly strain of E. coli. Water contamination from cattle operations have led to public health tragedies.

     Nymox developed a potent new antibacterial agent, NXC-4720. Tests of NXC-4720 show it to be highly effective against all known substrains of E. coli 0157:H7, the bacteria implicated in these severe cases of food and drink contamination. Tests of NXC-4720 show that it destroys E. coli 0157 strains, including H7, efficiently, rapidly and at a very low dose. In 1999, we began further laboratory trials for this agent as a treatment for food and drink contamination and are continuing trials with various collaborators, including the Faculty of Veterinary Medicine at the University of Montreal, the Department of Food Science at the University of Manitoba and BioPhage Inc. Further pre-clinical testing and development is required before we can apply for regulatory approval for use of this agent on the processing of food and drink for human consumption.

The NicAlert(TM) Test for Tobacco Product Use

     We also market NicAlert(TM), an inexpensive, simple-to-use test strip that uses urine or saliva to determine whether a person is using tobacco products. NicAlert(TM) detects levels of cotinine, a byproduct of the body's breakdown of nicotine and generally regarded as the best indicator of tobacco exposure for smokers and nonsmokers.

     Smoking and other tobacco product use is a serious public health problem. Smoking kills. According to the Centers for Disease Control and Prevention, cigarette smoking is responsible for more than 430,000 deaths per year in the United States alone. Smoking can cause cancer of the lung, mouth, bladder, larynx and esophagus among others, heart disease and stroke and chronic lung disease. Every year, exposure to second-hand smoke (environmental tobacco smoke or ETS) causes an estimated 3,000 nonsmoking Americans to die of lung cancer and up to 300,000 American infants and small children to suffer from lower respiratory tract infections.

     NicAlert(TM) employs Serix, Inc.'s patented technology and is manufactured by Serex, Inc. with Mizuho USA which provides final assembly and packaging services. NicAlert(TM) is currently being used in research programs into tobacco use and exposure and is being marketed in the United States and Japan as a test to determine whether a person, such as a teenager, student athlete or insurance applicant, is using a tobacco product.

Property, Plants And Equipment

     Nymox and Serex laboratory facilities in Maywood, New Jersey comprise 4,687 square feet of leased space. That lease agreement expires February 28, 2005. Nymox office and research facilities in St. Laurent, Quebec, Canada comprise 6,923 square feet of leased space. The lease agreement expires on August 31, 2003. Nymox Pharmaceutical Corp. and its two US subsidiaries Nymox Corp. and Serex, Inc. own a full complement of equipment used in all aspects of their research and development work and the Nymox reference laboratory. Nymox believes that its facilities are adequate for its current needs and that additional space, if required, would be available on commercially reasonable terms.

Governmental Regulation

     Our AlzheimAlert(TM) test which we provide as a service through our clinical reference laboratory in Maywood, New Jersey is subject to extensive government regulation in the United States. Our clinical reference laboratory and its performance of the AlzheimAlert(TM) must be certified by the Centers for Medicare & Medicaid Services (CMS) under the Clinical Laboratory Improvement Amendments (CLIA), which establishes quality standards for the laboratory tests being performed to ensure the accuracy, reliability and timeliness of patient test results. In addition, some individual states such as New York, Florida and New Jersey have their own requirements for the inspection and certification of reference laboratories which offer diagnostic services for patients within the state. Finally, the FDA has its own regulations governing in vitro diagnostic products, including analyte-specific reagents used in clinical reference laboratories. Any changes in our current certification status, CMS or state law requirements or in the FDA regulations could have an impact on our future ability to offer or market any reference laboratory services and/or on our ability to obtain reimbursement from the Medicare and Medicaid programs and providers.

     We intend to develop and sell a diagnostic kit version of the AlzheimAlert(TM) test. We will need to successfully complete clinical and laboratory validation studies and obtain FDA approval before we can market or sell such a diagnostic kit version outside of the clinical reference laboratory setting in the United States. Such approval for this type of commercial development is necessary for all in vitro diagnostic kits.

     The regulatory process leading to such approval can be time-consuming and expensive and can result in an outright denial or a very limited approval only. Our product will be subject to subject to premarketing and postmarketing requirements applicable to such devices, including those governing:

     o    clinical testing;

     o    design control procedures;

     o prior FDA approval of a 510(k) application, where the FDA has determined that our diagnostic device is substantial equivalent to a marketed device, or a premarket approval application, where the FDA has been satisfied with clinical studies demonstrating the safety and efficacy of our device;

     o    postmarketing record and reporting obligations; and

     o    good manufacturing practices.

     The requirements for a premarket approval application are analogous to those for the approval of a new drug and include four categories of information: indications for use, device description and manufacturing methods, alternative practices and procedures for the diagnosis of the disease and clinical and nonclinical studies. The requirements for a 510(k) application are generally less onerous but still include indications for use, safety and effectiveness data as well as manufacturing and quality assurance data and information. There can be no assurance that the AlzheimAlert(TM) test or any other medical device that we may develop in the future will obtain the necessary approvals within a specified time framework, if ever. In addition, the FDA may impose certain postmarketing requirements that may significantly increase the regulatory costs associated with our product. The FDA has recourse to a wide range of administrative sanctions and civil and criminal penalties in order to enforce the applicable laws, rules and regulations.

     Our therapeutic products under development by Nymox would also have to receive regulatory approval. This is a costly, lengthy and risky process. In the United States, in order for a product to be marketed, it must go through four distinct development and evaluation stages:

     Product Evaluation

     We must conduct preliminary studies of potential drug candidates using various screening methods to evaluate them for further testing, development and marketing.

     Optimization of Product Formulation

     The activities in this stage of development involve consultations between us and investigators and scientific personnel. Preliminary selection of screening candidates to become product candidates for further development and further evaluation of drug efficacy is based on a panel of research based biochemical measurements. Extensive formulation work and in vitro testing are conducted for each of various selected screening candidates and/or product candidates.

     Clinical Screening and Evaluation

     During this phase of development, portions of which may overlap with product evaluation and optimization of product formulation, initial clinical screening of product candidates is undertaken and full scale clinical trials commence. The FDA must approve any clinical testing on healthy subjects (Phase
1) and on patients (Phase 2 and 3).

     Final Product Development

     The activities to be undertaken in final product development include performing final clinical evaluations, conducting large-scale experiments to confirm the reproducibility of clinical responses, making clinical lots for any additional extensive clinical testing that may be required, performing any further safety studies required by the FDA, carrying out process development work to allow pilot scale production of the product, completing production demonstration runs for each potential product, filing new drug applications, product license applications, investigational device exemptions (and any necessary supplements or amendments) and undergoing comprehensive regulatory approval programs and processes.

     We cannot assure you that we will successfully complete the development and commercialization of any therapeutic products.

     In the United States, obtaining the necessary FDA approval for any drug is a lengthy, expensive and often arduous process. We cannot predict with any certainty the amount of time the FDA will take to approve one of our drugs or even whether any such approval will be forthcoming. Similar requirements exist in many other countries.

     In the United States, the FDA approval procedure is a two-step process. We must file an investigational new drug application for each product with the FDA before beginning the initial (Phase I) clinical testing of the new drug in healthy subjects. If the FDA has not commented on or questioned the application within 30 days of its filing, initial clinical studies may begin. If, however, the FDA has comments or questions, the questions must be answered to the satisfaction of the FDA before initial clinical testing can begin. In some instances, this process could result in substantial delay and expense. Phase I studies are intended to demonstrate the functional characteristics and safety of a product.

     After Phase I testing, we must conduct extensive clinical trials with patients in order to establish the efficacy and safety of our drug. Once we complete the required clinical testing, we expect to have to file a new drug application for FDA approval in order to market most, if not all, of our new drugs. The application is complicated and detailed and must include the results of extensive clinical and other testing, the cost of which is substantial. The FDA conducts an extensive and often lengthy review of such applications. The agency is required to review applications within 180 days of their filing, but, during the review, frequently requests that additional information be submitted. This starts the 180-day regulatory review period anew when the requested additional information is submitted and, as a result, can significantly extend the review period. Until the FDA actually approves the new drug application, there can be no assurance that the agency will consider the information requested and submitted to justify approval. The packaging and labeling of products are also subject to FDA regulation. Accordingly, it is impossible to anticipate when the FDA will approve a new drug application.

     We must also obtain approval for our drugs or diagnostic devices from the comparable regulatory authority in other countries before we can begin marketing our product in that country. The approval procedure varies from country to country and can involve additional testing. The time required may differ from that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general each country has its own procedures and requirements, many of which are time-consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed.

     After such approvals are obtained, further delays may be encountered before the products become commercially available. If, subsequent to approval, new information becomes available concerning the safety or effectiveness of any approved product, the regulatory authority may require the labeling for the affected product to be revised or the product to be withdrawn. Our manufacturing of any approved drug must conform with the FDA's good manufacturing practice regulations which govern the production of pharmaceutical products and be subject to inspections and compliance orders.

     Government regulation also affects our ability to receive an appropriate level of reimbursement for our products. Throughout the developed world, both public and private health care plans are under considerable financial and political pressure to contain their costs. The two principal methods of restricting expenditures on drugs and diagnostic products and services are to deny coverage or, if coverage is granted, to limit reimbursement. For single-payer government health care systems, a decision to deny coverage or to severely restrict reimbursement for one of our products can have an adverse effect on our business and revenues.

     In the United States, where, to a significant degree, the patient population for our products is elderly, Medicare and Medicaid are sources of reimbursement. In general, any restriction on reimbursement, coverage or eligibility under either program could adversely affect reimbursement to Nymox for products and services provided to beneficiaries of the Medicare and/or Medicaid programs. Many elderly people are covered by a variety of private health care organizations either operating private health care plans or Medicare or Medicaid programs subject to government regulation. These organizations are also under considerable financial constraints and we may not be able to secure coverage or adequate reimbursement from these organizations. Without coverage, we will have to look to the patients themselves who may be unwilling or unable to pay for the product; in turn, doctors may be reluctant to order or prescribe our products in the absence of coverage of the product for the patient.

     In response to rising health care costs, the U.S. Congress implemented sweeping changes to the U.S. Medicare and Medicaid systems in the Balanced Budget Act of 1997 and is currently considering a number of other proposals that could significantly impact on the level of funding for Medicare and Medicaid programs. Under the new Part C: Medicare + Choice programs, beneficiaries can now opt for a variety of health delivery models, including coordinated care plans, HMOs, preferred provider organizations and provider sponsored organizations, private fee-for-service plans and medical savings account plans. In addition, states now have the option to require Medicaid recipients to enroll with managed health care plans without first obtaining a waiver, making it substantially easier for the states to meet their Medicaid obligations through private managed care organizations. All these health care delivery systems, including the original Medicare and Medicaid systems, are subject to funding formulas and spending caps and may compensate for these restrictions by limiting coverage, eligibility and/or payments. The long-term impact of these legislative changes in terms of their efficiency, effectiveness and financial viability in delivering health care services to an aging population is uncertain at present. Any legislative or regulatory actions to reduce or contain federal spending under either the

Medicare or Medicaid programs could adversely affect our ability to participate in either program as a provider or supplier of services or products and the amount of reimbursement under these programs potentially available to us.

     Our AlzheimAlert(TM) test, and any of the new diagnostic and therapeutic products and services that we may develop, will be subject to coverage determinations by health care providers and payers. Federal and state regulations and law and internal coverage policies of health care organizations affect our ability to obtain payments for our products and services. The Medicare program will not pay for any expenses incurred for items or services that are not reasonable and necessary for the diagnosis or treatment of illness or injury or to improve the functioning of a malformed body member. Historically, CMS interpreted this provision in order to exclude from Medicare coverage those medical and health care services that are not demonstrated to be safe and effective by acceptable clinical evidence. CMS recently revised both its national coverage policies and procedures in general and specifically its coverage of diagnostic laboratory tests and constituted a Medicare Coverage Advisory Committee to provide advice on the effectiveness and appropriateness of medical items and services that are eligible for coverage under Medicare. It is unknown how these changes will affect our ability to obtain Medicare coverage for its products and services. However, an adverse national coverage decision with respect to one of our products or services will make it impossible to receive reimbursement from Medicare for that product and more difficult to convince private health care organizations to provide coverage for it. Even if we receive a favorable coverage decision for one of our products or services, there is no guarantee that the level of reimbursement for it will be close to our retail price for it or commensurate with the costs of developing and marketing it.

Patents And Proprietary Information

     We believe that patent and trade secret protection is important to our business, and that our success will depend, in part, on our ability to obtain strong patents, to maintain trade secret protection and to operate without infringing the proprietary rights of others.

     The commercial success of products incorporating our technologies may depend, in part, upon our ability to obtain strong patent protection. We cannot assure you that additional patents covering new products or improvements will be issued or that any new or existing patents will be of commercial benefit or be valid and enforceable if challenged.

     We pursue a policy of seeking patent protection for valuable patentable subject matter of our proprietary technology and require all employees, consultants and other persons who may have access to its proprietary technology to sign confidentiality agreements.

     Nymox has patents issued and allowed and patent applications pending in the United States and selected countries including Canada, most European countries, Australia and Japan. These patents and patent applications cover much of our current product development and technologies, including:

     o    new drug candidates for the treatment of Alzheimer's disease;

     o proprietary screening technologies for finding drugs for Alzheimer's disease. These screening technologies consist of biological systems and defined conditions used to determine if a drug candidate possesses a useful action that can predict its potential for use in humans or animals. For example, Nymox patented screening methods that show whether a potential drug can inhibit or arrest some of the pathological changes of Alzheimer's disease. As a second example, Nymox patented screening methods that show whether a potential drug can modify in a useful way the amounts of chemical markers of Alzheimer's disease in a subject.

     o unique proteins which are related to Alzheimer's disease and which may, after further research and clinical trials, prove useful in either diagnostic or therapeutic applications;

     o    promising diagnostic markers for Alzheimer's disease;

     o    new diagnostic assay methods;

     o methods of treating meat and other food products for E. coli contamination; and

     o    anti-infective agents.

     Nymox has nine issued U.S. patents and at least twelve U.S. patent applications pending and a corresponding larger number of patents and patent applications worldwide relating to the inventions and discoveries in those patents and patent applications. Nymox has issued patents in the main European markets, including Great Britain, Germany, France, Italy, The Netherlands, Sweden and Spain among others and in other countries such as Canada and Australia. The earliest expiry date for its patents is in March, 2007; the next is in February, 2009 and the rest range from 2010 through 2017.

     Nymox also has an exclusive license to a family of patents from the Massachusetts General Hospital covering rights to the NTP diagnostic and therapeutic products, including AlzheimAlert(TM). The license includes four issued U.S. patents and one U.S. patent application pending and a corresponding larger number of patents and patent applications worldwide. The earliest of these patents expires in the year 2014. Under this license, the Massachusetts General Hospital is entitled to royalties of 4% from worldwide sales of the AlzheimAlert(TM) test. Nymox also has a similar research and license agreement with Rhode Island Hospital, where the principal researchers, Dr. Suzanne de la Monte and Dr. Jack Wands, now conduct their research into NTP, the brain protein detected by our AlzheimAlert(TM) test, covering new developments and discoveries in this area not otherwise covered by the Massachusetts General Hospital agreement.

     Nymox's subsidiary, Serex, also actively pursues a policy of seeking patent protection for its patentable technologies and discoveries in the United States and in selected other countries including some European countries, Canada, Australia and Japan. Its patents issued and allowed and patent applications pending cover such areas of its technologies and discoveries as:

     o its particle valence technology which can detect very small amounts of biochemical indicators for diseases, conditions and drug use in body fluids such as blood, urine and saliva;

     o a test that can detect biochemical indicators of cholesterol in human saliva and therefore provide a method of determining and monitoring cholesterol levels; and

     o a unique biochemical indicator for the loss of bone matter, which is a sign of osteoporosis, a common human bone disorder.

     Serex has seven issued patents and three patent applications pending in the United States and a corresponding larger number of patents and patent applications worldwide relating to the inventions and discoveries in those patents and patent applications. The expiry dates for its patents range from 2012 to 2017.

     Many companies have patents covering various drugs, methods and discoveries in the fields of diagnostics and therapeutics for Alzheimer's disease and related conditions and of new anti-infective agents. We believe that the patents issued to date will not preclude Nymox from developing and marketing our products; however, it is impossible to predict the extent to which licenses from third parties will be necessary. If Nymox were to need licenses from third parties there can be no assurance that we could obtain such licenses on commercially reasonable terms, if at all.

     In the fields of diagnostic methods and diagnostic tests for common human diseases and conditions, where Serex has many of its patents, there are many patents issued covering many areas of diagnostic methods, tests and technologies. We believe that these patents issued to date to other companies will not preclude Serex from developing and marketing its products but you should be aware that it is often difficult to determine the nature, breadth and validity of competing patent claims in these fields, that there has been significant litigation in some of these areas (not involving Serex) and that, if and when Serex's products become more commercially successful, Serex's products or patents may become the subject matter of litigation. If Serex were to need licenses from third parties there can be no assurance that it could obtain such license on commercially reasonable terms, if at all.

     Neither Nymox nor Serex are currently involved in litigation over patent and other intellectual property rights but significant litigation over these matters in the pharmaceutical and biotechnology industry is not uncommon. The validity and extent of patent rights can be very difficult to determine and involve complex legal, factual and scientific questions. Important legal issues about patent protection in the field of biotechnology have not been resolved. Patent litigation is costly and time-consuming and can consume substantial resources. An adverse decision can preclude the marketing of a product, expose us to significant liabilities or require us to obtain third party licenses which may not be available at commercially reasonable prices.

     We also rely upon trade secrets, know-how, and continuing technological advancement to develop and maintain our competitive position. We control the disclosure and use of our know-how and confidential information through agreements with the parties involved. In addition, we have confidentiality agreements with our key employees, consultants, officers and directors. There can be no assurance, however, that all confidentiality agreements will be honored, that others will not independently develop equivalent technology, that disputes will not arise as to the ownership of intellectual property, or that disclosure of our trade secrets will not occur. Furthermore, there can be no assurance that others have not obtained or will not obtain patent protection that will exclude us from using our trade secrets and confidential information. To the extent that consultants or research collaborators use intellectual property owned by others in their work with us, disputes may also arise as to the rights to related or resulting know-how or inventions.

Competition

     Rapidly evolving technology and intense competition are the hallmarks of modern pharmaceutical and biotechnology industries. Our competitors include:

     o major pharmaceutical, diagnostic, chemical and biotechnology companies, many of which have financial, technical and marketing resources significantly greater than ours;

     o biotechnology companies, either alone or in collaborations with large, established pharmaceutical companies to support research, development and commercialization of products that may be competitive with ours; and

     o academic institutions, government agencies and other public and private research organizations which are conducting research into Alzheimer's disease and which increasingly are patenting, licensing and commercializing their products either on their own or through joint ventures.

     In the field of Alzheimer's disease diagnosis, our AlzheimAlert(TM) test faces growing competition which could detrimentally impact on our ability to successfully market and sell our diagnostic test. Our competitors include:

     o Athena Diagnostics, Inc. which is currently marketing three tests claimed to aid in the diagnosis of Alzheimer's disease: a genetic test for the rare cases of familial, early-onset Alzheimer's disease; a genetic test for a relatively common mutation of a gene said to increase the likelihood of a person with at least one of the genes contracting the disease; and a test for two proteins in the spinal fluid of patients.

     o Mitokor, Inc. which developed a blood test known as Mito-Load that looks for certain mutations in mitochondrial DNA said to be associated with Alzheimer's disease. Mitokor recently entered into a non-exclusive licensing agreement in Japan for the marketing and sale of its product there.

     o Synapse Technologies, Inc. which developed a blood test known as p97 Diagnostic that detects a protein said to be diagnostic of Alzheimer's disease. Synapse Technologies also licensed its technology for use in Japan.

     o NeuroLogic, Inc., which announced in September, 1999 that it acquired an exclusive world-wide license to a cellular test for Alzheimer's disease.

     o Axonyx Inc., which announced in July, 2000 findings that two enzymes to which it had acquired world-wide exclusive rights, butrylcholinesterase and acetylcholinesterase, were elevated in the cerebrospinal fluid of patients with Alzheimer's disease.

     There are also a number of other proposed biochemical signs of the disease that could potentially be developed into a commercial diagnostic test as well as various scanning and imaging technologies which might compete some day for a portion of the diagnostic market for Alzheimer's disease.

     We also face intense competition for the development of an effective treatment for Alzheimer's disease. The market conditions for an Alzheimer's disease drug strongly favor the entry of other corporations into the area. The current market for therapeutic drugs for Alzheimer's disease is an estimated $2 billion. This market is expected to grow rapidly as new drugs enter the market and as the baby boom generation becomes more at risk for developing Alzheimer's disease. As a result, most of the major pharmaceutical companies and many biotechnology companies have ongoing research and development programs for drugs and treatments for Alzheimer's disease. Many of these companies have much greater scientific, financial and marketing resources than we have and may succeed in developing and introducing effective treatments for Alzheimer's disease before we can. At present, three drugs for Alzheimer's disease are being widely marketed in the United States, Aricept(R) by Pfizer and Exelon(R) by Novartis and Reminyl(R) by Janssen. These three drugs only treat some of the symptoms of Alzheimer's disease by enhancing memory and other mental functions and not the underlying causes of the illness.

     A similar competitive reality prevails in the field of novel anti-infectives. Over the past ten years, there has been an increasing awareness of the medical need and of emerging market opportunities for new treatments for antibiotic resistant bacterial infections. Many of the major pharmaceutical companies are developing anti-infective drugs that either modify their existing drugs or involve new anti-bacterial properties. Many biotechnology companies are developing new classes of anti-bacterial drugs. At least three major pharmaceutical companies have vaccines against bacterial infections in development. To the extent that these companies are able to develop drugs or vaccines that offer treatment for some or all of the indications for our anti-infectives, the market for our products may be adversely affected.

     The problem of E. coli 0157:H7 contamination of hamburger meat and other food products is also well-known and a number of companies and researchers have been pursuing various potential solutions, including irradiation with x-rays, better detection of contamination, electronic pasteurization, vaccination and competitive exclusion of the pathogenic E. coli bacteria by harmless bacteria. The development of alternative solutions to the problem of E. coli infection may adversely affect the market for our treatment for E. coli 0157:H7 infection in cattle and contamination of food products.

Marketing

     We currently market our AlzheimAlert(TM) test as a clinical reference laboratory service primarily in the United States. We are also marketing the Serex NicAlert(TM) test, which can determine whether a person is using tobacco products, in the United States through our own marketing arm and through a distribution agreement with Jant Pharmacal Corporation and in Japan with Mizuho Medy Co. Ltd. of Japan. We have not started to commercially market or distribute any of our other products under development and most of them will require regulatory approval in each country before being marketed there.

     At present, we have a network of over 40 independent medical representatives and do most of our marketing ourselves. To increase our marketing, distribution and sales capabilities both in the United States and around the world, we will need to enter into licensing arrangements, contract sales agreements and co-marketing deals. We cannot assure you that we will be able to enter into agreements with other companies on terms acceptable to us, that any licensing arrangement will generate any revenue for the company or that the costs of engaging and retaining the services of a contract sales organization will not exceed the revenues generated.

     If successfully developed and approved, we plan to market and sell our therapeutic and diagnostic products directly or through co-promotion arrangements or other licensing arrangements with third parties. In cases where we have sole or shared marketing rights, we plan to build a small, focused sales force if and when such products approach marketing approval in some markets, including Europe. Implementation of this strategy will depend on many factors, including the market potential of any products we develop as well as on our financial resources. To the extent we will enter into co-promotion or other licensing arrangements, any revenues received by us will be dependent on the efforts of third parties.

Legal Proceedings

     Amro International, S.A., a Panamanian company, served Nymox with a Statement of Claim filed with the Ontario Superior Court of Justice (Court File No. 00-CV-201587), claiming to be entitled to the issuance of 388,797 shares in accordance with repricing provisions contained in the March 2000 agreement between Amro and Nymox and to damages of $4 million for lost opportunity to sell these shares. Nymox believes that Amro's interpretation of the repricing provisions in the March 2000 agreement is incorrect and that Amro's damage claims are without merit. Nymox has filed a Statement of Defense and intends to defend the action vigorously and to consider its other options with respect to this matter.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Overview

     We are a development stage biopharmaceutical company that specializes in the research and development of therapeutics and diagnostics for the aging population with an emphasis on Alzheimer's disease.

     We have begun to market the AlzheimAlert(TM) test, which we provide in our clinical reference laboratory, that is an aid to the diagnosis of Alzheimer's disease.

     We also have under development therapeutic agents for the treatment of Alzheimer's disease and of certain antibiotic-resistant infections as well as antibacterial agents for E. coli contamination of food and drink products.

     We also recently acquired a majority interest in Serex, Inc., a New Jersey company specializing in diagnostic products.

     AlzheimAlert(TM) is an improved version of our AD7C(TM) test, from which we began generating revenue from sales in 1997.

     We have incurred operating losses throughout our history. Management believes that such operating losses will continue for the next few years. The costs relating to clinical trials for our potential therapeutic products will increase expenditures and delay profitability, despite anticipated increases in sales revenue in the coming years.

     All figures are presented in U.S. dollars, unless otherwise stated.

Liquidity And Capital Resources

     We fund our operations and projects primarily by selling shares of Nymox's common stock. However, since 1997, a small portion of our funding came from sales. This source of funding became more significant in late 1998, following the launch of our urinary version of the AD7C(TM) test. Since its incorporation in May, 1995, Nymox raised the capital necessary to fund its on-going research and development work and its marketing and sales operations primarily through private placements of its shares.

     On December 1, 1997, the shares began trading on the Nasdaq Stock Market. Nymox's common shares also traded on the Montreal Exchange from December 18, 1995 to November 19,1999.

     Private placements completed by Nymox since December, 1995 are as follows:

     o December 1995, 1,578,635 common shares at a price of CAN$2.00 (US$1.38) per share for total proceeds of CAN$3,157,270
          (US$2,187,536);

     o April 1996, 877,300 common shares at a price of CAN$6.00 (US$4.15) per share for total proceeds of CAN$5,263,800 (US$3,647,059);

     o May 1997, 696,491 common shares at a price of CAN$6.50 (US$4.50) and warrants exercisable at a price of CAN$8.50 (US$5.88) per share for total proceeds of CAN$4,527,191 (US$3,136,694). In 1998, all 696,491
          of these warrants were exercised for additional proceeds to Nymox of CAN$5,920,174 (US$4,101,832);

     o May 1998, 231,630 common shares at a price of CAN$8.50 (US$5.88) for total proceeds of CAN$1,968,855 (US$1,364,134). A total of 110,000 warrants were issued as well, exercisable at a price of CAN$8.50 (US$5.88) per share (50,000) and CAN$10.00 (US$6.93) per share
          (60,000). These warrants have since expired;

     o December 1998, 135,000 common shares and January 1999, 55,000 common shares at CAN$8.50 (US$5.88) per share, for total proceeds of CAN$1,615,000 (US$1,118,963). A total of 95,000 warrants were issued as well, exercisable at the price of CAN$10.00 (US$6.93) per share. These warrants have since expired;

     o September 1999, 122,000 common shares at CAN$5.00 (US$3.46) per share, for total proceeds of CAN$610,000 (US$422,642).

     o March 2000, 821,637 common shares at an average price of $4.87 per share, for total proceeds of $4,000,000. A total of 93,334 warrants were issued as well, exercisable at a price of $9.375 per share (66,667) and $7.8125 per share (26,667). These warrants expire on March 6, 2004.

     o March, 2001, 200,000 common shares at $2.06 per share, for total proceeds of $412,000. A total of 100,000 warrants were issued as well, exercisable at a price of $2.06. These warrants expire on March 6, 2003.

     o August 3, 2001, 80,000 common shares at $2.50 per share for total proceeds of $200,000.

     o August 22, 2001, 140,000 common shares at $3.75 per share for total proceeds of $525,000.

     On March 14, 2000, we became entitled to draw down on the $12 million equity line of credit with Jaspas Investments Limited, a British Virgin Islands corporation, through a common stock purchase agreement dated November 1, 1999 for the future issuance and purchase of Nymox's common shares. We expect the stock purchase agreement with Jaspas to provide significant, long-term financing that will enable us to advance our research and product development for the next three years. We plan to seek additional capital within the limits on financing contained in the common stock purchase agreement in order to accelerate product development and marketing and obtaining necessary regulatory approvals.

     In general, the draw down facility created by the Jaspas agreement operates as follows: the investor, Jaspas, committed up to $12 million to purchase Nymox's common shares of Nymox over a thirty month period. Once a month, Nymox may request a draw of up to $750,000 of that money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw. At the end of a 22 day trading period following the draw down request, the amount of money that Jaspas will provide to Nymox and the number of shares Nymox will issue to Jaspas in return for that money is settled based on the formula in the stock purchase agreement. Jaspas receives a six (6%) percent discount to the market price for the 22 day period and Nymox receives the settled amount of the draw down less a 3% placement fee payable to its placement agents, Ladenburg Thalmann & Co. Inc. and Paul Revere Capital Corp.

     The facility is based on a "use-it-or-lose" principle. We are under no obligation to request a draw for any month. However if we do not request a draw for a given month, we may never to be able to draw those funds again. We may make up to a maximum of twenty-four (24) draws.

     In lieu of providing Jaspas with a minimum draw down commitment, we agreed to issue to Jaspas a stock purchase warrant to purchase up to 200,000 shares of our common stock with an exercise price of 110% of our share price on the closing date of November 12, 1999 or $4.53. Jaspas may purchase under the warrant up to 100,000 Nymox shares any time between November 30, 1999 and November 30, 2004. Jaspas may purchase the remaining 100,000 shares if and only if we do not draw down at least $7 million within 18 months of March 14, 2000.

         As of September 30, 2001, the following drawings have been made under this common stock purchase agreement, for total proceeds of $1,327,273:

     o August 16, 2000, 152,616 common shares at a volume weighted average price of $3.2924 per share;

     o October 12, 2000, 137,889 common shares at a volume weighted average price of $3.6261 per share; and

     o February 7, 2001, 161,696 common shares at a volume weighted average price of $2.0240 per share.

     o May 31, 2001, 56,108 common shares at a volume weighted average price of $1.9466 per share.

     Also, the Company has received a total proceeds of $632,121 from the exercise of 246,900 options since 1995 as follows:

     o    $355,536 for 158,900 shares at a per share price of $2.25.

     o    $258,858 for 83,000 shares at a per share price of $3.12.

     o    $16,000 for 5,000 shares at a per share price of $3.20.

     Pursuant to the share purchase agreement entered into to acquire a controlling interest of Serex, Inc., a total of 256,675 additional shares and 157,952 warrants were issued in exchange for the shares of Serex (see Note 5 "Business Acquisition" in the financial statements).

     In total, Nymox has raised over $24 million, since its incorporation in May 1995.

     We have no financial obligations of significance other than long-term lease commitments for our premises in the United States and Canada of $15,098 per month in 2001 and ongoing research funding payments to a U.S. medical facility totaling $172,000 for 2001. Total commitments beyond 2001 are summarized in note 7 to the consolidated financial statements.

Results Of Operations

Year Ended December 31, 2000 Compared To Year Ended December 31, 1999

Overview

     Since inception, the Company has focused its activities on developing certain pharmaceutical technologies and obtaining outside funding to support the continued development of its technologies. The Company has incurred losses since inception of operations. Future profitability will depend on the Company's ability to generate revenues from the sale of products and the licensing of technology sufficient to offset the expenditures required to further the Company's research and development program and ongoing operations. See Item 4 for a description of the projects in the Company pipeline.

     Effective January 1, 2000, the Company adopted the US dollar as its measurement currency. See note 2(a) to the consolidated financial statements. All amounts presented are in US dollars.

     During the year, the Company acquired a majority interest in Serex, Inc. for a consideration comprising common shares, warrants and options having a value of approximately $1.3 million. See note 5 to the consolidated financial statements.

Revenue

     Revenues from sales amounted to $157,688 for the year ended December 31, 2000, compared with $153,252 for the year ended December 31, 1999. Sales for fiscal 2000 include the revenues from sales of the NicAlert(TM) test of $99,148 and for the diagnostic test AlzheimAlert(TM) and its predecessor AD7C(TM) of $58,540. The price for AlzheimAlert(TM) was reduced in 2000, resulting in a drop in revenue but not in sales volume for this product. Interest revenue was $68,179 in 2000, compared to $36,951 in 1999, derived from interest earned on the Company's cash balances. The AlzheimAlert(TM) test is an improved version of this diagnostic product and we anticipate an increase in sales volume and revenue for this product in the coming years.

Expenses

     Research and development expenditures were $2,084,232 for the year ended December 31, 2000, compared with $1,137,122 for the year ended December 31, 1999, reflecting a net increase in expenditures in the development of the products in the Company's existing pipeline of $860,380, as well as development of the potential products acquired with the acquisition of Serex Inc. of $86,730. In 2000, research tax credits amounted to $10,457 compared to $4,181 in 1999.

     Management restructured its marketing activities resulting in a decrease in expenditures to $363,142 for the year ended December 31, 2000 compared to $942,205 for the year ended December 31, 1999.

     General and administrative expenses amounted to $1,335,500 for the year ended December 31, 2000, compared with $1,229,894 in the year ended December 31, 1999. The increase was principally due to the acquisition of Serex Inc. in 2000.

     Net losses for the period ended December 31, 2000 were $4,023,979, or $0.19 per share, compared to $3,314,296, or $0.17 per share, for the same period in 1999. The weighted average number of common shares outstanding for the period ending December 31, 2000 were 20,890,735 compared to 19,886,430 for the same period in 1999.

Liquidity And Capital Resources

     As of December 31, 2000, cash totaled $565,711. In November 1999, the Corporation signed a common stock purchase agreement whereby the investor is committed to purchase up to $12 million of the Corporation's common shares over a thirty-month period commencing March 2000, when our F-1 registration statement was declared effective. In 2000, two drawings were made under this Share Purchase Agreement, for total proceeds of $1,000,000. Specifically, on August 16, 2000, 152,616 common shares were issued at a volume weighted average price of US$3.2924 per share and on October 12, 2000, 137,889 common shares were issued at a volume weighted average price of US$3.6261 per share. The Company intends to access financing under this agreement when appropriate to fund its research and development, marketing, sales and operating expenditures. Draw-down periods are set at the discretion of the Company and draw-downs are requested only when required and not according to any predetermined schedule. The Company believes that the cash available under this agreement, along with the revenues generated by sales, are sufficient to finance its operations through February 2003 when the stock purchase agreement expires. Sales revenue and investments from other sources are expected to meet our longer-term cash requirements. Total annual expenditures are currently running at approximately $3 million, including all research and development, commercialization and operating costs. Clinical trials will substantially increase cash requirements. The Company believes that financing will be available when the Company decides to proceed with clinical trials.

     The Company invested $381,565 in additional capital assets in the year ended December 31, 2000, consisting mostly of patent costs, compared to $164,783 in the same period in 1999.

Year Ended December 31, 1999 Compared To Year Ended December 31, 1998

Revenue

     Revenues on sales for the AD7C(TM) test amounted to $153,252 for the year ended December 31, 1999, compared with $104,804 for the year ended December 31, 1998, reflecting an increase in sales volume for this test. All of the sales revenue was derived from our AD7C(TM) urine test service offered in our clinical reference laboratory. Interest revenue was $36,951 in 1999 compared to $168,761 in 1998, derived from interest earned on the cash and short-term investments received from the private placements referred to previously.

Expenses

     Research and development activities were reorganized resulting in a decrease in expenditures to $1,137,122 for the year ended December 31, 1999, compared with $2,091,745 for the year ended December 31, 1998. In 1999, research tax credits amounted to $4,181 compared to $4,003 in 1997.

     Management restructured its marketing activities resulting in a decrease in expenditures to $942,205 for the year ended December 31, 1999 compared to $2,245,023 for the year ended December 31, 1998.

     General and administrative expenses amounted to $1,229,894 for the year ended December 31, 1999, compared with $550,269 in the year ended December 31, 1998. This rise is attributable to net increases in professional fees of $195,242, shareholder relations of $256,063, and in administrative personnel of $101,943.

     Net losses for the period ended December 31, 1999 were $3,314,296, or $0.17 per share, compared to $4,783,213, or $0.25 per share, for the same period in 1998.

Year Ended December 31, 1998 Compared To Year Ended December 31, 1997

Revenue

     Revenues on sales of our diagnostic product, AD7C(TM) test, amounted to $104,804 for the year ended December 31, 1998, compared with $17,033 for the year ended December 31, 1997. Sales volume increased for the AD7C(TM) test during the year with more than half of these revenues were generated in the last two months of 1998 when we launched the urinary version of our AD7C(TM) urine test service through our reference laboratory service. Interest revenue increased to $168,761 in 1998 compared to $53,022 in 1997, derived from interest earned on the cash and short-term investments received from the private placements referred to previously.

Expenses

     Research and development expenditures amounted to $2,091,745 for the year ended December 31, 1998, compared with $1,775,340 for the year ended December 31, 1997. The increase is principally attributable to increased expenditures on reagents and clinical studies related to R&D in therapeutics and anti-infectives at the U.S. laboratory during the year. In 1998, research tax credits amounted to $4,003 compared to $103,928 in 1997. The reduction in tax credits is attributable to the transfer of research and development to the United States.

     Marketing expenses amounted to $2,245,023 for the year ended December 31, 1998 compared to $1,334,202 for the year ended December 31, 1997. A major marketing effort in 1998 accounted for the increased expenditures; the effort focused specifically on mass mailings, publicity and presentations at conferences.

     General and administrative expenses amounted to $620,939 for the year ended December 31, 1998, compared with $408,456 in the year ended December 31, 1997. The increase is attributable to net increases in professional fees of $193,736 and increased costs related to shareholder relations of $73,147. Increases in both areas result from first time contracts in 1998 with shareholder relations and public relations firms.

     Net losses for the period ended December 31, 1998 were $4,783,213, or $0.25 per share, compared to $3,463,905, or $0.19 per share, for the same period in 1997.

Quarterly Financial Data

     For the most recent unaudited quarterly financial data regarding Nymox, please see Appendix A to this Prospectus.

Inflation

     We do not believe that inflation has had a significant impact on the results of our operations.

              Acquisition Of A Controlling Interest In Serex, Inc.

     On January 8, 2000, we entered into an agreement to acquire a controlling interest in Serex, Inc. under a share purchase agreement with Dr. Judith Fitzpatrick, the Chief Executive Officer and majority shareholder of Serex. On March 2, 2000, we closed this acquisition. We have subsequently acquired more shares of the common stock of Serex, Inc. from other shareholders and now own approximately 98% of its common stock.

     Under the share purchase agreement with Dr. Fitzpatrick, we purchased 1,008,250 shares of Serex or 72.3% of the common stock of Serex from her in exchange for 187,951 shares of Nymox and warrants to purchase 115,662 shares of Nymox at a price of $3.70. The acquisition price was based on the closing market price for Nymox shares as of Nov. 16, 1999, which was $3.3438.

     The Nymox shares we issued to Dr. Fitzpatrick now may be sold or transferred in accordance with an exemption under United States securities laws, rules and regulations and are no longer restricted under the stock purchase agreement.

     Dr. Fitzpatrick has also agreed that she may only exercise her warrants to purchase 115,662 Nymox shares according to the following timetable:

     o    30,000 warrants, to be exercisable on or after January 8, 2001;

     o    30,000 warrants, to be exercisable on or after January 8, 2002;

     o    30,000 warrants, to be exercisable on or after January 8, 2003; and

     o    25,662 warrants, to be exercisable on or after January 8, 2004.

The warrants have a five-year term beginning on January 8, 2000.

     Serex has issued convertible preferred shares, 10,137 to Bristol-Meyers Squibb Company, a major pharmaceutical company, and 10,137 to Hologic Inc., a diagnostic company, under a series of licensing and development agreements. The holders of these preferred shares have the right to convert their preferred shares to common shares according to a formula set out in Serex's amended articles of incorporation. At present, one preferred share would convert to ten common shares. If converted to common stock, the preferred shares would represent 14.5% of the outstanding common stock of Serex.

     The preferred shareholders have a right to vote with the holders of the common stock of Serex as if they had converted their preferred shares to common stock.

     The preferred shareholders also have a right to redeem up to 50% of their shares in certain circumstances after March 31, 2000 for a payment of $39.46 per preferred share redeemed. Thus, if the full 50% of preferred shares were redeemed, the redemption price would be $400,000.

     The preferred shares also have preferential rights ahead of the common shares, to any dividends and to the assets of the corporation on liquidation, dissolution or winding up of the affairs of Serex. On merger or consolidation of Serex, the preferred shareholders may, in certain circumstances, elect to treat the merger or consolidation as a liquidation and to receive the redemption price for their shares; otherwise the preferred shares would be converted into common shares based on the conversion formula and treated like the other common shares.

About Serex

     Serex is a privately held diagnostic company that was founded in 1983 and is based in Maywood, New Jersey.

     Serex assisted in the development of Nymox's AlzheimAlert(TM) test and the patenting of some of the technology relating to AlzheimAlert(TM).

     Serex also developed and patented its particle valence technology, a unique, highly sensitive, new method to detect very small amounts of biochemical indicators in body fluids such as blood, urine and saliva. Serex incorporated this technology in its LabTab(TM) assay, which enables the easy and rapid testing of samples by general-purpose medical laboratories or in doctors' offices.

     Serex licensed the Japanese rights to two of its principal patents to Mizuho Medy Co. Ltd. of Japan.

     Serex's diagnostic technology can be adapted to detect a wide range of biochemical indicators for diseases, conditions and drug use. Preliminary work at Serex has identified a wide range of potential applications for its patented technology from detecting an early indicator of pregnancy, to detecting a brain protein implicated in certain brain diseases, from detecting indicators for heart disease, determining blood sugar levels in a type of diabetes and to monitoring therapeutic drug levels.

     Serex developed NicAlert(TM), which can reliably detect one of the metabolic products of nicotine in human urine and saliva, enabling it to determine whether a person, such as a teenager or insurance applicant, is using a tobacco product. NicAlert(TM) is currently being distributed in Japan by Mizuho Medy Co. Ltd. of Japan and outside of Japan by Nymox and Jant Pharmacal Corporation.

     In November, 1999, Serex was granted a United States patent for an antibody and for the use of the antibody in its technology in order to detect one of the biochemical indicators for the loss of bone matter, which is a sign of osteoporosis, a common bone disease in humans. Osteoporosis results from the progressive loss of bone material and can cause disabling and potentially life-threatening bone fractures in particular of the spine and the hips. It is most common in the elderly and in post-menopausal women.

     Serex has under development a test that can potentially detect biochemical indicators of cholesterol in human saliva and therefore provide an inexpensive, convenient and reliable method of determining and monitoring cholesterol levels.

     Since 1996, Serex has collaborated with at least three major pharmaceutical companies and two diagnostic companies under licensing and development agreements concerning the development of some of these products. These agreements contain confidentiality provisions that prohibit the disclosure of their terms.


                                 USE OF PROCEEDS

     We will not realize any proceeds from the sale of the common shares by Jaspas; rather, Jaspas will receive those proceeds directly. However, we will receive cash infusions of capital if and when Jaspas purchases our common shares in accordance with the stock purchase agreement with Jaspas or with the stock purchase warrant. We intend to use the proceeds from the sale of common shares to Jaspas to fund our continuing research, our product development programs and necessary clinical trials, as well as for marketing, working capital and other general corporate purposes.

                       THE COMMON STOCK PURCHASE AGREEMENT

Summary

     Nymox and Jaspas Investments Limited, a British Virgin Islands corporation, signed a common stock purchase agreement dated November 1, 1999 for the future issuance and purchase of Nymox's common shares. The transaction closed on November 12, 1999.

     The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility.

     In general, the draw down facility operates like this: the investor, Jaspas, committed up to $12 million to purchase Nymox's common shares of Nymox over a thirty month period. Once a month, Nymox may request a draw of up to $750,000 of that money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw. At the end of a 22 day trading period following the draw down request, the amount of money that Jaspas will provide to Nymox and the number of shares Nymox will issue to Jaspas in return for that money is settled based on the formula in the stock purchase agreement. Jaspas receives a six (6%) percent discount to the market price for the 22 day period and Nymox receives the settled amount of the draw down less a 3% placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced Jaspas to Nymox. Ladenburg Thalmann is not obligated to purchase any Nymox shares.

     The facility is based on a "use-it-or-lose" principle. We are under no obligation to request a draw for any month. However if we do not request a draw for a given month, we may never to be able to draw those funds again. We may make up to a maximum of twenty-four (24) draws; however, the aggregate total of all draws cannot exceed $12 million.

     In lieu of providing Jaspas with a minimum draw down commitment, we agreed to issue to Jaspas a stock purchase warrant to purchase up to 200,000 shares of our common stock with an exercise price of 110% of our share price on the closing date of November 12, 1999 or $4.53. Jaspas may purchase under the warrant up to 100,000 Nymox shares any time between November 30, 1999 and November 30, 2004. Jaspas may purchase the remaining 100,000 shares if and only if we do not draw down at least $7 million within 18 months of March 14, 2000.

     The draw down procedure and the stock purchases. We may make up to twenty-four draw downs during the term of the stock purchase agreement.

     We may request a draw down by faxing a draw down notice to Jaspas, setting out the amount of the draw down we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares.

     The minimum draw down amount is $150,000. The maximum is $750,000 subject to the following limiting formulas:

     o    For draw downs up to $500,000

Maximum amount of draw down    =    20% of average stock price multiplied by
                                    average trading volume multiplied by 22

where

Average Stock Price            =    Average of the daily price of Nymox's shares
                                    for the 22 trading days prior to the draw down period

Average Trading Volume         =    Average daily trading volume for the 45
                                    trading days prior to the draw down period.

     o    For draw downs greater than $500,000 and up to $750,000

     If, during the 30 Trading Days prior to the draw down notice, the average daily trading volume is at least 60,000 shares and the average of the average daily price is at least $4.50 per share, then we may draw up to $750,000.

     The next 22 trading days immediately following the draw down notice are used to determine the actual amount of money Jaspas will provide and the number of shares Nymox will issue in return. The 23rd trading day is the draw down exercise date when the amount of the draw and the number of shares to be issued is calculated based on the following formula:

number of common shares        =    Sum over each of the 22 trading days of 1/22
                                    of the draw down amount divided by 94% of the daily price for Nymox shares on each trading day.

     If the daily price for any given trading day during the draw down period is below the threshold price set by Nymox in the draw down notice, then that day is not included in the calculation of the number of shares to be issued and the draw down amount that Jaspas is to pay to Nymox is correspondingly reduced by 1/22 for that day. Thus, if the daily price for that day is below the threshold price Nymox will not issue any shares and Jaspas will not purchase any shares for that day.

     The following is an example of the calculation of the draw down amount and the number of shares to be issued to Jaspas in connection with that draw down based on certain assumptions.

     Sample draw down amount calculation.

     o Nymox provides a draw down notice to Jaspas that it wishes to draw down $400,000.

     o The average of daily volume weighted average price of Nymox's common shares for 22 trading days prior to the draw down notice is $3.50.

     o The average daily trading volume for the 45 trading days prior to the draw down notice is 25,000 shares.

     o    The maximum dollar amount that can be drawn down is:

          20% of $3.50 multiplied by 25,000 multiplied by 22 or $385,000.

On these assumed facts, Nymox could draw $385,000 out of the $400,000 requested in the draw down notice.

Sample calculation of number of shares

     Assume that the maximum draw down amount for the draw down period is $385,000 and assume that the daily volume weighted average price for Nymox's shares is as set out in the table below. The number of shares to be issued based on any trading day during the draw down period is calculated from the formula:

          (1/22 of the draw down amount) divided by (94% of the daily price).

For the first trading day in the example in the table below, the calculation is as follows:

          (1/22 of $385,000) divided by (94% of $3.50 per share) or 5,319 shares.

The number of shares to be issued for the draw down period in the example is calculated as follows:

     o for each trading day in the 22 day period, the number of shares to be issued is based on the daily price of Nymox's shares for that day and calculated using the formula above; and

     o the number of shares to be issued for each of the 22 trading days is then totaled to arrive at the number of shares to be issued to Jaspas at the end of the draw down period for the purchase price of $385,000, the draw down amount.

                                                        Number of Shares to
                  Daily       1/22 of Draw Down         be issued based on
Trading Day    Stock Price    Amount of $385,000         that trading day
-----------    -----------    ------------------    ---------------------------
     1            $3.50            $ 17,500                    5,319
     2            $3.625           $ 17,500                    5,136
     3            $3.50            $ 17,500                    5,319
     4            $3.375           $ 17,500                    5,516
     5            $3.50            $ 17,500                    5,319
     6            $3.75            $ 17,500                    4,965
     7            $3.875           $ 17,500                    4,804
     8            $4.00            $ 17,500                    4,654
     9            $4.25            $ 17,500                    4,380
    10            $3.75            $ 17,500                    4,965
    11            $3.50            $ 17,500                    5,319
    12            $3.25            $ 17,500                    5,728
    13            $3.00            $ 17,500                    6,206
    14            $3.25            $ 17,500                    5,728
    15            $3.375           $ 17,500                    5,516
    16            $3.50            $ 17,500                    5,319
    17            $3.625           $ 17,500                    5,136
    18            $3.75            $ 17,500                    4,965
    19            $3.875           $ 17,500                    4,804
    20            $4.00            $ 17,500                    4,654
    21            $3.75            $ 17,500                    4,965
    22            $3.50            $ 17,500                    5,319

   TOTAL                           $385,000         114,037 shares to be issued
                                                    for the draw down period

     In this fictitious example, Nymox would issue 114,037 shares for this draw down period. It would receive $385,000 less the 3% fee to the placement agent or $373,450.

     The delivery of the requisite number of shares and payment of the draw is effected through an escrow agent. The escrow agent pays 97% of the draw to Nymox and 3% to Ladenburg Thalmann & Co. Inc., our placement agent, in satisfaction of placement agent fees.

     Only one draw down can occur during this 22 day draw down period and Nymox must wait a minimum of five trading days from the end of one draw down period before issuing the next draw down notice and beginning the process again.

Necessary Conditions Before Jaspas is Obliged to Purchase Nymox's Shares

     The following conditions must be satisfied before Jaspas is obligated to purchase the common shares that Nymox wishes to sell:

     o A registration statement for the shares Nymox will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Jaspas.

     o There can be no material adverse change in Nymox's business, operations, properties, prospects or financial condition not publicly reported since the most recent prior draw down exercise date.

     o No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement.

     o No litigation or proceeding adverse to Nymox, Jaspas or their affiliates, can be pending, nor any investigation by any governmental authority threatened against them seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions.

     o Trading in Nymox's common shares must not have been suspended by the Securities and Exchange Commission or the Nasdaq SmallCap Market, nor shall minimum prices have been established on securities whose trades are reported by the Nasdaq SmallCap Market.

On each draw down settlement date for the sale of common shares, Nymox must deliver an opinion from its counsel about these matters.

     A further condition is that Jaspas may not purchase more than 19.9% of Nymox's common shares issued and outstanding on November 12, 1999, the closing date under the stock purchase agreement, without obtaining approval from Nymox shareholders for such excess issuance.

Restrictions on Future Financings for Nymox

     The stock purchase agreement limits Nymox's ability to raise money by selling its securities for cash at a discount to the current market price for at least eighteen months. Specifically, Nymox may not sell its securities for cash at a discount to current market price until the earlier of

     o eighteen months from March 14, 2000, the effective date of the registration statement of which this prospectus is a part, or, if later, the date that Nymox has drawn down at least $8,000,000 or

     o sixty days after Jaspas has purchased the maximum $12 million of common shares from Nymox.

     There are important exceptions to this limitation. Nymox can sell its shares for cash at a discount to the current market price:

     o in a registered public offering of its securities underwritten by one or more established investment banks;

     o in one or more private placements where the purchasers do not have registration rights;

     o    under any employee benefit plan approved by the shareholders of Nymox;

     o under any compensatory plan for a full-time employee or key consultant;

     o in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; or

     o    for which Jaspas has given its written approval.

The Warrants Issued to Jaspas

     Under the stock purchase agreement, we granted Jaspas a warrant to purchase 200,000 shares of Nymox's common shares, exercisable for a period of five (5) years from November 30, 1999, at an exercise price equal to 110% of the average daily price of the common shares on the closing date of November 12, 1999. The average daily price of Nymox's shares for that day was $4.1097; thus the exercise price for the warrant is $4.53.

     The warrant permits Jaspas to purchase up to 100,000 shares at any time after November 30, 1999 and before the close of business on November 30, 2004.

     Jaspas may purchase the remaining 100,000 shares in the warrant if and only if Nymox has not draw down at least $7,000,000 within eighteen months from the effective date of the registration statement.

Costs of Closing the Transaction

     At the closing of the transaction on November 12, 1999, we delivered the warrant for the 200,000 common shares and the requisite opinion of counsel to Jaspas and paid the escrow agent, Epstein Becker & Green P.C. $35,000 for Jaspas's legal, administrative and escrow costs and for the ordinary services of the escrow agent for each closing of a draw down. We also paid a placement fee of $100,000 to Ladenburg Thalmann & Co. Inc. and an additional $35,000 for its expenses. Ladenburg Thalmann & Co. Inc. will also receive warrants for a total of 160,000 common shares of Nymox with a strike price of 100% of the closing bid for Nymox shares on November 12, 1999 or $4 1/16. Ladenburg Thalmann is not obligated to purchase any Nymox shares.

Termination of the stock purchase agreement

     Jaspas may terminate the equity draw down facility under the stock purchase agreement if any of the following events occur:

     o Nymox suffers a material adverse change in its business operations, properties, prospects or financial condition;

     o the common shares of Nymox are delisted from the Nasdaq SmallCap Market unless such is in connection with the listing of such shares on a comparable stock exchange in the United States;

     o    Nymox files for protection from creditors, or;

     o Nymox completes any of the financing transactions prohibited under the stock purchase agreement.

Indemnification of Jaspas

     Jaspas is entitled to customary indemnification from Nymox for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Jaspas to Nymox for inclusion in such registration statement and prospectus.

Jaspas's resale of the common shares

     Jaspas has agreed that its trading and distribution activities with respect to the common shares will be in compliance with all applicable United States state and federal securities laws, rules and regulations; all Canadian securities laws, rules and regulations; and the rules and regulations of the Nasdaq SmallCap Market. Jaspas has further acknowledged that the common shares may not be traded in a Canadian province until the expiration of the period during which a purchaser resident in such province, purchasing under similar circumstances, would be required to hold the common shares, except as otherwise permitted by the laws, rules and regulations of such province. All sales by Jaspas must be made in compliance with Regulation M under the Securities and Exchange Act of 1934.

     To permit Jaspas to resell the common shares issued to it under the stock purchase agreement or under the warrant, Nymox agreed to register those shares and to maintain that registration. To that end, Nymox will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, in order to keep it effective until the earlier of any of the following dates:

     o the date that none of the common shares covered by the registration statement of which this prospectus is a part are or may become issued and outstanding;

     o the date that all of the common shares covered by the registration statement of which this prospectus is a part have been sold pursuant to such registration statement;

     o the date the holders of the common shares receive an opinion of counsel to Nymox, such counsel to be reasonably acceptable to Jaspas, that such common shares may be sold under the provisions of Rule 144 under the Securities Act of 1933 without limitation as to volume;

     o the date that all of the common shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and Nymox has delivered new certificates or other evidences of ownership of such common shares without any restrictive legend; or

     o the date that all of such common shares may be sold without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act of 1933 in the opinion of counsel to Nymox, such counsel to be reasonably acceptable to Jaspas.

The Number of Shares Nymox Will Issue to Jaspas

     The number of common shares that Nymox will issue to Jaspas depends on four key factors:

     o    the number of draw downs Nymox exercises;

     o the average trading volumes for its stock for the 45 trading days prior to each draw down period;

     o the average stock price for its stock for the 22 trading days prior to each draw down periods; and

     o the average daily prices for its stock on each of the 22 days during a draw down period.

     The fewer the number of draw down Nymox exercises, the fewer the shares we will issue to Jaspas. The stock purchase agreement provides for 24 draw downs in a 30 month period with each draw down period consisting of 22 trading days with at least 5 trading days between each draw down period. Thus, any decision by Nymox to delay or forego any draw down opportunity may result in Nymox's being unable to exercise all 24 draw downs available in the 30 month period.

     The average stock price and the average trading volume prior to a draw down period determine the maximum amount of the draw down for that period. A decline in the trading volume or price of our stock may result in a reduction in the amount of money Nymox is able to draw down and a corresponding reduction in the number of shares Nymox must issue for that period.

     The average daily price for each of the 22 trading days within a draw period and the draw down amount determine the number of shares Nymox will issue to Jaspas at the end of that period. Jaspas will purchase those shares at a 6% discount to the average daily price.

     For any given draw period, the lower the average daily price, the more common shares Jaspas will receive for the draw down amount. The table on page 23 above in the section of this prospectus entitled "The Common Stock Purchase Agreement" and under the headings "The Draw Down Procedure and the Stock Purchases" and "Sample Calculation of Number of Shares" illustrates how a change in the daily stock price can affect the number of shares issued for a constant amount of draw down. This table uses a constant draw down amount of $17,500 for each day. When the stock price goes down, the number of shares issued goes up. Conversely, when the stock price goes up, the number of shares issued goes down.

     However, lower average daily prices through the term of the stock purchase agreement may not necessarily have the effect of substantially increasing the number of shares issued. Lower stock prices during one draw period will reduce the average stock price for the next draw down period. Assuming relatively constant trading volumes, this reduction may limit the draw down amount and the number of shares Nymox can issue for that next period.

     Based on a review of its trading volume and stock price history and a consideration of the factors above, Nymox is registering 4,800,000 common shares for possible issuance under the stock purchase agreement and 200,000 shares underlying the warrant for common shares already delivered to Jaspas.

     In order to comply with the listing requirements of the Nasdaq SmallCap Market, Nymox may not issue more than 3,980,757 shares, which is 19.9% of the issued and outstanding common shares of Nymox on November 12, 1999, the date of the closing of the stock purchase agreement, without the approval of its shareholders. In the event that Nymox wishes to draw amounts under the stock purchase agreement which would cause an issuance of more than 19.9% of its issued and outstanding shares, Nymox must receive shareholder approval prior to any such draw down.

                             SELLING SECURITY HOLDER

     Jaspas is engaged in the business of investing in publicly-traded equity securities for its own account. Jaspas's principal offices are located in the British Virgin Islands, c/o Beason Capitol Management, Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortals, British Virgin Islands.

     Jaspas has purchased 508,309 common shares of Nymox as of September 30, 2001, for a total proceeds of $1,327,273, and other than its obligations to purchase common shares under the stock purchase agreement ($10,672,727 remaining) and the warrant for 200,000 shares issued to it on November 12, 1999, it has no other commitments or arrangements to purchase or sell any securities of Nymox.

     There are no business relationships between Jaspas and Nymox other than the stock purchase agreement.

     Common shares registered for resale under this prospectus constitute 25% of the issued and outstanding Nymox common shares on November 12, 1999.

     Assuming that Nymox fully utilizes the remaining $10,672,727 available in the stock purchase agreement and that Jaspas sells all shares it acquired under that agreement or upon exercise of the warrant, Jaspas will no longer hold any common shares of Nymox.

                         DIRECTORS AND OFFICERS OF NYMOX

Directors And Senior Management

     Dr. Paul Averback, M.D., D.A.B.P., 50, President and Director since September 1995 and Chairman since June of 2001, is the founder of Nymox and the inventor of much of its initial technology. Prior to founding Nymox, Dr. Averback served as President of Nymox's predecessor, DMS Pharmaceuticals Inc. He received his M.D. in 1975 and taught pathology at universities, including Cambridge University, England (1977-1980), during which time he initiated his research on Alzheimer's disease. He has practiced medicine in numerous Canadian institutions as well as in private practice. Dr. Averback has published extensively in the scientific and medical literature.

     Dr. Hans Black, MD, 47, Director since May 13, 1999, has a doctorate in medicine from McGill University, and has been Chairman and Chief Investment Officer of Interinvest Consulting Corporation, a Montreal-based global money management firm with offices in Toronto and Boston and affiliates in Bermuda and Zurich, for over twenty five years. Dr. Black appears regularly on the PBS network show, Nightly Business Report, and has been a guest lecturer at Harvard, Temple and McGill Universities.

     Jack Gemmell, 50, has been a Director since June, 2001 and is Nymox's General Counsel and Chief Information Officer. He graduated from the Faculty of Law at the University of Toronto in 1977 and was called to the bar in 1979. He practiced in private practice primarily in the area of litigation for over 19 years with before joining Nymox in July, 1998.

     Michael R. Sonnenreich, 62, Director since April 18, 2000, is a graduate of Harvard University Law School, and has been Senior Partner of Sonenreich, Roccograndi & Woo P.C. since 1973, Chairman and CEO of Kikaku America International for the past fifteen years, and President and CEO of Glocal Communications Corp. Ltd. of London for the past five years. He is also Vice Chairman of PharMa International Corporation of Tokyo, Director of Asset Advisory Services of Zurich, Member of the Board of Advisors of John Hopkins University School of Advanced International Studies and Member of the Board of Overseers of Tufts University Medical School. Mr. Sonnenreich has in the past been a Board Member or a Trustee of numerous important companies and universities, and has long-term involvements with many non-profit institutions, and served as President of the National Coordinating Council on Drug Education.

     Professor Walter P. von Wartburg, 61, Director since April 18, 2000, is a partner in the private law practice of Law & Life Sciences in Basel, Switzerland, specializing in biotech and drug regulatory affairs. Prior to joining Law & Life Sciences, Professor von Wartburg spent 32 years in the pharmaceutical industry. Most recently, from 1996 to 1999, he was Chief Information Officer of Novartis and from 1990-1996, he was Chief of Staff of Ciba-Geigy (which merged with Sandor in 1996 to form Novartis). From 1980 to 1990, he was a member of the Executive Committee of Ciba-Geigy. He is a graduate of the Universities of Basel, Paris, Princeton, Stanford and Harvard Law School; Professor on public health policy at the Saint Gall Graduate School of Economics, Business and Public Administration. He is author of various books and articles on drug abuse, pharmaceutical legislation, biotechnology, and on issues of management, communications and business administration. He is also the Founder-President of the Swiss Foundation for the Mentally Handicapped "PRO MENTE SANA;" Member of the National Advisory Board of the Bioethics Institute of the Johns Hopkins University and past Chairman of the Board of the University Hospital of Basel.

     Michael Munzar, M.D., 47, Medical Director since June 1, 1996, received an M.D. from the Faculty of Medicine, McGill University, in 1979. He practiced medicine for over 15 years in a variety of institutional and private practice settings. He has a diverse medical background that includes most aspects of medical care, including geriatrics and psychiatry. He also has extensive business experience with the establishment, operation and management of medical facilities.

     Mr. Roy M. Wolvin, 46, Secretary-Treasurer and Chief Financial Officer since September 1995. Prior to September 1995, Mr. Wolvin was Account Manager, private business, for a Canadian chartered bank. Mr. Wolvin holds a degree in Economics from the University of Western Ontario.

Compensation

     The table below provides compensation information for the fiscal year ended December 31, 2000 for each executive officer of Nymox and for the directors and executive officers as a group.

Summary Compensation Table

                            Fiscal Year ending             Fiscal Year ending
                              Dec. 31, 2000                   Dec. 31, 1999
                            ------------------             ------------------
     NAME AND                         OTHER CASH                   OTHER CASH
PRINCIPAL POSITION        SALARY     COMPENSATION       SALARY     COMPENSATION
------------------        ------     ------------       ------     ------------

Dr. Paul Averback      CAN$137,500        --         CAN$150,000        --
President and C.E.O.   (US$91,697)                   (US$103,925)

Mr. Roy Wolvin         CAN$84,375         --         CAN$70,200         --
Secretary-Treasurer    (US$56,269)                   (US$48,640)

Mr. Jack Gemmell       CAN$118,161        --         CAN$120,000        --
General Counsel        (US$78,801)                   (US$83,143)

Dr. Michael Munzar     CAN$171,000        --         CAN$174,000        --
Medical Director       (US$114,038)                  (US$120,557)

All directors and
senior management      CAN$511,036        --         CAN$514,200        --
as a group             (US$340,805)                  (US$356,265)

     Nymox does not have written employment contracts with any of the senior management named above except with Dr. Judith Fitzpatrick.

     Directors of Nymox, with the exception of the President, are paid a fee of $1,000 for each board meeting attendance and are reimbursed for expenses incurred in connection with their office.

     The Company does not have any pension plans or other type of plans providing retirement or similar benefits for senior management.

Board Practices

     Directors are elected at each annual meeting for a term of office until the next annual meeting. Executive officers are appointed by the board of directors and serve at the pleasure of the board. Other than Dr. Averback, no other officer or director previously was affiliated with DMS Pharmaceuticals Inc.

     There are no family relationships between any director or executive officer and any other director or executive officer.

     Nymox does not have written contracts with any of the directors named above. The Company does not have any pension plans or other type of plans providing retirement or similar benefits for directors, nor any benefits upon termination of service as a director.

     Nymox's Audit Committee recommends to the Board of Directors the firm to be appointed each year as independent auditors of the company's financial statements and to perform services related to the completion of such audit and the compensation to be paid to the firm. The Audit Committee also has responsibility for:

     o reviewing the scope and results of the audit with the independent auditors;

     o reviewing with management and the independent auditors the company's interim and year-end financial condition and results of operations;

     o considering the adequacy of the internal accounting, bookkeeping and control procedures of the company; and

     o reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence.

     The Audit Committee also reviews at least once each year the terms of all material transactions and arrangements between the company and its affiliates. The Chairman of the Audit Committee is Hans Black, M.D. and the other members are Michael Sonnenreich and Walter von Wartburg.

     Nymox's Human Resources and Compensation Committee establishes and reviews overall policy and structure with respect to compensation matters, including the determination of compensation arrangements for directors, executive officers and key employees of the company. The Committee is also responsible for the administration and award of options to purchase shares pursuant to the company's option and share purchase plans. The Chairman of the Human Resources and Compensation Committee is Professor Walter von Wartburg and the other members are Dr. Hans Black, Michael Sonnenreich and Paul Averback, M.D. (ex officio).

Employees

                                       2000           1999           1998
                                     ---------      ---------      ---------
Average Number of
 Employees by Sector and
 Geographic Location                 US    CAN      US    CAN      US    CAN
                                     --    ---      --    ---      --    ---
Research & Development                9      8      10      6      12      4
Administration & Marketing            2      3       9      4       8      4
Total                                11     11      19     10      20      8

Share Ownership

     As of August 31, 2001, the numbers of common shares owned by and options granted to directors and senior officers of the Corporation were as follows:

                                               Options                Expiry
                         Common      Options     Not     Exercise      Date
      Name            Shares Owned   Vested    Vested     Price        M/D/Y
      ----            ------------   -------   -------   --------     ------

Paul Averback, M.D.    12,650,895

Hans Black, M.D.           10,000     25,000                $3.12    05/13/09
                                                          (C$4.50)
                                      25,000                $3.875   05/01/10
                                               50,000       $6.93    05/01/10
                                                         (C$10.00)
                                      10,000                $4.70    06/15/10

Michael Sonnenreich        35,000    100,000                $3.875   05/01/10

Walter von Wartburg        42,000    100,000                $3.875   05/01/10

Jack Gemmell               10,000     50,000                $6.93    01/22/09
                                                         (C$10.00)
                                      25,000                $3.875   05/01/10
                                      25,000                $1.93    04/22/11

Roy Wolvin                  5,000     10,000                $2.25    01/17/06
                                                          (C$3.25)
                                      10,000                $9.53    01/17/06
                                                         (C$13.75)
                                      10,000                $6.79    01/17/06
                                                          (C$9.80)
                                      20,000                $6.93    01/17/06
                                                         (C$10.00)
                                      20,000                $3.12    05/13/09
                                                          (C$4.50)
                                       5,000                $1.93    04/22/11

Michael Munzar             33,925     50,000                $7.97    04/30/06
                                                         (C$11.50)
                                       5,000                $6.24    10/31/07
                                                          (C$9.00)
                                      30,000                $6.93    10/31/07
                                                         (C$10.00)
                                               10,000       $6.93    10/31/07
                                                         (C$10.00)
                                      20,000                $3.12    05/13/09
                                                          (C$4.50)
                                      50,000                $3.90    08/25/10
                                      35,000                $1.93    04/22/11


Options


     Nymox has created a stock option plan for its key employees, its officers and directors and certain consultants. The board of directors of Nymox administers the plan. The board may grant options to purchase a specified number of common shares of Nymox to a designated individual. The total number of common shares to be optioned to any one individual cannot exceed 5% of the total number of issued and outstanding shares and the maximum number of common shares which may be optioned under the plan cannot exceed 2,500,000 shares without shareholder approval.

     The board fixes the option price per share for common shares that are the subject of any option, when it grants any such option. The option price cannot involve a discount to the market price when the option is granted. The period during which an option is exercisable shall not exceed 10 years from the date when the option is granted. The options may not be assigned, transferred or pledged and expire within three months of the termination of employment or office with the Company and six months of the death of an individual.

                MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

     The following table sets out as of September 30, 2001 the number of common shares owned by Dr. Paul Averback, the President and CEO of Nymox and a member of the Nymox board of directors, and by all directors and officers as a group. Dr. Averback is the only person known to Nymox to own more than 5% of the common shares.

                              Number of Common Shares     Percent of Class
     Name of Shareholder       owned by Shareholder       of Common Shares
     --------------------     -----------------------     ----------------

     Dr. Paul Averback              12,650,895                  57.2%

     All directors and
      officers as a group           12,786,820                  57.8%

     In addition, as of September 30, 2001, Dr. Averback's wife owned 848,172 common shares (3.8%) and 9022-1433 Canada Inc., a company owned by Dr. Averback and his wife, owns 500,000 common shares (2.3%).

     The above shareholders have the same voting rights as all other shareholders. There has been no significant change in ownership for any of the persons listed above over the past three years.

     Nymox does not know of any other shareholder who beneficially owns more than 5% of Nymox's shares.

     According to information furnished to Nymox by the transfer agent for the common shares, as of September 30, 2001, total shares outstanding were 22,113,425. There were 909 holders of record of the common shares and 4,363 beneficial shareholders in total. Of these, 123 were holders of record of the common shares and 2,531 were beneficial shareholders with addresses in the United States and such holders owned an aggregate of 3,256,666 shares, representing 15.1% of the outstanding shares of common stock.

Warrants Outstanding

     Description     Warrants Issued     Exercise Price      Expiry Date
     -----------     ---------------     --------------     -------------

      Series K           100,000             $2.06          Mar. 6, 2003
      Series H            66,667             $9.375         Mar. 6, 2004
      Series I            26,667             $7.8125        Mar. 6, 2004
      Series E           200,000             $4.5315        Nov. 30, 2004
      Series F           160,000             $4.0625        Nov. 30, 2004
      Series G           109,879             $3.70          Jan. 8, 2005
      Series G             5,783             $3.70          Jan. 8, 2005
      Series J            42,290             $3.70          Jul. 31, 2005

     The total number of shares subject to options at September 30, 2001 is 1,458,500, of which options representing 1,338,500 are currently exercisable. Of those, the total number of shares subject to options held by directors and officers of Nymox is 725,000 of which options representing 645,000 shares are currently exercisable.

     There are no rights, warrants or options presently outstanding under which Nymox could issue additional common shares, with the exception of options enabling certain directors, employees and consultants of Nymox to acquire common shares under Nymox's stock option plan and of warrants entitling the holders to acquire up to 711,286 common shares of Nymox as outlined in the above table.

Related Party Transactions

     There are no related party transactions.

                              PLAN OF DISTRIBUTION

     Jaspas is offering the common shares for its account as statutory underwriter, and not for the account of Nymox. Nymox will not receive any proceeds from the sale of common shares by Jaspas.

     Jaspas may be offering for sale up to 5,000,000 common shares acquired by it either upon exercise of the warrant for common shares or pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "The Common Stock Purchase Agreement."

     Jaspas has agreed to be named as a statutory underwriter within the meaning ofthe Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus.

     Jaspas has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of Regulation M under the Exchange Act.

     The common shares may be sold from time to time by Jaspas or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq SmallCap Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods.

     The common shares may be sold in one or more of the following manners:

     o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases by a broker or dealer for its account under this prospectus;
          or

     o ordinary brokerage transactions and transactions in which the broker solicits purchases.

     In effecting sales, brokers or dealers engaged by Jaspas may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Jaspas. Brokers or dealers may receive commissions, discounts or other concessions from Jaspas in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Jaspas (and, if they act as agent for the purchaser of such common shares, from such purchaser). Broker-dealers may agree with Jaspas to sell a specified number of common shares at a stipulated price per share, and, to the extent such a broker dealer is unable to do so acting as agent for Jaspas, to purchase as principal any unsold common shares at price required to fulfill the broker-dealer commitment to Jaspas. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters in connection with such sales.

     In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     Nymox will not receive any of the proceeds from the sale of these common shares, although it has paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and has reimbursed Jaspas $35,000 for its legal, administrative and escrow costs.

     Jaspas is subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids or to effect passive market making bids.

     In addition, in connection with the transactions in the common shares, Nymox and Jaspas will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the Rules set forth above, and in so far as Nymox and Jaspas are distribution participants, Regulation M. These restrictions may affect the marketability of the common shares.

     Jaspas will pay all commissions and certain other expenses associated with the sale of the common shares.

     Nymox will use its best efforts to file, during any period in which offers or sales are being made, one or more post effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

     o    the name of any such broker-dealers;

     o    the number of common shares involved;

     o    the price at which the common shares are to be sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     o    any other facts material to the transaction.

     The price at which Nymox will issue the common shares to Jaspas under the stock purchase agreement will be 94% of current market price, measured as the average daily price of the common shares as traded on the Nasdaq SmallCap Market, for each day in the pricing period with respect to each draw down request, all as further defined in the stock purchase agreement. Assuming an average daily price of $3.00 (based on recent daily prices of the common shares as traded on the Nasdaq SmallCap Market in December 1999), assuming Nymox uses the remaining $11 million of financing available under the stock purchase agreement, and assuming that Nymox does not issue any more than the shares registered under the registration statement of which this prospectus is a part, underwriting compensation for Jaspas based on the discounted purchase price will be $765,957.

                      LIMITED GRANT OF REGISTRATION RIGHTS

     Nymox granted the registration rights to Jaspas described under the section entitled "The Common Stock Purchase Agreement".

     In connection with any such registration, Nymox will have no obligation:

     o to assist or cooperate with Jaspas in the offering or disposition of such shares;

     o to indemnify or hold harmless the holders of any such shares (other than Jaspas) or any underwriter designated by such holders;

     o to obtain a commitment from an underwriter relative to the sale of any such shares; or

     o    to include such shares within an underwriting offering of Nymox.

     Nymox will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

     Nymox will use its best efforts to file, during any period during which it is required to do so under its registration rights agreement with Jaspas, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. See the section above entitled "The Common Stock Purchase Agreement."

                             ADDITIONAL INFORMATION

Share Capital

     The following table sets forth our capitalization as of December 31, 2000. This table should be read in conjunction with the financial statements and related notes, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     Long term debt and capital lease obligations             $          0
                                                              ------------

     Shareholder's Equity:
     Share Capital:                                            $22,822,303
     Common stock, no par value; 21,377,621
     shares issued and outstanding actual.
     Shares authorized for issue:  unlimited
     Accumulated deficit                                      $(19,982,999)

     Warrants                                                      421,638
                                                              ------------

     Total shareholder's equity                               $  3,260,942
                                                              ============

     Total capitalization                                     $  3,260,942
                                                              ============

Dividends

     We have never paid dividends on our Common Stock and our Board does not anticipate paying any cash dividends on our Common Stock for the foreseeable future.

Memorandum and Articles of Association

Bylaws And Articles Of Incorporation

     The company's Articles of Incorporation as amended, which we refer to as our articles of incorporation, are on file with the Corporations Directorate of Industry Canada under Corporation Number 315235-9. Our articles of incorporation do not include a stated purpose and do not place any restrictions on the business that the company may carry on.

Directors

     A director of our company need not be a shareholder. In accordance with our bylaws and the Canada Business Corporations Act, a majority of our directors must be residents of Canada. In order to serve as a director, a person must be a natural person at least 18 years of age, of sound mind and not bankrupt. Neither our articles of incorporation or by-laws, nor the Canada Business Corporations Act, impose any mandatory retirement requirements for directors.

     A director who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or transaction or proposed material contract or transaction with our company must disclose to the company the nature and extent of his or her interest at the time and in the manner provided by the Canada Business Corporations Act. The Canada Business Corporations Act prohibits such a director from voting on any resolution to approve the contract or transaction unless the contract or transaction:

     o Is an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the company or an affiliate;

     o relates primarily to his or her remuneration as a director, officer, employee or agent of the company or an affiliate;

     o is for indemnity or insurance for director's liability as permitted by the Act; or

     o    is with an affiliate.

Our board of directors may, on behalf of the company and without authorization of our shareholders:

     o    borrow money upon the credit of the company;

     o    issue, reissue, sell or pledge debt obligations of the company;

     o give a guarantee on behalf of the company to secure performance of an obligation of any person; and

     o mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the company, owned or subsequently acquired, to secure any obligation of the company.

     The Canada Business Corporations Act prohibits the giving of a guarantee to any shareholder, director, officer or employee of the company or of an affiliated corporation or to an associate of any such person for any purpose or to any person for the purpose of or in connection with a purchase of a share issued or to be issued by the company or its affiliates, where there are reasonable grounds for believing that the company is or, after giving the guarantee, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets in the form of assets pledged or encumbered to secure a guarantee, after giving the guarantee, would be less than the aggregate of the company's liabilities and stated capital of all classes.

     These borrowing powers may be varied by the company's bylaws or its articles of incorporation. However, our bylaws and articles of incorporation do not contain any restrictions on or variations of these borrowing powers.

Common Shares

     Our articles of incorporation authorize the issuance of an unlimited number of common shares. They do not authorize the issuance of any other class of shares.

     The holders of the common shares of our Company are entitled to receive notice of and to attend all meetings of the shareholders of our Company and have one vote for each common share held at all meetings of the shareholders of our Company. Our directors are elected at each annual meeting of shareholders and do not stand for reelection at staggered intervals.

     The holders of common shares are entitled to receive dividends and our company will pay dividends, as and when declared by our board of directors, out of moneys properly applicable to the payment of dividends, in such amount and in such form as our board of directors may from time to time determine, and all dividends which our board of directors may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

     In the event of the dissolution, liquidation or winding-up of the company, whether voluntary or involuntary, or any other distribution of assets of the company among its shareholders for the purpose of winding up its affairs, the holders of the common shares will be entitled to receive the remaining property and assets of the company.

Action Necessary To Change Rights Of Shareholders

     In order to change the rights of our shareholders, we would need to amend our articles of incorporation to effect the change. Such an amendment would require the approval of holders of two-thirds of the shares cast at a duly called special meeting. For certain amendments such as those creating of a class of preferred shares, a shareholder is entitled to dissent in respect of such a resolution amending our articles and, if the resolution is adopted and the company implements such changes, demand payment of the fair value of its shares.

Meetings Of Shareholders

     An annual meeting of shareholders is held each year for the purpose of considering the financial statements and reports, electing directors, appointing auditors and for the transaction of other business as may be brought before the meeting. The board of directors has the power to call a special meeting of shareholders at any time.

     Notice of the time and place of each meeting of shareholders must be given not less than 21 days, nor more than 50 days, before the date of each meeting to each director, to the auditor and to each shareholder who at the close of business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to vote at the meeting. Notice of meeting of shareholders called for any other purpose other than consideration of the minutes of an earlier meeting, financial statements and auditor's report, election of directors and reappointment of the incumbent auditor, must state the nature of the business in sufficient detail to permit the shareholder to form a reasoned judgment on and must state the text of any special resolution or by-law to be submitted to the meeting.

     The only persons entitled to be present at a meeting of shareholders are those entitled to vote, the directors of the company and the auditor of the company. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting. In circumstances where a court orders a meeting of shareholders, the court may direct how the meeting may be held, including who may attend the meeting.

Limitations On Right To Own Securities

     Neither Canadian law nor our articles or by-laws limit the right of a nonresident to hold or vote our shares, other than as provided in the Investment Canada Act (the "Investment Act"), as amended by the World Trade Organization Agreement Implementation Act. The Investment Act generally prohibits implementation of a direct reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture that is not a "Canadian," as defined in the Investment Act (a "non-Canadian"), unless, after review, the minister responsible for the Investment Act is satisfied that the investment is likely to be of net benefit to Canada. An investment in our shares by a non-Canadian (other than a "WTO Investor," as defined below) would be reviewable under the Investment Act if it were an investment to acquire direct control of our company, and the value of the assets of our company were CDN$5.0 million or more (provided that immediately prior to the implementation of the investment our company was not controlled by WTO Investors). An investment in our shares by a WTO Investor (or by a non-Canadian other than a WTO Investor if, immediately prior to the implementation of the investment our company was controlled by WTO Investors) would be reviewable under the Investment Act if it were an investment to acquire direct control of our company (in 2001) and the value of the assets of our company equaled or exceeded CDN$209.0 million. A non-Canadian, whether a WTO Investor or otherwise, would be deemed to acquire control of our company for purposes of the Investment Act if he or she acquired a majority of the our shares. The acquisition of less than a majority, but at least one-third of our shares, would be presumed to be an acquisition of control of our company, unless it could be established that we were not controlled in fact by the acquirer through the ownership of our shares. In general, an individual is a WTO Investor if he or she is a "national" of a country (other than Canada) that is a member of the World Trade Organization ("WTO Member") or has a right of permanent residence in a WTO Member. A corporation or other entity will be a "WTO Investor" if it is a "WTO investor-controlled entity," pursuant to detailed rules set out in the Investment Act. The United States is a WTO Member. Certain transactions involving our shares would be exempt from the Investment Act, including:

     (a) an acquisition of our shares if the acquisition were made in the ordinary course of that person's business as a trader or dealer in securities;

     (b) an acquisition of control of our company in connection with the of a security interest granted for a loan or other assistance and not for any purpose related to the provisions the Investment Act; and

     (c) an acquisition of control of our company by reason of an amalgamation, consolidation or corporate reorganization, following which the direct or indirect control in fact of our company, through ownership of voting interests, remains unchanged.

Change Of Control

     There are no provisions of our bylaws or articles of incorporation that would have an effect of delaying, deferring or preventing a change in control of the company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the company. Our bylaws do not contain a provision governing the ownership threshold above which shareholder ownership must be disclosed.

Material Contracts

     The following is a summary of our company's material contracts, entered into since January 1, 1999.

     1. The Common Stock Purchase Agreement and Registration Rights Agreement between Nymox Pharmaceutical Corporation and Jaspas Investments Limited November 1, 1999. (incorporated by reference to Exhibit 2.0 to the form F-1 registration statement filed with the Commission on February 29, 2000.) These agreements established a $12 million equity line of credit which, on March 14, 2000, we became entitled to draw down on. The and conditions of the equity line of credit are further described in "Liquidity and Capital Resources" section in Item 5 above and in more in our F-1 Registration Statement filed with the SEC on February 29, and declared effective on March 14, 2000.

     2. The Research and License Agreement between Rhode Island Hospital and Nymox Corporation dated May 20, 1999. Under this agreement, sponsors the research of two principal investigators, Dr. Suzanne de Monte and Dr. Jack Wands, pertaining to the use of neural thread protein diagnostic or therapeutic purposes in return for licensing rights to and patents arising out of this research. The sponsorship run for three years from March 1, 1999.

     3. The Share Purchase Agreement between Nymox Pharmaceutical Corporation and. Judith Fitzpatrick dated January 8, 2000. Under this agreement which on March 2, 2000, we acquired 1,008,250 shares of the common stock Serex, Inc. which represented a majority interest of that company in for the issuance of 187,951 of our shares and warrants (Series G) to 115,662 of our shares at a strike price of $3.70.

     4. The Common Stock and Warrants Purchase Agreement dated March 6, 2000 Nymox Pharmaceutical Corporation and Amro International, S.A. Amro"). Under this Agreement, Amro purchased 666,667 shares of Nymox and to purchase up to 66,667 shares of Nymox at a strike price of 9.375 for $4 million. The Agreement provided Amro with two opportunities reprice a portion of the 666,667 shares it initially purchased. Pursuant these two repricing obligations, Nymox issued Amro a further 154,970.

Exchange Controls

     Canada has no system of exchange controls. There are no exchange restrictions on borrowing from foreign countries or on the remittance of dividends, interest, royalties and similar payments, management fees, loan repayments, settlement of trade debts or the repatriation of capital.

     There are no limitations on the rights of non-Canadians to exercise voting rights on their shares of Nymox.

                                    TAXATION

United States Federal Income Taxation

     The following is, as of the date of this prospectus, a general summary of the material U.S. federal income tax consequences that are applicable to the following persons who may, directly or indirectly, acquire common shares of Nymox and hold such common shares as capital assets:

     o citizens or residents (as specially defined for federal income tax purposes) of the United States,

     o corporations or partnerships created or organized in the United States or under the laws of the United States or any state,

     o estates the income of which is subject to the United States federal income taxation regardless of its source and

     o a trust, if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or a trust that has been elected to be treated as a domestic trust (U.S. Shareholders).

     This discussion does not deal with:

     o any aspects of federal income taxation that may be relevant to a particular U.S. Shareholder based on his particular circumstances (including potential application of the alternative minimum tax or unrelated business income tax),

     o certain U.S. Shareholders subject to special treatment under the federal income tax laws or foreign individuals or entities,

     o U.S. Shareholders owning directly or by attribution 10% or more of the common shares or

     o    any aspect of state, local or non-United States tax laws.

Dividends Paid On Common Shares

     Subject to the application of the rules relating to a "passive foreign investment company", referred to as a PFC, distributions paid on common shares (including any Canadian taxes withheld) to a U.S. Shareholder will be treated as ordinary income for United States federal income tax purposes to the extent of Nymox's current and accumulated earnings and profits (as computed for U.S. federal income tax purposes). Distributions in excess of such earnings and profits will be applied against the U.S. shareholders tax basis in common shares, and any distributions in excess of such tax basis will be treated as gain from the sale or exchange of such common shares. Distributions from Nymox generally will not qualify for the United States dividends-received deduction available to corporations. Canadian withholding tax withheld or paid will be eligible for credit or, at the U.S. Shareholder's election, deduction, subject to generally applicable limitations.

Disposition Of Common Shares

     Subject to the applicable PFC rules discussed below, if a U.S. Shareholder holds common shares as a capital asset, any gain or loss on a sale or exchange of such shares will be capital gain or loss, which will be long-term capital gain or loss if the holding period is one year or more. Generally, the maximum tax rate for U.S. shareholders who are individuals on long term capital gain is 20%. The sale of common shares through certain brokers will be subject to the information reporting and back-up withholding rules of the United States Internal Revenue Code of 1986, as amended, referred to as the Code.

Passive Foreign Investment Company

     For any taxable year of Nymox, if at least 75% of Nymox's gross income is "passive income" as defined in the Code, or if at least 50% of Nymox's assets, by average fair market value, are assets that produce or are held for the production of passive income, Nymox will be a PFC. The PFC determination is made on the basis of facts and circumstances that may be beyond Nymox's control. It is not possible to express an opinion as to whether or not Nymox is or will be a PFC in its current or future taxable years because this depends on, among other things, the amount and type of gross income that Nymox will earn in the future and the characterization of certain assets as passive or active, which determination cannot be made until the facts are known.

     If Nymox is a PFC for any taxable year during which a U.S. Shareholder owns, directly or indirectly, any common shares, the U.S. Shareholder will be subject to special U.S. federal income tax rules, set forth in Sections 1291 to 1297 of the Code, with respect to all of such U.S. Shareholder's common shares. In the absence of (i) an election by such U. S. Shareholder to treat Nymox as a "qualified electing fund" (the "Q.E.F. Election"), as discussed below, or (ii) the election to mark to market the common shares (the "Mark to Market Election"), as described below, the U.S. Shareholder would be required to report any gain on the disposition of any common shares as ordinary income rather than capital gain and to compute the tax liability on such gain as well as on any "excess distribution" as defined in the Code, as if such amounts generally had been earned pro-rata over the U.S. Shareholder's holding period for such common shares and were subject to the highest ordinary income tax rate for each taxable year of the U.S. Shareholder during such holding period. Such U.S. Shareholder would also be liable for interest, which may be non-deductible by certain U.S. Shareholders, on the foregoing tax liability as if such liability had been due with respect to each such prior year. In addition, gifts, exchanges pursuant to corporate reorganizations and the use of common shares as security for a loan may be treated as taxable dispositions, and a stepped-up basis upon the death of such a U.S. Shareholder may not be available.

     The foregoing rules may be avoided if a Q.E.F. Election is in effect with respect to a U. S. Shareholder for each of the years that Nymox is a PFC during such U.S. Shareholder's holding period. A Q.E.F. Election may be made by a U.S. Shareholder on or before the due date, including extensions, for filing such U.S. Shareholder' s tax return for such taxable year. Such a U.S. Shareholder would be taxed on its pro-rata share of Nymox's earnings and profits for Nymox's taxable year in which it was, or was treated as, a PFC and which ends with or within such U.S. Shareholder's taxable year, regardless of whether such amounts are actually distributed by Nymox. This may result in tax liability without a commensurate distribution with which to pay the liability. An electing U.S. Shareholder's basis in the common shares would be increased by the amounts included in income. Distributions out of earnings and profits previously included by such U.S. Shareholder generally would not be treated as a taxable dividend for United States federal income tax purposes and would result in a corresponding reduction of basis in common shares. An electing U.S. Shareholder will not be currently taxed on the undistributed ordinary income and net capital gain of Nymox for any year that Nymox is not classified as a PFC.

     If Nymox is a PFC, a U.S. Shareholder may avoid certain of the tax consequences described in the preceding two paragraphs if the Nymox common stock is marketable and meets the other requirements of Section 1296 of the Code, and the U.S. Shareholder elects to mark to market the common stock on an annual basis. The common stock will be marketable so long as it is regularly traded on a recognized exchange.

     In general, a U.S. Shareholder in a PFC who elects under Section 1296 to mark the common stock to market would include in income each year an amount equal to the excess, if any, of the fair market value of the common stock as of the close of the taxable year over the U.S. Shareholder's adjusted basis in such stock. A U.S. Shareholder who makes the Section 1296 election would also generally be allowed a deduction for the excess, if any, of the adjusted basis of the common stock over the fair market value as of the close of the taxable year. Deductions under this rule, however, are allowable only to the extent of any net mark to market gains with respect to the common stock included by the shareholder for prior taxable years.

     Once the Mark to Market election is made, it is binding for all subsequent years, unless the common stock ceases to be marketable, or the IRS consents to the revocation of the election.

     If Nymox is a PFC, each U.S. Shareholder is strongly urged to consult with his or her tax advisor to determine whether the Q.E.F. Election or the Mark to Market Election should be made. Each requires attention to specific rules and regulations, and each may not be available to a specific U.S. shareholder.

     Nymox intends to notify its U.S. Shareholders within 45 days after the end of the taxable year for which Nymox believes it might be a PFC. Nymox has further undertaken (i) to provide its U.S. Shareholders with timely and accurate information as to its status as a PFC and the manner in which the Q.E.F. Election can be made and (ii) to comply with all record-keeping, reporting and other requirements so that U.S. Shareholders, at their option, may make a Q.E.F. Election.

Future Developments

     The foregoing discussion is based on existing provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such changes could affect the validity of this discussion. In addition, the implementation of certain aspects of the PFC rules requires the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect.

     There can be no assurance that current authorities will not be changed and, if so, as to the form they will take or the effect they may have on this discussion.

Canadian Federal Income Taxation

     The following is, as of the date of this prospectus, a summary of the principal Canadian federal income tax considerations generally applicable to shareholders who receive a dividend from Nymox and who, at all relevant times, for purposes of the Income Tax Act (Canada) the ("Tax Act"), hold and will hold Nymox common shares as capital property and deal with Nymox at arm's length.

     Nymox's common shares will generally constitute capital property to a holder unless the holder holds such shares in the course of carrying on a business or the holder has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. This summary is based on the current provisions of the Tax Act, the regulations under that act, counsel's understanding of current administrative and assessing policies of the Canada Customs and Revenue Agency and all specific proposals to amend the Tax Act publicly announced or released by or on behalf of the Minister of Finance (Canada) before the date of this prospectus ("Tax Proposals").

     The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "Mark-to-Market Rules"). This summary does not take into account these Mark-to-Market Rules or any amendments to them contained in the Tax Proposals and taxpayers that are "financial institutions" for purposes of those rules should consult their own tax advisors.

     This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax legislation of any province, territory or foreign jurisdiction. This summary is of a general nature only and is not intended to be, nor should it be construed as, legal or tax advice to any particular holder of Nymox common shares.

Canadian Residents

     The following summary is relevant to a holder of Nymox common shares who, for purposes of the Tax Act and any applicable tax treaty or convention, is resident in Canada at all relevant times.

Tax Treatment of Capital Gains and Capital Losses for Canadian Residents

     On a disposition or deemed disposition of a Nymox common share, the holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition for the Nymox common share exceed (or are less than) the aggregate of any costs of disposition and the adjusted cost base to the holder of the Nymox common share immediately before the disposition.

     Pursuant to the Tax Proposals and subject to certain transitional rules which apply in certain circumstances, a holder of Nymox common shares will be required to include in income one-half of the amount of any capital gain (a "Taxable capital gain") and may deduct one-half of the amount of any capital loss (an "Allowable capital loss") against Taxable capital gains realized by the holder in the year of the disposition. Allowable capital losses in excess of Taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act and the Tax Proposals.

     A Canadian-controlled private corporation will also be subject to a refundable tax of 6 2/3% on certain investment income, including taxable capital gains realized on the disposition of Nymox common shares, that will be refunded when the corporation pays taxable dividends (at a rate of $1.00 for every $3.00 of taxable dividend paid).

     A capital loss realized by a holder of Nymox common shares that is a corporation, a partnership of which a corporation is a member or a trust of which a corporation is a beneficiary may be reduced by the amount of dividends received in certain circumstances. Capital gains realized by an individual may give rise to a liability for alternative minimum tax.

Tax Treatment of Dividends Received by Canadian Residents

     In the case of a holder of Nymox common shares who is an individual, any dividends received on the common shares will be included in computing his income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations. A holder that is a corporation may be liable to pay refundable tax under Part IV of the Tax Act. However, a public corporation which is not controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) will not be liable to pay refundable tax under Part IV of the Tax Act.


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


     In the case of a holder of Nymox common shares that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of a Nymox common share may be reduced by the amount of dividends previously received or deemed to have been received thereon. Any such restriction will not occur where the corporate holder owned the Nymox common share for 365 days or longer and such holder (together with any persons with whom it did not deal at arm's length) did not own more than 5% of the shares of any class or series of Nymox at the time the relevant dividends were received or deemed to have been received. Analogous rules apply where a corporation is a member of a partnership or a beneficiary of a trust, which owns Nymox common shares.

Shareholders Who Are Not Residents Of Canada

     The following summary is relevant to a holder of Nymox common shares, who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, is a non-resident or is deemed to be a non-resident of Canada and does not use and is not deemed to use or hold Nymox common shares in the course of carrying on a business in Canada. Special rules, which are not discussed below, may apply to a non-resident that is an insurer which carries on business in Canada and elsewhere.

Dividends Paid To Non-Residents of Canada

     Under the Tax Act, dividends paid or credited to a non-resident are subject to withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced or eliminated pursuant to the terms of an applicable tax treaty between Canada and the country of residence of the non-resident. For example, for persons who are resident in the United States for purposes of the Canada-United States Income Tax Convention, (the "Convention") the rate of withholding tax on dividends is reduced to 15% generally and 5% when the United States resident is a company that beneficially owns at least 10% of the voting stock of the company paying the dividends.

     Under the Convention, dividends paid to certain religious, scientific, charitable and other similar tax-exempt organizations and certain organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures designed to establish with the Canadian tax authorities the right of such entities to benefit from this withholding tax exemption are complied with by the tax-exempt entities prior to the Distribution, Nymox would not be required to withhold such tax on such payment. Alternatively, the above-described tax-exempt entities may claim a refund of Canadian withholding tax otherwise withheld by Nymox on the distribution of dividends.

Tax Treatment of Capital Gains of Non-Residents of Canada

     On a disposition or deemed disposition of a Nymox common share, a non-resident holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition for the Nymox common share exceed (or are less than) the aggregate of any costs of disposition and the adjusted cost base to the non-resident holder of the Nymox common share immediately before the disposition.

     A non-resident of Canada is liable for Canadian income tax on a capital gain realized on the disposition of property only where that property constitutes "taxable Canadian property". Pursuant to the Tax Proposals and subject to certain transitional rules which apply in certain circumstances, one-half of any capital gain from the disposition of taxable Canadian property is subject to Canadian tax.

     Under the Tax Act, shares of Nymox will not constitute taxable Canadian property unless, at any time, in the five years immediately preceding the disposition, the non-resident holder, persons with whom the non-resident holder did not deal at arms length, or the non-resident holder together with all such persons owned (or had a right to acquire) 25% or more of the shares of any class of Nymox. Even in circumstances where shares of Nymox are taxable Canadian property to a non-resident holder, the non-resident holder may be entitled to relief from Canadian tax on any capital gain realized on the disposition thereof pursuant to the terms of an applicable tax treaty between Canada and the country of residence of the non-resident. For example, the Convention provides that gains realized by a resident of the United States on the disposition or deemed disposition of shares of a company will generally not be subject to tax under the Tax Act, provided that the value of the shares is not derived principally from real property situated in Canada. Nymox believes that the value of its shares is not currently derived principally from real property situated in Canada and it does not expect this to change in the foreseeable future.

     Provided that the Nymox common shares remain listed on a prescribed stock exchange, which includes the Nasdaq SmallCap Market System, a non-resident holder who disposes of Nymox common shares will not be required to comply with the Canadian notification procedures generally applicable to dispositions of taxable Canadian property.


                              CERTAIN LEGAL MATTERS

     The validity of the common shares offered hereby will be passed upon for Nymox by Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Foley & Lardner will rely as to all matters of Canadian laws on the opinion of Stikeman Elliott, 1155 Rene Levesque Blvd. W., Montreal, QC H3B 3V2.


                                     EXPERTS

     The financial statements of Nymox as at December 31, 2000, 1999 and 1998, for each of the years in the three year period ended December 31, 2000 and the financial statements of Serex as at December 31, 1999 and 1998 and for each of the years in the two year period ended December 31, 1999, included in this prospectus and in the registration statement have been audited by KPMG LLP, independent auditors, and are included in this prospectus and in this registration statement in reliance upon such report, and upon the authority of KPMG LLP as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     Nymox is subject to the informational requirements of the Exchange Act and in accordance with that Act files reports and other information with the SEC. You may inspect and copy any such reports and other information filed by Nymox with the SEC, including the registration statement on Form F-1 of which this prospectus is a part, at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, Suite 1300, New York l0048 and Northwest Atrium Center 600 West Madison Street, Suite 1400, Chicago, IL 60561. You may obtain copies of such material, at prescribed rates, by a written request addressed to the Commission at the Public Reference Section at 450 Fifth Street, N.W. Washington, D.C. 20549. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC at l-800-SEC-0330. In addition, the common shares are listed on the Nasdaq SmallCap Market and reports and other information concerning Nymox may also be inspected at the offices of the Nasdaq Stock Market, Inc., Nasdaq Listing Qualifications, 9801 Washingtonian Boulevard, Rockville, MD 20878.

     In addition, Nymox will provide without charge to each person to whom this prospectus is delivered, upon either the written or oral request of such person, the Annual Report to Shareholders for Nymox's latest fiscal year. Such requests should be directed to Roy Wolvin, CFO of Nymox Pharmaceutical Corporation, 9900 Cavendish Blvd., Suite 306, St. Laurent, QC, Canada H4M 2V2, telephone 1-800-936-9669.

             ENFORCEMENT OF CERTAIN CIVIL LIABILITIES AND AUTHORIZED
                       REPRESENTATIVE IN THE UNITED STATES

     Many of Nymox's directors, officers and certain experts named in this prospectus are residents of Canada. Consequently, it may be difficult for United States investors to effect service within the United States upon Nymox's directors, officers or certain experts named in this prospectus, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. A judgment of a court of the United States predicated solely upon such civil liabilities would probably be enforceable in Canada by the Canadian court if the United States court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or Nymox predicated solely upon such civil liabilities.

     The authorized agent to receive service of process in the United States is C.T. Corporation System, 111 Eighth Ave., 13th Floor, New York, NY, 10011, telephone (212) 590-9200.

                              FINANCIAL INFORMATION

                      Consolidated Financial Statements of

                              NYMOX PHARMACEUTICAL
                                   CORPORATION


                  Years ended December 31, 2000, 1999 and 1998

AUDITORS' REPORT TO THE SHAREHOLDERS

     We have audited the consolidated balance sheets of Nymox Pharmaceutical Corporation as at December 31, 2000 and 1999 and the consolidated statements of earnings, deficit and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     With respect to the consolidated financial statements for the year ended December 31, 2000, we conducted our audit in accordance with Canadian generally accepted auditing standards and United States generally auditing standards. With respect to the consolidated financial statements for each of the years in the two-year period ended December 31, 1999, we conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and 1998 in accordance with Canadian generally accepted accounting principles.

     Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three-year period ended December 31, 2000 and shareholders' equity as at December 31, 2000, 1999 and 1998 to the extent summarized in note 10 to the consolidated financial statements.

/s/ KPMG LLP
Chartered Accountants

Montreal, Canada
February 22, 2001

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Financial Statements
Years ended December 31, 2000, 1999 and 1998

FINANCIAL STATEMENTS

     Consolidated Balance Sheets............................................. 68

     Consolidated Statements of Earnings..................................... 69

     Consolidated Statements of Deficit...................................... 70

     Consolidated Statements of Cash Flows................................... 71

     Notes to Consolidated Financial Statements.............................. 72

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Balance Sheets

December 31, 2000 and 1000
(in US dollars)


                                                    2000              1999
                                               -------------     -------------

Assets
Current assets:
  Cash                                         $     565,711     $     449,363
  Accounts and other receivables                     101,517            43,001
  Research tax credits receivable                     10,457             3,180
  Notes receivable (note 3)                                -           181,280
  Inventory                                            4,325                 -
  Prepaid expenses                                    67,500           100,000
                                               -------------     -------------
                                                     749,510           776,824
Capital assets (note 4)                            3,546,616         1,168,316
Deferred share issuance costs (note 6(c))            222,512           195,351
                                               -------------     -------------
                                               $   4,518,638     $   2,140,491
                                               =============     =============
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities          $323,774          $486,916
  Note payable                                             -           346,428
                                               -------------     -------------
                                                     323,774           833,344
Non-controlling interest (note 5)                    933,922                 -

Shareholders' equity:
  Share capital (note 6)                          23,243,941        16,912,963
  Deficit                                        (19,982,999)      (15,605,816)
                                               -------------     -------------
                                                   3,260,942         1,307,147
Commitments and contingency (note 7)
Subsequent event (note 12)
                                               -------------     ---------------
                                               $   4,518,638     $   2,140,491
                                               =============     ===============

See accompanying notes to consolidated financial statements.

On behalf of the Board:

/S/ PAUL AVERBACK, MD  Director

/S/ HANS BLACK, MD     Director

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Statements of Earnings

Years ended December 31, 2000, 1999 and 1998
(in US dollars)


                                        2000            1999            1998
                                    ------------    ------------    ------------
Revenues:
  Sales                             $   157,688     $   153,252     $   104,804
  Interest                               68,179          36,951         168,761
                                    -----------     -----------     -----------
                                        225,867         190,203         273,565

Expenses:
  Research and development            2,084,232       1,137,122       2,091,745
  Less research tax credits             (10,457)         (4,181)         (4,003)
                                    -----------     -----------     -----------
                                      2,073,775       1,132,941       2,087,742
  Marketing                             363,142         942,205       2,245,023
  General and administrative          1,335,500       1,229,894         550,269
  Cost of sales                          87,450         103,340          70,670
  Depreciation and amortization         375,810         136,947          93,917
  Interest and bank charges              14,169           5,856           9,157
                                    -----------     -----------     -----------
                                      4,249,846       3,551,183       5,056,778
  Gain on disposal of capital
   assets                                     -        (46,684)               -
                                    -----------     -----------     -----------
                                      4,249,846       3,504,449       5,056,778
                                    -----------     -----------     -----------
Net loss                            $(4,023,979)    $(3,314,296)    $(4,783,213)
                                    ===========     ===========     ===========
Loss per share                      $     (0.19)    $     (0.17)    $     (0.25)
                                    ===========     ===========     ===========
Weighted average number
 of common shares                    20,890,735      19,886,430      19,304,435
                                    ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Statements of Deficit

Years ended December 31, 2000, 1999 and 1998
(in US dollars)


                                    2000             1999             1998
                                -------------    -------------    -------------
Deficit, beginning of year      $(15,605,816)    $(12,256,479)    $ (7,415,759)

Net loss                          (4,023,979)      (3,314,296)      (4,783,213)

Share issue costs                   (353,204)         (35,041)         (57,507)
                                ------------     ------------     ------------

Deficit, end of year            $(19,982,999)    $(15,605,816)    $(12,256,479)
                                ============     ============     ============



See accompanying notes to consolidated financial statements.

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Statements of Cash Flows

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

                                        2000            1999            1998
                                    ------------    ------------    ------------
Cash flows from operating
 activities:
  Net loss                          $(4,023,979)    $(3,314,296)    $(4,783,213)
  Adjustments for:
    Depreciation and amortization       375,810         136,947          93,917
    Gain on disposal of capital
     assets                             (46,684)              -
    Foreign exchange                          -         (13,453)         (4,858)
    Write-off of note receivable        108,280               -               -
  Change in operating assets and
   liabilities:
    Accounts and other receivables       16,730          36,316         (59,464)
    Interest receivable                       -          31,928         (29,018)
    Receivable from a financial
     institution                              -         441,696        (441,696)
    Research tax credits receivable      (7,277)            824          99,925
    Inventory                            (4,325)              -               -
    Prepaid expenses                     56,000        (102,945)              -
    Accounts payable and accrued
     liabilities                       (380,511)        188,872          93,129
                                    -----------     -----------     -----------
                                      3,859,272)     (2,640,795)     (5,031,278)
Cash flows from financing
 activities:
  Proceeds from issuance of share
   capital                            5,010,981         969,253       5,996,622
  Proceeds from notes payable           201,993         346,428               -
  Repayment of notes payable           (548,421)              -               -
  Share issue costs                    (380,365)       (230,392)        (57,507)
                                    -----------     -----------     -----------
                                      4,284,188       1,085,289       5,939,115
Cash flows from investing
 activities:
  Additions to capital assets          (381,568)       (164,783)       (390,125)
  Proceeds from disposal of
   capital assets                             -         185,896               -
  Proceeds from collection of
   notes receivable                      73,000               -        (151,040)
  Net proceeds on maturity of
   (purchases of) short-term
   investments                                -       1,464,635        (231,290)
                                    -----------     -----------     -----------
                                       (308,568)      1,485,748        (772,455)
Effect of foreign exchange rate
 changes on cash                              -          24,215           8,066
                                    -----------     -----------     -----------
Net increase (decrease) in cash         116,348         (45,543)        143,448

Cash, beginning of year                 449,363         494,906         351,458
                                    -----------     -----------     -----------
Cash, end of year                   $   565,711     $   449,363     $   494,906
                                    ===========     ===========     ===========

Supplemental disclosure to
 statements of cash flows:
  (a) Interest paid                 $    14,169     $     5,856     $     9,157
  (b) Non-cash transactions:
       Acquisition of Serex Inc.
        by issuance of common
        shares and other securities   1,319,997              --              --
       Amortization of deferred
        share issue costs                20,220              --              --
                                    ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)


1.   ORGANIZATION AND BUSINESS ACTIVITIES:

     Nymox Pharmaceutical Corporation (the "Corporation"), incorporated under the Canada Business Corporations Act, is a development stage biopharmaceutical corporation which specializes in the research and development of products for the diagnosis and treatment of Alzheimer's disease. The Corporation is currently marketing AlzheimAlert(TM), a urinary test that aids physicians in the diagnosis of Alzheimer's disease, and is developing treatments aimed at the causes of Alzheimer's disease. The Corporation also markets NicAlert(TM), a test that uses urine or saliva to detect use of tobacco products. The Corporation is developing new antibacterial agents for the treatment of urinary tract and other bacterial infections in humans which have proved highly resistant to conventional antibiotic treatments and for the treatment of E-coli 0157:H7 bacterial contamination in hamburger meat and other food and drink products. Under development at its subsidiary, Serex, Inc., are a potential saliva-based cholesterol test and a potential test for osteoporosis.

     Since inception, the Corporation's activities have been primarily focused on developing certain pharmaceutical technologies and obtaining outside funding to support the continued development of its technologies. Cumulative disclosure of selected financial information is presented in note 10 (c). The Corporation is subject to a number of risks, including the successful development and marketing of its technologies. In order to achieve its business plan and the realization of its assets and settlement of its liabilities in the normal course of operations, the Corporation anticipates the need to raise additional capital and/or achieve sales and other revenue generating activities. (See notes 6 (c) and 12).

     The Corporation is listed on the NASDAQ Stock Market.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Consolidation and change in measurement currency:

          The consolidated financial statements of the Corporation have been prepared under Canadian generally accepted accounting principles ("GAAP") and include the accounts of its US subsidiaries, Nymox Corporation and Serex Inc. Intercompany balances and transactions have been eliminated on consolidation.

          Consolidated financial statements prepared under US GAAP would differ in some respects from those prepared in Canada. A reconciliation of earnings and shareholders' equity reported in accordance with Canadian GAAP and with US GAAP is presented in note 10.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (a)  Consolidation and change in measurement currency (continued):

          Effective January 1, 2000, the Corporation adopted the United States dollar as its measurement currency as a result of the significance of business activities conducted in the United States and the increasing proportion of operating, financing and investing transactions in the Canadian operations that are denominated in U.S. dollars. In accordance with Canadian GAAP, the consolidated financial statements for the comparative figures as at and for the years ended December 31, 1999 and 1998 have been presented in US dollars using the convenience translation method whereby all Canadian dollar amounts were converted into US dollars at the closing exchange rate at December 31, 1999, which was $1.4433 Canadian dollar per US dollar.

     (b)  Inventory:

          Inventory consists of finished goods and are carried at the lower of cost and net realizable value. The cost of finished goods is determined using the full cost accounting method.

     (c)  Capital assets:

          Capital assets are recorded at cost. Depreciation and amortization are provided using the following methods and annual rates:

                    Asset                          Method            Rate
                    -----                          ------            ----

          Computer equipment                   Straight-line          20%
          Laboratory equipment                 Straight-line          20%
          Office equipment and fixtures        Straight-line          20%
          Intellectual property rights         Straight-line          10%

          The capitalized amount with respect to patents relates to direct costs incurred in connection with securing the patents. The cost of the patents does not necessarily reflect their present or future value and the amount ultimately recoverable is dependent upon the successful commercialization of the related products. Accordingly, patents are being amortized using the straight-line method commencing in the year of commercial production of the developed products. The capitalized amount is being amortized over the remaining years of the initial life of the patent of approximately 20 years.

          Management reviews the unamortized balance of intellectual property rights and patents on an annual basis and recognizes any impairment in carrying value when it is identified.

     (d)  Revenue recognition:

          Revenue from sales is recognized when the service is performed.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (e)  Research and development expenditures:

          Research expenditures, net of research tax credits, are expensed as incurred. Development expenditures, net of tax credits, are expensed as incurred, except if they meet the criteria for deferral in accordance with generally accepted accounting principles.

     (f)  Foreign exchange:

          The Corporation's measurement currency is the United States dollar. Monetary assets and liabilities of the Canadian and foreign operations denominated in currencies other than the United States dollar are translated at the rates of exchange prevailing at the balance sheet dates. Other assets and liabilities denominated in currencies other than the United States dollar are translated at the exchange rates prevailing when the assets were acquired or the liabilities incurred. Revenues and expenses denominated in currencies other than the United States dollar are translated at the average exchange rate prevailing during the year, except for depreciation and amortization which are translated at the same rates as those used in the translation of the corresponding assets. Foreign exchange gains and losses resulting from the translation are included in the determination of net earnings.

     (g)  Stock-based compensation plan:

          No compensation expense is recognized under the Corporation's stock-based compensation plan when stock options are issued to employees. Any consideration paid by employees on exercise of stock options is credited to share capital.

     (h)  Income taxes:

          In 2000, the Corporation adopted the new recommendations of the Canadian Institute of Chartered Accountants ("CICA") with respect to accounting for income taxes. The CICA's new standard adopts the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense or benefit is the sum of the Company's provision for current income taxes and the difference between the opening and ending balances of the future income tax assets and liabilities.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (h)  Income taxes (continued):

          Prior to adoption of this new accounting standard, income tax expense was determined using the deferral method. Under this method, deferred income tax expense was determined based on "timing differences" (differences between the accounting and tax treatment of items of expense or income), and were measured using the tax rates in effect in the year the differences originated. Certain deferred tax assets, such as the benefit of tax losses carried forward, were not recognized unless there was virtual certainty that they would be realized.

          The Company has adopted the new income tax accounting standard and has applied the provisions of the standard retroactively to January 1, 1998. The adoption of the new standard did not affect current or previously reported earnings.

     (i)  Use of estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     (j)  Loss per share:

          The loss per share amounts have been calculated using the weighted average number of common shares outstanding during the year. Fully diluted loss per share has not been disclosed because the effect of common shares issuable upon the exercise of options and warrants would be anti-dilutive.

3.   NOTES RECEIVABLE:

                                                          2000          1999
                                                          ----          ----
     Note receivable, unsecured, non-interest
      bearing, payable on demand                         $   --      $  38,800

     Note receivable, unsecured, bearing interest
      at 9% per annum beginning February 1, 1999,
      payable on demand, denominated in US dollars           --        142,480
                                                         ------      ---------

                                                         $   --      $ 181,280
                                                         ======      =========

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

3.   NOTES RECEIVABLE (CONTINUED):

     The notes were receivable from a former director and senior executive who is no longer associated with the Company. In 1999, Nymox Corporation, the Corporation's subsidiary, commenced an action against the former director for repayment of the two promissory notes and on August 5, 1999, the court granted Nymox Corporation's motion for summary judgment. During 2000, all actions were settled between the parties and the Corporation received approximately $73,000 as full settlement for the notes receivable. The difference of $108,280 was expensed in 2000.

4.   CAPITAL ASSETS:

                                                         2000
                                      ------------------------------------------
                                                     Accumulated       Net book
                                          Cost       depreciation       value
                                      -----------    ------------    -----------

     Computer equipment               $    73,049     $   33,611     $    39,438
     Laboratory equipment                 613,219        401,389         211,830
     Office equipment and fixtures         88,949         71,538          17,411
     Patents                            1,322,496        162,696       1,159,800
     Intellectual property rights       2,353,486        235,349       2,118,137
                                      $ 4,451,199     $  904,583     $ 3,546,616


                                                         1999
                                      ------------------------------------------
                                                     Accumulated       Net book
                                          Cost       depreciation       value
                                      -----------    ------------    -----------

     Computer equipment               $    57,713     $   25,203     $    32,510
     Laboratory equipment                 258,145        104,053         154,092
     Office equipment and fixtures         26,527         11,750          14,777
     Patents                            1,042,427         75,491         966,936
     Intellectual property rights               1             --               1
                                      $ 1,384,813     $  216,497     $ 1,168,316

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

5.   BUSINESS ACQUISITION:

     The Corporation entered into a share purchase agreement to acquire a controlling interest in Serex, Inc. ("Serex"), a privately-held corporation based in New Jersey. When the agreement closed on March 2, 2000, the Corporation acquired 72.3% of the issued and outstanding common stock of Serex in exchange for 187,951 common shares of the Corporation having a value of approximately $657,825, and a warrant to purchase 115,662 of the Corporation's common shares at a price of $3.70 per share exercisable on the following dates: (i) January 8, 2001 - 35,783 shares (ii) January 8, 2002 - 30,000 shares (iii) January 8, 2003 - 30,000 shares, (iv) January 8, 2004 - 19,879 shares. In connection with this acquisition, the Corporation also issued 40,000 options to the selling shareholder to purchase the Corporation's shares. The options are exercisable at a price of $3.70/share over a four-year period.

     On August 1, 2000, the Corporation acquired an additional 293,138 shares of Serex for a consideration consisting of 54,646 common shares of the Corporation having a value of $191,261 and warrants to purchase 33,627 of the Corporation's common shares at a price of $3.70 per share. On October 25, 2000, the Corporation acquired an additional 75,520 shares of Serex for a consideration of 14,078 common shares of the Corporation having a value of $49,273 and warrants to purchase 8,663 of the Corporation's common shares at a price of $3.70 per share. After the above transactions, the Corporation had approximately 97% of the outstanding shares of Serex.

     Details of the acquisition are as follows:

     Assets acquired:
       Current assets                                        $     98,746
       Capital assets                                              19,056
       Current liabilities                                       (217,369)
       Non-controlling interest (i)                              (933,922)
                                                             ------------
                                                               (1,033,489)

     Patents, technological platform and know-how
      acquired ("Intellectual property rights")                 2,353,486
                                                             ------------
     Value of assets acquired                                $  1,319,997

     Consideration:
       Common shares                                         $    898,359
       Warrants and options (ii)                                  421,638
                                                             ------------
                                                             $  1,319,997
                                                             ============

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

5.   BUSINESS ACQUISITION (CONTINUED):

     (i) Non-controlling interest includes redeemable, convertible preferred shares of Serex held by third parties in the amount of $800,000. Up to 50% of preferred shares are redeemable at any time at the option of the preferred shareholders for their issue price. The preferred shares are convertible into common shares of Serex at a price of $3.946 per share.

     (ii) The Corporation determined that the warrants and options issued in connection with the acquisition of Serex had a value of $421,638, which was determined using the methodology described in note 10
          (d)(2).

6.   SHARE CAPITAL:
                                                     2000             1999
                                                     ----             ----
     Authorized:
       An unlimited number of common
        shares
     Issued and outstanding:
       21,377,621 common shares (1999 -
        20,003,804)                              $ 22,822,303     $ 16,912,963
       Warrants and options (see note 5
        (ii))                                         421,638               --
                                                 ------------     ------------
                                                 $ 23,243,941     $ 16,912,963
                                                 ============     ============

     (a) Changes in the Corporation's outstanding common shares are presented below:

                                                      Shares          Dollars
                                                      ------          -------
          Issued and outstanding,
           December 31, 1998                        19,727,904     $ 15,943,710

          Issue of common shares for cash (b)          177,000          746,553
          Issue of common shares pursuant to
           exercise of stock options (e)                98,900          222,700
                                                    ----------     ------------

          Balance, December 31, 1999                20,003,804       16,912,963

          Issue of common shares for cash (b)(c)     1,112,142        5,000,000

          Issue of common shares in connection
           with Serex acquisition                      256,675          898,359
          Issue of common shares pursuant to
           exercise of stock options (e)                 5,000           10,981
                                                    ----------     ------------

          Balance, December 31, 2000                21,377,621     $ 22,822,303
                                                    ==========     ============

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

6.   SHARE CAPITAL (CONTINUED):

     (b)  Private placements:

          In 2000, the Corporation completed a private placement for 821,637 common shares and received aggregate proceeds of $4,000,000. In 1999, the Corporation completed private placements for 177,000 common shares for total aggregate proceeds of $746,553. The share issue costs related to these private placements have been charged against the deficit. See note 7 (c).

     (c)  Common Stock Purchase Agreement:

          In November 1999, the Corporation and Jaspas Investments Limited ("Jaspas"), a corporation based in the British Virgin Islands, signed a common stock purchase agreement (the "Agreement") that establishes the terms and conditions for the future issuance and purchase of the Corporation's common shares by Jaspas. In general terms, Jaspas is committed to purchase up to $12 million of the Corporation's common shares over a thirty-month period. However, Jaspas may not purchase more than 19.9% of the Corporation's common shares issued and outstanding as of November 12, 1999, the closing date under the Agreement, without obtaining shareholder approval.

          The Agreement establishes what is referred to by the parties as an equity drawdown facility. On a monthly basis, the Corporation may request a drawdown on the facility subject to a formula, based on the average stock price and average trading volume, that sets the maximum amount for any given draw. At the end of a 22-day trading period following the drawdown request, the amount of money that Jaspas will provide to the Corporation and the number of shares that the Corporation will issue is settled based on the formula using the average daily share price for each of the 22 trading days. Jaspas receives a 6% discount on the market price determined for the 22-day trading period, and the Corporation will receive the settled amount less a 3% placement fee payable to the placement agents.

          The Corporation may make up to 24 drawdowns to a maximum of $750,000/drawdown and $12,000,000 in total. There are certain conditions that must be satisfied before Jaspas is obligated to purchase the Corporation's common shares. In 2000, the Corporation issued 290,505 common shares and raised $1,000,000 under this facility. In 1999, no drawdown was made by the Corporation.

          The Corporation has also issued a warrant to Jaspas to purchase 200,000 common shares (see note 6 (d)).

          The gross fees related to this transaction amounted to $242,732 and have been accounted for as deferred share issuance costs and are being amortized over the thirty-month drawdown period. Amortization is calculated for each drawdown based on the percentage of the actual drawdown over the total facility. In 2000, the Corporation amortized $20,220 of deferred share issuance costs to the deficit.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

6.   SHARE CAPITAL (CONTINUED):

     (d)  Warrants:

          The Corporation has issued the following warrants to purchase common shares:

          Exercise                                    Outstanding
           price                                           at
            per                   Exercised           December 31,
Warrants   share    Issued         to date   Expired      2000           Expiry
--------  --------  ------        ---------  -------  ------------       ------

Series E   $ 4.53   200,000 (i)       -         -       200,000     November 30, 2004
Series F   $ 4.06   160,000 (ii)      -         -       160,000     November 30, 2004
Series G   $ 3.70   115,662 (iii)     -         -       115,662       January 8, 2005
Series H   $ 9.38    66,667 (iv)      -         -        66,667         March 6, 2004
Series I   $ 7.81    26,667 (iv)      -         -        26,667         March 6, 2004
Series J   $ 3.70    42,290 (iii)     -         -        42,290         July 31, 2005

          (i) Warrant issued to Jaspas in connection with the common stock purchase agreement referred to in note 6 (c). The warrant entitles Jaspas to purchase 100,000 common shares at an exercise price of US$4.5315. Jaspas may purchase a further 100,000 common shares at the same price only if the Corporation has not drawn down at least US$7,000,000 within eighteen months from the effective date of the agreement.

          (ii) Warrants issued to placement agents in connection with the common stock purchase agreement. The warrants are exercisable at a price of US$4.0625.

          (iii) Warrants issued in connection with the Serex acquisition (see note 5).

          (iv) Warrants issued in connection with 2000 private placement (see note 6 (b)).

     (e)  Stock options:

          The Corporation has established a stock option plan (the "Plan") for its key employees, its officers and directors, and certain consultants. The Plan is administered by the Board of Directors of the Corporation. The Board may from time to time designate individuals to whom options to purchase common shares of the Corporation may be granted, the number of shares to be optioned to each, and the option price per share. The option price per share cannot involve a discount to the market price at the time the option is granted. The total number of shares to be optioned to any one individual cannot exceed 5% of the total issued and outstanding shares and the maximum number of shares which may be optioned under the Plan cannot exceed 2,500,000 common shares without shareholder approval.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

6.   SHARE CAPITAL (CONTINUED):

     (e)  Stock options (continued):

          Changes in outstanding options were as follows for the last two fiscal periods:

                                                                     Weighted
                                                                      average
                                                                     exercise
                                                   Number              price
                                                   ------            --------

          Balance, December 31, 1998              1,926,000          $   3.97

          Granted                                   351,500              3.72

          Exercised                                 (98,900)             2.25

          Expired                                   (55,000)             6.63

          Cancelled                                (993,100)             2.30

          Balance, December 31, 1999              1,130,500              4.76

          Granted                                   549,000              4.06

          Exercised                                  (5,000)             2.20

          Expired                                   (10,000)             4.26

          Cancelled                                 (25,000)             3.12

          Balance, December 31, 2000              1,639,500          $   4.54

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

6.   SHARE CAPITAL (CONTINUED):

     (e)  Stock options (continued):

          At December 31, 2000, options outstanding and exercisable were as follows:

            Options         Options       Exercise Price
          outstanding     exercisable       per share           Expiry date
          -----------     -----------     --------------        -----------

             285,000         275,000          $2.25           January 17, 2006
              20,000          20,000          $9.53           January 17, 2006
              20,000          20,000          $6.79           January 17, 2006
              40,000          40,000          $6.93           January 17, 2006
             100,000         100,000          $7.97             April 30, 2006
              10,000          10,000         $11.60            August 13, 2006
              50,000          10,000          $6.24            August 13, 2006
              30,000          30,000          $6.93            August 13, 2006
              25,000          25,000          $6.24           October 31, 2007
              90,000          90,000          $6.93           October 31, 2007
               9,000           9,000          $6.41          December 19, 2007
             100,000         100,000          $4.85           November 9, 2008
              50,000          50,000          $6.93           January 22, 2009
             175,000         145,000          $3.12               May 13, 2009
              10,000          10,000          $6.93               May 13, 2009
               3,500           1,167          $6.41               May 13, 2009
              75,000          75,000          $3.12               June 1, 2009
              40,000               -          $3.70            January 8, 2009
             308,500         268,500          $3.87                May 1, 2010
              50,000               -          $6.93                May 1, 2010
              10,000          10,000          $4.70              June 15, 2010
              10,000          10,000          $3.50              July 13, 2010
               2,000           2,000          $4.00              July 13, 2010
              71,500          31,500          $3.20            August 14, 2010
               5,000               -          $3.15            August 16, 2010
              50,000          50,000          $3.90            August 25, 2010
           ---------       ---------
           1,639,500       1,382,167
           =========       =========

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

7.   COMMITMENTS AND CONTINGENCY:

     (a)  Operating leases:

          Minimum lease payments under operating leases for the Corporation's premises for the next five years are as follows:

                  2001                                       $ 152,031
                  2002                                         134,394
                  2003                                         104,382
                  2004                                          93,740
                  2005                                          15,623
                                                             ---------
                                                             $ 500,170
                                                             =========

     (b)  Research funding agreement:

          The Corporation is committed to make research grants to an unrelated medical facility in the U.S. in the aggregate amount of approximately $215,000 in the next two years as follows:

                  2001                                       $ 172,000
                  2002                                          43,000
                                                             ---------
                                                             $ 215,000
                                                             =========

          Under this agreement, the medical facility benefits from research funding and collaboration from the Corporation and is entitled to royalties based on a percentage of sales of any commercialized product derived from this research.

     (c)  Contingency:

          A shareholder has served the Corporation with a Statement of Claim filed with the Ontario Superior Court of Justice claiming to be entitled to the issuance of 388,797 additional shares in accordance with repricing provisions contained in the March 2000 private placement agreement referred to in note 6 (b) and to damages for lost opportunity to sell these shares. The Corporation believes that the shareholder's interpretation of the repricing provisions in the March 2000 agreement is incorrect and intends to defend the action vigorously.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

8.   INCOME TAXES:

     Details of the components of income taxes are as follows:

                                      2000            1999            1998
                                      ----            ----            ----
     Loss before income taxes:
       Canadian operations        $(2,558,476)    $(2,631,662)    $(1,782,794)
       U.S. operations             (1,465,503)       (682,634)     (3,000,419)
                                  -----------     -----------     -----------
                                   (4,023,979)     (3,314,296)     (4,783,213)
     Basic income tax rates              38.0%           38.0%           38.0%
                                  -----------     -----------     -----------
     Income tax recovery at
      statutory rates               1,529,000       1,260,000       1,817,000
     Adjustments in income
      taxes resulting from:
       Non-recognition of
        losses and other
        unclaimed deductions       (1,529,000)     (1,260,000)     (1,817,000)
                                  -----------     -----------     -----------
     Income taxes                 $         -     $         -     $         -
                                  ===========     ===========     ===========

     The income tax effect of temporary differences that give rise to the net future tax asset is presented below:

                                                    2000             1999
                                                    ----             ----

     Non-capital losses                         $ 6,695,000      $ 4,918,000
     Scientific Research and experimental
      development expenditures                      644,000          662,000
     Investment tax credits                         350,000          330,000
     Intellectual property rights                  (805,000)               -
     Less valuation allowance                    (6,884,000)      (5,910,000)
                                                -----------      -----------
     Net future tax asset                       $         -      $         -
                                                ===========      ===========

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

8.   INCOME TAXES (CONTINUED):

     In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income and tax planning strategies. Since the Corporation is a development stage enterprise, the generation of future taxable income is dependent on the successful commercialization of its products and technologies.

     The Corporation has non-capital losses carried forward and accumulated scientific research and development expenditures which are available to reduce future years' taxable income. The related income tax benefit of these items will be recorded in earnings when realized. These expire as follows:

                                                   Federal      Provincial
                                                   -------      ----------
     Non-capital losses:
          2001                                   $   40,000     $   40,000
          2002                                      637,000              -
          2003                                    1,379,000        884,000
          2004                                      962,000        755,000
          2005                                    2,095,000      2,096,000
          2006                                    2,435,000      2,435,000
          2007                                    2,417,000      2,417,000
     Scientific research and development
      Expenditures:  (Indefinitely)               1,312,000      2,943,000


     The Corporation also has investment tax credits available in the amount of approximately $350,000 to reduce future years' federal taxes payable. The benefit of these credits will be recorded when realized. These credits expire as follows:

          2005                                                  $   25,000
          2006                                                     184,000
          2007                                                      98,000
          2008                                                       3,000
          2009                                                       8,000
          2010                                                      32,000

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

8.   INCOME TAXES (CONTINUED):

     In addition, the Corporation's US subsidiaries have losses carried forward of approximately $6,840,000 which expire as follows:

          2011                                                  $  460,000
          2012                                                   1,730,000
          2018                                                   2,700,000
          2019                                                     950,000
          2020                                                   1,000,000

9.   FINANCIAL INSTRUMENTS:

     (a)  Foreign currency risk management:

          As indicated in note 2 (a), the Corporation has adopted the US dollar as its measurement currency effective January 1, 2000 because a substantial portion of revenues, expenses, assets and liabilities of its Canadian and US operations are denominated in US dollars. The Canadian operation also has transactions denominated in Canadian dollars, principally relating to salaries and rent. The Corporation does not engage in the use of derivative financial instruments to manage its currency exposures. Fluctuations in payments made for the payment of the Corporation's expenses denominated in currencies other than the US dollar could cause unanticipated fluctuations in the Corporation's operating results.

     (b)  Fair value disclosure:

          The Corporation has determined that the carrying value of its short-term financial assets and liabilities approximates fair value due to the immediate or short-term maturity of these financial instruments.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

10.  CANADIAN/U.S. REPORTING DIFFERENCES:

     (a)  Consolidated statements of earnings:

          The reconciliation of earnings reported in accordance with Canadian GAAP and with U.S. GAAP is as follows:

                                           2000           1999          1998
                                           ----           ----          ----

          Net loss, Canadian GAAP      $(4,023,979)   $(3,314,296)  $(4,783,213)
          Adjustments:
          Amortization of patents (i)        9,361          9,142       (50,622)
          Stock-based compensation -
           options granted to
           non-employees (ii)             (257,690)      (198,815)     (274,088)
          Change in reporting
           currency (iii)                        -         94,803       128,361
                                       -----------    -----------   -----------
          Net loss, U.S. GAAP           (4,272,308)   $(3,409,166)  $(4,979,562)
                                       -----------    -----------   -----------
          Loss per shares, U.S. GAAP   $     (0.20)   $     (0.17)  $     (0.26)
                                       ===========    ===========   ===========

     (b)  Consolidated shareholders' equity:

          The reconciliation of shareholders' equity reported in accordance with Canadian GAAP and with U.S. GAAP is as follows:

                                           2000           1999          1998
                                           ----           ----          ----

          Shareholders' equity,
           Canadian GAAP               $ 3,260,942    $ 1,307,147   $ 3,687,231
          Adjustments:
          Amortization of patents (i)     (147,946)      (157,307)     (176,549)
          Stock-based compensation -
           options granted to
           non-employees (ii)
          Cumulative compensation
           expense                      (1,205,543)      (947,853)     (792,788)
          Additional paid-in capital     1,258,106      1,000,416       749,038
          Change in reporting
           currency (iii)                  (62,672)       (62,672)     (162,580)
                                       -----------    -----------   -----------
                                          (158,055)      (167,416)     (382,879)
                                       -----------    -----------   -----------
          Shareholders' equity, U.S.
           GAAP                        $ 3,102,887    $ 1,139,731    3,304,352
                                       ===========    ===========   ===========

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

10.  CANADIAN/U.S. REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated shareholders' equity:

          (i) In accordance with APB Opinion 17, Intangible Assets, the patents are amortized using the straight-line method over the legal life of the patents from the date the patent was secured. For Canadian GAAP purposes, patents are amortized commencing in the year of commercial production of the developed products.

          (ii) In accordance with FAS 123, Accounting for Stock-Based Compensation, compensation related to the stock options granted to non-employees has been recorded in the accounts based on the fair value of the stock options at the grant date. The fair value of the stock options was estimated as described in note 10
                (d)(2). There are no comparable Canadian standards.

          (iii) Change in reporting currency:

                As explained in note 2 (a), the Company has adopted the US dollar as its reporting currency effective January 1, 2000.
                For Canadian GAAP purposes, the financial information for 1999 and 1998 has been translated into US dollars at the December 31, 1999 exchange rate. For United States GAAP reporting purposes, assets and liabilities for all years presented have been translated into US dollars at the ending exchange rate for the respective year and the statement of earnings at the average exchange rate for the respective year.

     (c)  Consolidated comprehensive income:

                                        2000           1999           1998
                                        ----           ----           ----

          Net loss, US GAAP         $(4,272,308)   $(3,409,166)   $(4,979,562)

          Other comprehensive
           income (loss):
            Foreign currency
             translation
             adjustment
                                              -        111,518         (8,733)
                                    -----------    -----------    -----------
          Comprehensive loss        $(4,272,308)   $(3,297,648)   $(4,988,295)
                                    ===========    ===========    ===========

          FAS 130, Reporting Comprehensive Income, requires the Corporation to report and display certain information related to comprehensive income for the Corporation. Comprehensive income includes net earnings and certain foreign currency translation adjustments.

          The accumulated comprehensive loss only comprises foreign currency translation adjustments and is included in the amount of shareholders' equity presented for US GAAP purposes in note 10 (b).

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

10.  CANADIAN/U.S. REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by United States GAAP:

          (1)  Development stage company:

               The Corporation is in the process of developing unique patented products which are subject to approval by the regulatory authorities. It has had limited revenues to date on the sale of its products under development. Accordingly, the Corporation is a development stage company as defined in Statement of Financial Accounting Standards No. 7 and the following additional disclosures are provided:

                                            Cumulative since    Cumulative since
                                              the date of         the date of
                                            inception of the    inception of the
                                             Corporation to      Corporation to
                                              December 31,        December 31,
                                                  2000                1999
                                            ----------------    ----------------

               Interest revenue              $     484,150       $     415,971
               Sales                               432,776             275,088
               Gross research and
                development expenditures         8,936,120           7,460,818
               Other expenses                   12,054,382           9,269,381
               Cash inflows (outflows):
                 Operating activities          (18,918,110)        (15,058,838)
                 Investing activities             (513,063)           (204,495)
                 Financing activities           21,437,303          17,153,115
                                             =============       =============

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued
Years ended December 31, 2000, 1999 and 1998
(in US dollars)

10.  CANADIAN/U.S. REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by United States GAAP (continued):

          (1)  Development stage company (continued):

               The statement of shareholders' equity since date of inception is presented below.

                                                                    Additional
                                         Number                      paid-in     Accumulated
                                       of shares    Consideration    capital       deficit         Total
                                       ---------    -------------   ----------   -----------       -----
Year ended July 31, 1990:
  Common shares issued                 2,500,000     $   172,414       $   -     $         -    $   172,414
  Net loss                                     -               -           -        (109,241)      (109,241)
                                       ---------     -----------       -----     -----------    -----------
  Balance, July 31, 1990               2,500,000         172,414           -        (109,241)        63,173
Year ended July 31, 1991:
  Net loss                                     -               -           -         (21,588)       (21,588)
  Cumulative translation adjustment            -           1,499           -            (950)           549
                                       ---------     -----------       -----     -----------    -----------
  Balance, July 31, 1991               2,500,000         173,913           -        (131,779)        42,134
Year ended July 31, 1992:
  Common shares issued                     9,375          31,468           -               -         31,468
  Net loss                                     -               -           -         (45,555)       (45,555)
  Cumulative translation adjustment            -          (6,086)          -           5,598           (488)
                                       ---------     -----------       -----     -----------    -----------
  Balance, July 31, 1992               2,509,375         199,295           -        (171,736)        27,559
Year ended July 31, 1993:
  Common shares issued                   201,250         159,944           -               -        159,944
  Common shares cancelled               (500,000)              -           -               -              -
  Net loss                                     -               -           -         (38,894)       (38,894)
  Cumulative translation adjustment            -         (13,994)          -          12,830         (1,164)
                                       ---------     -----------       -----     -----------    -----------
  Balance, July 31, 1993               2,210,625         345,245           -        (197,800)       147,445
Year ended July 31, 1994:
  Common shares issued                     2,500           7,233           -               -          7,233
  Net loss                                     -               -           -         (53,225)       (53,225)
  Cumulative translation adjustment            -         (25,173)          -          15,808         (9,365)
                                       ---------     -----------       -----     -----------    -----------
  Balance, July 31, 1994               2,213,125         327,305           -        (235,217)        92,088
Year ended July 31, 1995:
  Common shares issued                    78,078         303,380           -               -        303,380
  Net loss                                     -               -           -        (285,910)      (285,910)
  Cumulative translation adjustment            -           5,196           -          (7,221)        (2,025)
                                       ---------     -----------       -----     -----------    -----------
  Balance, July 31, 1995               2,291,203         635,881           -        (528,348)       107,533
Period ended December 31, 1995:
  Adjustment necessary to increase
   the number of common shares        12,708,797               -           -               -              -
  Adjusted number of common shares    15,000,000         635,881           -        (528,348)       107,533
  Common shares issued                 2,047,082       2,997,284           -               -      2,997,284
  Net loss                                     -               -           -      (1,194,226)    (1,194,226)
  Share issue costs                            -        (153,810)          -               -       (153,810)
  Cumulative translation adjustment            -           2,858           -          (6,328)        (3,470)
                                       ---------     -----------       -----     -----------    -----------
  Balance, December 31, 1995
   carried forward                    17,047,082       3,482,213           -      (1,728,902)     1,753,311

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

10.  CANADIAN/U.S. REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by United States GAAP (continued):

          (1)  Development stage company (continued):

               The statement of shareholders' equity since date of inception is presented below (continued).

                                                                     Additional
                                         Number                       paid-in      Accumulated
                                       of shares    Consideration     capital        deficit         Total
                                       ---------    -------------    ----------   -------------      -----
Balance, December 31, 1995
 brought forward                      17,047,082    $  3,482,213     $        -   $ (1,728,902)  $ 1,753,311

Year ended December 31, 1996:
  Common shares issued                   882,300       3,852,364              -              -     3,852,364
  Net loss                                     -               -              -     (3,175,587)   (3,175,587)
  Share issue costs                            -        (170,699)             -              -      (170,699)
  Stock-based compensation                     -               -        434,145              -       434,145
  Cumulative translation adjustment            -         (16,769)        (2,217)        24,544         5,558
                                      ----------    ------------     ----------  -------------   -----------
  Balance December 31, 1996           17,929,382       7,147,109        431,928     (4,879,945)    2,699,092
Year ended December 31, 1997
  Common shares issued                   703,491       3,180,666                                   3,180,666
  Net loss                                     -               -              -     (3,755,409)   (3,755,409)
  Share issue costs                            -        (161,482)             -              -      (161,482)
  Capital stock subscription                   -         352,324              -              -       352,324
  Stock-based compensation                     -               -        108,350              -       108,350
  Cumulative translation adjustment            -     (299,275)          (21,578)       325,364         4,511
                                      ----------    ------------     ----------  -------------   -----------
  Balance, December 31, 1997          18,632,873      10,219,342        518,700     (8,309,990)    2,428,052
Year ended December 31, 1998
  Common shares issued                 1,095,031       5,644,638              -              -     5,644,638
  Net loss                                     -               -              -     (4,979,562)   (4,979,562)
  Share issue costs                            -         (54,131)             -              -       (54,131)
  Stock-based compensation                     -               -        274,088              -       274,088
  Cumulative translation adjustment            -      (685,156)         (43,750)       720,173        (8,733)
                                      ----------    ------------     ----------  -------------   -----------
  Balance, December 31, 1998          19,727,904      15,124,693        749,038    (12,569,379)    3,304,352
Year ended December 31, 1999
  Common shares issued                   275,900         969,253              -              -       969,253
  Net loss                                     -               -                    (3,409,166)   (3,409,166)
  Share issue costs                            -         (35,041)             -              -       (35,041)
  Stock-based compensation                     -               -        198,815              -       198,815
  Cumulative translation adjustment            -         943,133         52,563       (884,178)      111,518
                                      ----------    ------------     ----------  -------------   -----------
  Balance, December 31, 1999          20,003,804      17,002,038      1,000,416    (16,862,723)    1,139,731


                                                     91

                                                                     Additional
                                         Number                       paid-in      Accumulated
                                       of shares    Consideration     capital        deficit         Total
                                       ---------    -------------    ----------   -------------      -----
Year ended December 31, 2000
  Common shares issued                 1,373,817       5,909,340              -              -     5,909,340
  Warrants and options                         -         421,638              -              -       421,638
  Net loss                                     -               -              -     (4,272,308)   (4,272,308)
  Share issue costs                                     (353,204)             -              -      (353,204)
  Stock-based compensation                     -               -        257,690              -       257,690
                                      ----------    ------------     ----------  -------------   -----------
  Balance, December 31, 2000          21,377,621    $ 22,979,812     $1,258,106   $(21,135,031) $  3,102,887

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

10.  CANADIAN/U.S. REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by United States GAAP (continued):

          (2)  Stock-based compensation:

               For US GAAP purposes, the Corporation applies APB Opinion 25, Accounting for Stock Issued to Employees, in accounting for its stock option plan, and accordingly, no compensation cost has been recognized for stock options granted to employees in these financial statements. As explained in note 10 (b), compensation cost has been recognized for stock options granted to non-employees. Had compensation cost been determined for stock options granted to employees based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, Accounting for Stock-Based Compensation, the Corporation's net earnings and loss per share would have been adjusted to the pro-forma amounts indicated below for US GAAP:

                                                         2000           1999
                                                         ----           ----

               Net loss    As reported   (US GAPP)   $(4,272,308)   $(3,409,166)
                           Pro-forma                  (5,884,919)    (3,990,187)

               Loss per    As reported   (US GAPP)         (0.20)         (0.17)
                share      Pro-forma                       (0.28)         (0.20)

               The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 5.49% (1999 - 5.5%), dividend yield of 0%, expected volatility of 163% (1999 - 80%), and expected life of 5 years.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2000, 1999 and 1998
(in US dollars)

11.  SEGMENT DISCLOSURES:

     Geographic segment information was as follows:

                                      Canada              United States
                                      ------              -------------
     Revenues:
       2000                            $68,179               $157,688
       1999                             40,963                149,240
       1998                            168,761                104,804

     Net Losses:
       2000                         (2,558,476)            (1,465,503)
       1999                         (2,631,662)              (682,634)
       1998                         (1,782,794)            (3,000,419)

     Identifiable assets:
       2000                          4,110,466                408,172
       1999                          1,714,416                426,075
       1998                          3,422,944                565,291


12.  SUBSEQUENT EVENT:

     In February 2001, the Corporation issued 161,696 common shares for gross proceeds of $327,273 under the equity drawdown facility referred to in note 6 (c).

                       APPENDIX A -- MOST RECENT FORM 6-K



     Attached is our most recent report filed on Form 6-K on November 9, 2001 with the Securities and Exchange Commission. The Form 6-K contains certain "forward-looking statements" that involve a number of risks and uncertainties. These statements are speculative and actual results and future events could differ materially from management expectations, based on a number of factors, including the risk factors beginning on Page 6 of this Prospectus.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 6-K

                            Report of Foreign Issuer
                      Pursuant to Rule 13a-16 or 15d-16 of
                       The Securities Exchange Act of 1934

                       For the month of September 30, 2001

                        Nymox Pharmaceutical Corporation

             9900 Cavendish Blvd., St. Laurent, QC, Canada, H4M 2V2

        (Indicate by check mark whether the registrant files or will file annual reports under cover Form 20F or Form 40F)

                          Form 20 F [X]   Form 40 F [ ]

        (Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b)
                   under the Securities Exchange Act of 1934)

                                Yes [ ]   No [X]


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                              NYMOX PHARMACEUTICAL CORPORATION
                                              --------------------------------
                                              (Registrant)

Date:  November 9, 2001

                                     NYMOX
                                [OBJECT OMITTED]


CORPORATE PROFILE
-----------------

Nymox Pharmaceutical Corporation is a biotechnology company with two unique proprietary products on the market, and a significant R&D pipeline of products in development. Nymox is a leader in the research and development of products for the diagnosis and treatment of Alzheimer's disease, an affliction of more than 15 million people around the world. Nymox is currently marketing AlzheimAlert(TM), a urinary test that is the world's only accurate, non-invasive aid in the diagnosis of Alzheimer's disease. Nymox also is developing treatments aimed at the causes of Alzheimer's disease. One program targets spherons, which Nymox researchers believe are a source of the senile plaques found in the brains of patients with Alzheimer's disease. Another distinct program targets the brain protein (neural thread protein) detected by its AlzheimAlert(TM) test and implicated in widespread brain cell death seen in Alzheimer's disease. Nymox is developing new antibacterial agents for the treatment of urinary tract and other bacterial infections in humans which have proved highly resistant to conventional antibiotic treatments and for the treatment of E. coli 0157:H7 bacterial contamination in hamburger meat and other food and drink products. Nymox also markets NicAlert(TM), a test that uses urine or saliva to detect use of tobacco products. Under development at its subsidiary, Serex, Inc., are a potential saliva-based cholesterol test and a potential test for osteoporosis. Nymox also has several other drug candidates and technologies in development.

Message to Shareholders
-----------------------

Nymox is pleased to present its results for the third quarter of 2001.

During this quarter, there was a substantial increase in the awareness and recognition of Nymox's AlzheimAlert(TM) product. AlzheimAlert(TM) is Nymox's state of the art patented urine test designed to aid physicians in the diagnosis of Alzheimer's disease. The test uses urine samples to detect the levels of a brain protein called neural thread protein (NTP) known to be elevated in patients with Alzheimer's disease. AlzheimAlert(TM) is available to physicians through the Company's certified Clinical Reference Laboratory in Maywood, New Jersey at a cost of $295.

There is a strong consensus among healthcare experts about the need for the early accurate diagnosis of Alzheimer's disease for treatment and care. The importance of early diagnosis has been identified for example by the Surgeon General in his Report on Mental Health and more recently by the American Medical Association in its media briefing on Alzheimer's disease.

On September 25, Nymox announced an agreement with HealthScreen America for the use of AlzheimAlert(TM). HealthScreen America is a leading national preventive medical organization with a focus on state of the art personal health management, wellness, and preventive health services. HealthScreen America, a subsidiary of HealthScreen International, operates facilities serving individuals from across the U.S.

During this quarter, the reliability of Nymox's AlzheimAlert(TM) test was the subject of several important scientific and healthcare publications, broadcasts, and interviews.

In July, a review article published in the Journal of Alzheimer's Disease (2001; 3: 345-353), an important peer-reviewed scientific journal, said that the results of studies suggest that NTP, the brain protein detected by Nymox's AlzheimAlert(TM) test, "is an excellent biomarker that could be helpful in the routine clinical evaluation of elderly patients at risk for AD." The Journal of Alzheimer's Disease is an international multidisciplinary journal dedicated to original research into Alzheimer's disease.

The article reviews the results of the many studies which have consistently shown that elevated NTP levels in brain tissue, cerebrospinal fluid and urine correlate with Alzheimer's disease. The article entitled "The AD7c-NTP neuronal thread protein biomarker for detecting Alzheimer's disease" is authored by Dr. Suzanne de la Monte and Dr. Jack Wands of Brown University, the leaders of the research team which first discovered NTP and its link to Alzheimer's disease at Harvard University. The article also provides a detailed and extensive review of the more than a decade of research leading to the discovery and characterization of NTP and its gene, the development of highly sensitive assays to detect the brain protein first in cerebrospinal fluid and then in urine and the connection between overproduction of NTP and the disease processes associated with Alzheimer's disease.

In August, ASRT Scanner, the official newsmagazine for the more than 90,000 members of the American Society of Radiologic Technologists, described Nymox's AlzheimAlert(TM) test as a "promising diagnostic test" available to physicians across the United States in a cover story on Alzheimer's disease. Also in August, RN, the widely circulated magazine for registered nurses, provided its readers with detailed illustrated product information about AlzheimAlert(TM).

The ASRT Scanner article, "Conversing with Alzheimer's," highlighted the communication problems presented by Alzheimer's disease patients and reviewed the prevalence, symptoms, diagnosis, treatment and clinical progression of this devastating illness. The article stated that "a promising diagnostic test, AlzheimAlert(TM), measures elevations of a neural thread protein, AD7C-NTP, in urine. Many studies consistently show that elevated levels of the protein in the brain tissue, cerebrospinal fluid and the urine correlate with AD."

The story, "Urine Test Can Help Diagnose Alzheimer's Disease" in RN magazine, stated that "AlzheimAlert(TM) can assist clinicians in early diagnosis of Alzheimer's disease to optimize care. Conversely, by ruling out Alzheimer's disease, it allows healthcare professionals to avoid unnecessary testing and focus on the other possible, reversible causes of cognitive changes."

AlzheimAlert(TM) was the focus of a special interview aired on American Health Radio on Monday, August 20. The nationally recognized American Health Radio show is hosted by Scott Broder, and is one of the premier and longest running health and fitness shows in the country. It is broadcast on WRMN AM 1410 in Chicago and globally on the internet at www.wrmn1410.com.

On July 10, Nymox announced that AlzheimAlert(TM) is a tool increasingly used by forensic experts in order to address some of the complex legal issues surrounding the diagnosis of Alzheimer's disease. AlzheimAlert(TM) tests have been ordered by parties in both civil and criminal proceedings in order to assist in determining a diagnosis of Alzheimer's disease. The need for an accurate diagnosis of Alzheimer's disease arises in a wide range of important legal contexts. In criminal proceedings, the finding that a defendant suffers from Alzheimer's disease may be relevant to an insanity defense or to competency to stand trial. Other issues include whether a witness is competent to testify or is otherwise believable because of the effects of Alzheimer's disease. In the civil arena, questions concerning the reliability of the diagnosis of Alzheimer's disease arise when the capacity of a person to make informed medical decisions, to manage his or her affairs, or to change a will becomes an issue. As the baby boom generation ages, these types of issues surrounding the diagnosis of Alzheimer's disease can be expected to occur more frequently.

In addition to all the progress with awareness and recognition of AlzheimAlert(TM), interest in the Company's NicAlert(TM) product also continued to progress during this quarter.

On July 12, Nymox announced that it had entered into an agreement for the non-exclusive distribution of NicAlert(TM) in Korea. The Company expects to conclude similar agreements for Australia, Switzerland and the United States.

Environmental tobacco smoke (second-hand smoke) poses serious public policy issues. The first National Report on Human Exposure to Environmental Chemicals, released by the Centers for Disease Control and Prevention in March, cautioned that exposure to second-hand smoke, particularly for children, remains a major public health concern. Environmental tobacco smoke is listed as a known human carcinogen in the Ninth Report on Carcinogens released by the National Toxicology Program of the National Institute of Environmental Health Sciences. In response to these public health concerns, municipalities and states have enacted or have under consideration various forms of bans on smoking in public places and in restaurants and bars.

On July 24, Nymox announced that it had entered into an agreement in June to provide NicAlert(TM) tests for a large study of second-hand smoke exposure. The study will be directed at populations at risk for second-hand smoke exposure, including children and restaurant and bar workers. The study involves a $48,000 contract to Nymox. The multicenter study will be headed by J. Dylewski MD of McGill University and St. Mary's Hospital in Montreal and is funded by the Foundation for Nutritional Advancement of Boston, MA.

In this quarter, we continued to make progress in our several major drug development programs.

There is a pressing need in the beef industry to address the problem of E. coli contamination in meat processing and in livestock. E. coli contamination has triggered massive recalls of ground beef in the U.S.. Cattle are a natural reservoir for the deadly strain of E. coli. Water contamination from cattle operations have resulted in public health tragedies. In September 1999, two people died and 781 became ill as a result of contaminated water from a well at a county fairground outside Albany, New York. In May 2000, seven people died and 2,300 became ill in Walkerton, Ontario as a result of such contamination.

On July 17, Nymox announced that further studies of Nymox's antimicrobial treatment, NXC 4720, by scientists at Nymox's collaborator, Biophage Inc., have shown significant useful effects on treating E. coli O157:H7 contamination of meat. Rosemonde Mandeville, M.D., Ph.D., the President and CEO of Biophage, said, "These are encouraging results for the treatment of surface contamination of meat by E. coli O157:H7. Nymox's novel NXC 4720 shows great potential."

E. coli O157:H7 bacteria are recognized as a serious public health problem throughout the world. The Centers for Disease Control and Prevention estimates that in the United States alone, 73,000 cases occur every year as a result of E.coli O157:H7 contamination of hamburger meat and other food and drink products and of drinking water supplies. This type of E.coli infection often causes severe bloody diarrhea and abdominal cramps and can cause kidney failure, particularly in children under the age of five and in the elderly, often leading to long term kidney problems and, in some cases, death.

On August 17, Nymox announced the appointment of Paul A. Kraus MD as clinical consultant. Dr. Kraus will be serving in an active advisory role in Nymox's clinical trial activities. Dr. Kraus is a highly experienced surgeon with many years of experience in research, conducting Phase II and III clinical trials. He was named one of Connecticut's best physicians in the Connecticut Magazine of June 1996. Dr. Kraus serves as a Sub-Investigator for Connecticut Clinical Research Center. Dr. Kraus received his medical training from Dartmouth Medical School and McGill University Faculty of Medicine. He completed his residency at Yale University School of Medicine. He served with the U.S. Army Medical Corps from 1971 to 1973 as Chief of Urology in Saigon, Vietnam and was awarded the Bronze Star. He received his Diplomat of the American Board in 1975. Dr. Kraus is part of the attending staff at Waterbury Hospital and St. Mary's Hospital in Waterbury, CT. He is an active member in several organizations including the American Medical Association, American Urological Association, and Yale Society of Urologic Surgeons. He has held several academic appointments with Yale University School of Medicine, and is currently Director of the Yale Urology Residency Program in Waterbury.

On September 28, Nymox announced that it will sponsor the Third Manhattan Alzheimer Disease Conference in New York in November 2001. The previous Manhattan Alzheimer Conferences sponsored by Nymox in 1998 and 2000 successfully featured world experts presenting new findings in basic science, clinical trials, and a range of topics in ethics, law and social issues. The 2001 conference will be held on November 28. The Conference date was rescheduled in the aftermath of the tragic events of September 11.

As at the earlier Manhattan Conferences, the 2001 Conference will have significant new research advances and a world class group of speakers and panelists. The meeting is expected again to provide a highly sophisticated forum for the state of the art material to be presented. The Conference will have a special focus on the medical, social and ethical ramifications of testing with the new emerging diagnostics, in particular in the area of Alzheimer's disease.

We wish to thank our over 4,000 shareholders for their valuable continued support. Nymox welcomes the challenges ahead and is confident that it will continue to meet or surpass its important milestones.



/s/ Paul Averback

Paul Averback MD, DABP
President & CEO
November 9, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS
(in US dollars)

The following discussion should be read in conjunction with the consolidated financial statements of the Company.

Overview
The business activities of the Company since inception have been devoted principally to research and development. Accordingly, the Company has had limited revenues from sales and has not been profitable to date. We refer to the Corporate Overview on page 1 of this financial report for a discussion of the Company's research and development projects and its product pipeline.

Revenues
Revenues from sales and licensing fees amounted to $398,295 for the nine months ended September 30, 2001, compared with $123,584 for the same period in 2000. The increase is attributable to higher sales for AlzheimAlert(TM) ($174,375) and NicAlert(TM) ($96,518), and to research and licensing contracts ($127,402). Interest revenue was $14,453 for the period ended September 30, 2001 compared to $53,859 for the same nine-month period in 2000, due to lower average cash balances.

Research and Development
Research and development expenditures were $1,145,390 for the period ended September 30, 2001, compared with $1,608,346 for the period ended September 30, 2000. Management restructured its R&D activities resulting in fewer employees and decreases in salary expenses while maintaining its development of the products in the Company's pipeline.

Marketing Expenses
Marketing expenditures were $219,773 for the period ended September 30, 2001, compared with $262,243 for the period ended September 30, 2000. Management restructured its marketing activities resulting in a decrease in expenditures.

Administrative Expenses
General and administrative expenses amounted to $715,518 for the period ended September 30, 2001, compared with $1,080,350 for the same period in 2000. The decrease is principally due to reductions in professional fees.

Long-Term Commitments
Nymox has no financial obligations of significance other than long-term lease commitments for its premises of $15,165 per month and ongoing research funding payments to a U.S. medical facility totaling $172,000 for 2001 and $43,000 in 2002.

Results of Operations
Net losses for the nine months ended September 30, 2001 were $2,053,707, or $0.09 per share, compared to $3,014,470, or $0.15 per share, for the same period in 2000. The weighted average number of common shares outstanding for the period ending

September 30, 2001 were 21,744,831 compared to 20,732,514 for the same period in 2000.

Liquidity and Capital Resources
As of September 30, 2001, cash totaled $666,938 and receivables totaled $218,639. In November 1999, the Corporation signed a common stock purchase agreement whereby the investor is committed to purchase up to $12 million of the Corporation's common shares over a thirty-month period commencing March 2000, when our F-1 registration statement was declared effective. As at September 30, 2001, four drawings have been made under this Share Purchase Agreement, for total proceeds of $1,436,364. Specifically, on August 16, 2000, 152,616 common shares were issued at a volume weighted average price of US$3.2924 per share; on October 12, 2000, 137,889 common shares were issued at a volume weighted average price of US$3.6261 per share, on February 7, 2001, 161,696 common shares were issued at a volume weighted average price of US$2.0240 and on May 31, 2001, 56,108 common shares were issued at a volume weighted average price of US$1.9466.

On March 6, 2001, 200,000 shares were issued at a price of US$2.06 in a private placement for total proceeds of $412,000. The private placement included 100,000 warrants, which expire on March 6, 2003, exercisable at a price of US$2.06. On August 3, 2001, 80,000 shares were issued at a price of US$2.50 in a private placement for total proceeds of $200,000. On August 22, 2001, 140,000 shares were issued at a price of US$3.75 in a private placement for total proceeds of $525,000. A total of $279,641 was also raised through stock option exercises by two former board members at prices ranging from $2.25 to $3.20.



     This message contains certain "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors are detailed from time to time in Nymox's filings with the Securities and Exchange Commission and other regulatory authorities.

                 Consolidated Financial Statements of
                 (Unaudited)


                 NYMOX PHARMACEUTICAL
                 CORPORATION



                 Periods ended September 30, 2001, 2000 and 1999

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Financial Statements
(Unaudited)

Periods ended September 30, 2001, 2000 and 1999




Financial Statements

     Consolidated Balance Sheets...........................................  105

     Consolidated Statements of Operations.................................  106

     Consolidated Statements of Deficit....................................  107

     Consolidated Statements of Cash Flows.................................  108

     Notes to Consolidated Financial Statements............................  109

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Balance Sheets
(Unaudited)

September 30, 2001, with comparative figures as at December 31, 2000 (in US dollars)

------------------------------------------------------------------------------
                                                September 30,     December 31,
                                                    2001             2000
------------------------------------------------------------------------------
                                                 (Unaudited)       (Audited)

Assets

Current assets:
  Cash                                          $     666,938    $     565,711
  Accounts and other receivables                      218,639          101,517
  Research tax credits receivable                      19,076           10,457
  Inventory                                            10,394            4,325
  Prepaid expenses                                     17,500           67,500
------------------------------------------------------------------------------
                                                      932,547          749,510

Capital assets                                      3,476,704        3,546,616

Deferred share issuance costs                         209,364          222,512

------------------------------------------------------------------------------
                                                $   4,618,615    $   4,518,638
------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable and accrued liabilities      $     312,092    $     323,774
  Note payable, prime plus 2% due June 2002           396,774                -
------------------------------------------------------------------------------
                                                      708,866          323,774

Non-controlling interest                              933,922          933,922

Shareholders' equity:
  Share capital (note 2)                           25,096,945       23,243,941
  Deficit                                         (22,121,118)     (19,982,999)
------------------------------------------------------------------------------
                                                    2,975,827        3,260,942

Subsequent event (note 5)

------------------------------------------------------------------------------
                                                $   4,618,615    $   4,518,638
------------------------------------------------------------------------------


See accompanying notes to unaudited consolidated financial statements.

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Statements of Operations
(Unaudited)

Periods ended September 30, 2001, 2000 and 1999
(in US dollars)

-----------------------------------------------------------------------------------------------------------
                          Three months ended September 30,             Nine months ended September 30,
-----------------------------------------------------------------------------------------------------------
                        2001           2000           1999           2001           2000           1999
-----------------------------------------------------------------------------------------------------------

Revenue:
  Sales              $    83,128    $    50,096    $    18,710    $   300,893    $   123,584    $   123,672
  License fees            97,402              -              -         97,402             -              -
  Interest                 2,894         19,627         11,449         14,453         53,859         29,388
-----------------------------------------------------------------------------------------------------------
                         183,424         69,723         30,159        412,748        177,443        153,060

Expenses:
  Research and
   development           466,744        499,538        270,001      1,145,390      1,608,346        859,843
  Less investment
   tax credits            (5,068)          (299)       (11,972)        (8,619)        (7,952)       (13,265)
-----------------------------------------------------------------------------------------------------------
                         461,676        499,239        258,029      1,136,771      1,600,394        846,578
  Marketing               59,692        122,528        203,233        219,773        262,243        732,727
  General and
   administrative        223,978        262,606        313,993        715,518      1,080,350        720,510
  Cost of sales           32,627         21,863         53,008         97,955         65,587        183,835
  Depreciation and
   amortization           99,505         77,818         49,202        292,047        170,946        116,496
  Interest and bank
   charges                 1,530          9,543          7,865          4,391         12,393         10,087
-----------------------------------------------------------------------------------------------------------
                         879,008        993,597        885,330      2,466,455      3,191,913      2,610,233

Gain on disposal
 of capital assets             -              -              -              -              -        (46,684)

-----------------------------------------------------------------------------------------------------------
Net loss             $  (695,584)   $  (923,874)   $  (855,171)   $(2,053,707)   $(3,014,470)   $(2,410,489)
-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
Loss per share       $    (0.03)    $     (0.04)   $     (0.04)   $     (0.09)   $     (0.15)   $     (0.12)
-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
Weighted average
 number of common
 shares outstanding   21,945,479     21,028,767     19,932,804     21,744,831     20,732,514     19,847,612
-----------------------------------------------------------------------------------------------------------


See accompanying notes to unaudited consolidated financial statements.

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Statements of Deficit
(Unaudited)

Periods ended September 30, 2001, 2000 and 1999
(in US dollars)

-----------------------------------------------------------------------------------------------------------------
                           Three months ended September 30,                Nine months ended September 30,
-----------------------------------------------------------------------------------------------------------------
                         2001            2000            1999            2001            2000            1999
-----------------------------------------------------------------------------------------------------------------

Deficit, beginning
 of period           $(21,400,535)   $(17,999,396)   $(13,846,838)   $(19,982,999)   $(15,605,816)   $(12,256,479)

Net loss                 (695,584)       (923,874)       (855,171)     (2,053,707)     (3,014,470)     (2,410,489)

Share issue costs         (24,999)        (25,114)              -         (84,412)       (328,098)        (35,041)

-----------------------------------------------------------------------------------------------------------------
Deficit, end of
 period              $(22,121,118)   $(18,948,384)   $(14,702,009)   $(22,121,118)   $(18,948,384)   $(14,702,009)
-----------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited consolidated financial statements.

NYMOX PHARMACEUTICAL CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

Periods ended September 30, 2001, 2000 and 1999
(in US dollars)

-----------------------------------------------------------------------------------------------------------------
                           Three months ended September 30,             Nine months ended September 30,
-----------------------------------------------------------------------------------------------------------------
                          2001           2000           1999          2001           2000           1999
-----------------------------------------------------------------------------------------------------------------
Cash flows from
 operating activities:
  Net loss             $ (695,584)   $  (923,874)   $ (855,171)   $(2,053,707)   $(3,014,470)   $(2,410,489)
  Adjustments for:
    Depreciation and
     amortization          99,505         77,818        49,202        292,047        170,946        116,496
    Gain on disposal
     of capital
     assets                     -              -             -              -              -        (46,684)
  Change in
   operating assets
   and liabilities        (53,272)      (207,094)     (137,174)       (93,492)      (245,810)        (5,501)
-----------------------------------------------------------------------------------------------------------
                         (649,351)    (1,053,150)     (943,143)    (1,855,152)    (3,089,334)    (2,346,178)

Cash flows from
 financing activities:
  Proceeds from
   issuance of share
   capital              1,004,640        500,000       445,160      1,853,004      4,500,000        969,254
  Share issue costs       (24,999)       (15,000)            -        (71,264)      (365,365)       (35,041)
  Repayment of note
   payable                      -              -             -              -       (346,428)             -
  Issuance of short-
   term debt                    -              -             -        396,774              -              -
-----------------------------------------------------------------------------------------------------------
                          979,641        485,000       445,160      2,178,514      3,788,207        934,213

Cash flows from
 investing activities:
  Additions to
   capital assets         (73,305)       (99,524)      (60,471)      (222,385)      (264,836)       (95,238)
  Proceeds on
   disposal of
   capital assets               -              -             -            250              -        189,084
  Net proceeds on
   maturity of short-
   term investments             -              -             -              -              -      1,282,864
-----------------------------------------------------------------------------------------------------------
                          (73,305)       (99,524)      (60,471)      (222,135)      (264,836)     1,376,710
-----------------------------------------------------------------------------------------------------------
Increase (decrease)
 in cash                  256,985       (667,674)     (558,454)       101,227        434,037        (35,255)

Cash, beginning of
 period                   409,953      1,551,074     1,018,105        565,711        449,363        494,906
-----------------------------------------------------------------------------------------------------------
Cash, end of period    $  666,938    $   883,400    $  459,651    $   666,938    $   883,400    $   459,651
-----------------------------------------------------------------------------------------------------------
Supplemental
 disclosure to
 statements of
 cash flows:
  (a) Interest paid    $    1,530    $     9,543    $    7,865    $     4,391    $    12,393    $    10,087
  (b) Non-cash
       transactions:
      Acquisition of
       Serex, Inc.
       by issuance of
       common shares            -        191,261             -              -        849,086              -
      Amortization of
       deferred share
       issue costs              -         10,114             -              -         10,114              -
-----------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited consolidated financial statements.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements
(Unaudited)

Periods ended September 30, 2001, 2000 and 1999
(in US dollars)

--------------------------------------------------------------------------------


     Nymox Pharmaceutical Corporation (the "Corporation"), incorporated under the Canada Business Corporations Act, is a development stage biopharmaceutical corporation which specializes in the research and development of products for the diagnosis and treatment of Alzheimer's disease. The Corporation is currently marketing AlzheimAlert(TM), a urinary test that aids physicians in the diagnosis of Alzheimer's disease, and is developing treatments aimed at the causes of Alzheimer's disease. The Corporation also markets NicAlert(TM), a test that uses urine or saliva to detect use of tobacco products. The Corporation is developing a new class of antibacterial agents for the treatment of urinary tract and other bacterial infections in humans which have proved highly resistant to conventional antibiotic treatments and for the treatment of E-coli 0157:H7 bacterial contamination in hamburger meat and other food and drink products. Under development at its subsidiary, Serex, Inc., are a potential saliva-based cholesterol test and a potential test for osteoporosis.

     Since inception, the Corporation's activities have been primarily focused on developing certain pharmaceutical technologies and obtaining outside funding to support the continued development of its technologies. The Corporation is subject to a number of risks, including the successful development and marketing of its technologies. In order to achieve its business plan, the Corporation anticipates the need to raise additional capital and/or achieve sales and other revenue generating activities.

     The Corporation is listed on the NASDAQ Stock Market.


1.   Basis of presentation:

     (a)  Consolidation and change in measurement currency:

          The consolidated financial statements of the Corporation have been prepared under Canadian generally accepted accounting principles and include the accounts of its wholly-owned US subsidiaries. Significant intercompany balances and transactions have been eliminated on consolidation.

          Effective January 1, 2000, the Corporation adopted the United States dollar as its measurement currency as a result of the significance of business activities conducted in the United States and the increasing proportion of operating, financing and investing transactions in the Canadian operations that are denominated in U.S. dollars. In accordance with Canadian GAAP, the consolidated financial statements for the comparative figures for the periods ended September 30, 1999 have been presented in US dollars using the convenience translation method whereby by all Canadian dollar amounts were converted into US dollars at the closing exchange rate at December 31, 1999, which was $1.4433 Canadian dollar per US dollar.

NYMOX PHARMACEUTICAL CORPORATION
Notes to Consolidated Financial Statements, Continued
(Unaudited)

Periods ended September 30, 2001, 2000 and 1999
(in US dollars)

--------------------------------------------------------------------------------


1.   Basis of presentation (continued):

     (b) Interim financial statements:

         The unaudited consolidated balance sheets as at September 30, 2001 and the unaudited consolidated statements of operations, deficit and cash flows for the three and nine-month periods ended September 30, 2001, 2000 and 1999 reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of the interim periods presented. There are no adjustments in these interim financial statements other than normal recurring adjustments. The interim financial statements do not include all disclosures required for annual financial statements and should be read in conjunction with the most recent annual financial statements as at and for the year ended December 31, 2000.


2.   Share capital:

     During the nine-month period ended September 30, 2001, the Company issued 735,804 common shares for total aggregate proceeds of $1,853,004, as follows:

     ---------------------------------------------------------------------------
                                                        Shares        Dollars
     ---------------------------------------------------------------------------

     Private placements                                420,000      $ 1,137,000
     Common stock purchase agreement                   217,804          436,364
     Exercise of options                                98,000          279,640

     ---------------------------------------------------------------------------
                                                       735,804      $ 1,853,004
     ---------------------------------------------------------------------------


     ---------------------------------------------------------------------------

3.   Canadian/US Reporting Differences:

     (a)  Consolidated statements of earnings:

          The reconciliation of earnings reported in accordance with Canadian GAAP with U.S. GAAP is as follows:

-----------------------------------------------------------------------------------------------------------
                        Three months ended September 30,             Nine months ended September 30,
-----------------------------------------------------------------------------------------------------------
                        2001          2000          1999           2001            2000           1999
-----------------------------------------------------------------------------------------------------------

Net loss, Canadian
 GAAP                $ (695,584)   $ (923,874)   $ (855,171)   $ (2,053,707)   $ (3,014,470)   $ (2,410,489)

Adjustments:
  Amortization of
   patents (i)           26,150          (214)      (22,803)         52,496           4,178         (49,942)
  Change in
   reporting
   currency (iii)             -             -        25,076               -               -          70,682
  Stock-based
   compensation
   options
   granted to
   non-employees
   (ii)                       -             -             -         (15,595)              -               -
-----------------------------------------------------------------------------------------------------------
                         26,150          (214)        2,273          36,901           4,178          20,740

-----------------------------------------------------------------------------------------------------------
Net loss, U.S.
 GAAP                $ (669,434)   $ (924,088)   $ (852,898)   $ (2,016,806)   $ (3,010,292)   $ (2,389,749)
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Loss per share,
 U.S. GAAP           $    (0.03)   $    (0.05)   $    (0.04)   $      (0.09)   $      (0.19)   $     (0.12)
-----------------------------------------------------------------------------------------------------------


     (b)  Consolidated shareholders' equity:

          The reconciliation of shareholders' equity reported in accordance with Canadian GAAP with U.S. GAAP is as follows:

-------------------------------------------------------------------------------
                                                     September 30,
-------------------------------------------------------------------------------
                                          2001           2000           1999
-------------------------------------------------------------------------------

Shareholders' equity, Canadian GAAP   $ 2,975,827    $ 3,313,666    $ 2,210,955

Adjustments:
  Amortization of patents (i)             (95,450)      (163,239)      (216,391)
  Stock-based compensation -
   options granted to non-employees
   (ii):
     Cumulative compensation expense   (1,221,138)    (1,000,416)      (749,038)
     Additional paid-in capital         1,273,701      1,000,416        785,031
  Change in reporting currency (iii)      (62,672)            -         (11,240)
-------------------------------------------------------------------------------
                                         (105,559)      (163,239)      (191,638)
-------------------------------------------------------------------------------
Shareholders' equity, U.S. GAAP       $ 2,870,268    $ 3,150,427    $ 2,019,317
-------------------------------------------------------------------------------

     (i) In accordance with APB Opinion 17, Intangible Assets, the patents are amortized using the straight-line method over the legal life of the patents from the date the patent was secured. For Canadian GAAP purposes, the patents are amortized commencing in the year of commercial production of the developed products.

     (ii) In accordance with FAS 123, Accounting for Stock-Based Compensation, compensation related to the stock options granted to non-employees has been recorded in the accounts based on the fair value of the stock options at the grant date. There are no comparable Canadian standards.

     (iii) The Company adopted the US dollar as its reporting currency effective January 1, 2000. For Canadian GAAP purposes, the financial information for 1999 has been translated into US dollars at the December 31, 1999 exchange rate. For United States GAAP reporting purposes, assets and liabilities for all periods presented have been translated into US dollars at the ending exchange rate for the respective period and the statement of earnings at the average exchange rate for the respective period.


4.   Segment disclosures:

     Geographic segment information was as follows:

     ---------------------------------------------------------------------------
                                                                      United
                                                  Canada              States
     ---------------------------------------------------------------------------

     Revenues:
       2001                                    $    142,036       $    270,712
       2000                                          53,859            123,584
       1999                                          29,388            123,672

     Net loss:
       2001                                      (1,626,369)          (427,338)
       2000                                      (1,879,670)        (1,134,800)
       1999                                      (1,799,785)          (610,704)

     Identifiable assets:
       September 30, 2001                         4,124,297            494,318
       December 31, 2000 (audited)                4,110,466            408,172
     ---------------------------------------------------------------------------


5.   Subsequent event:

     In October 2001, the Corporation completed a private placement and issued 110,000 common shares for proceeds of $412,500.

                             Financial Statements of




                                   SEREX, INC.





                     Years ended December 31, 1999 and 1998
                   (with Independent Auditors' Report thereon)
                             (Stated in US dollars)

INDEPENDENT AUDITORS' REPORT


To the Board of Directors


We have audited the accompanying balance sheets of Serex, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Serex, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ KPMG LLP

Chartered Accountants

Montreal, Canada

November 5, 2001

SEREX, INC.
Financial Statements

Years ended December 31, 1999 and 1998


Financial Statements

       Balance Sheets......................................................  118

       Statements of Operations............................................  119

       Statements of Stockholders' Equity..................................  120

       Statements of Cash Flows............................................  121

       Notes to Financial Statements.......................................  122

SEREX, INC.
Balance Sheets

December 31, 1999 and 1998
(Stated in US dollars)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                 1999              1998
-----------------------------------------------------------------------------------------------------------------------------

Assets

Current assets:
     Cash                                                                                    $          -      $     19,812
     Accounts receivable, net of allowance for doubtful accounts of nil                             5,571            17,623
     Prepaid expenses                                                                               6,000             2,385
-----------------------------------------------------------------------------------------------------------------------------
     Total current assets                                                                          11,571            39,820

Deposits                                                                                           17,500            17,500

Property, plant and equipment (note 3)                                                             19,056            30,956

-----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                 $     48,127      $     88,276
-----------------------------------------------------------------------------------------------------------------------------

Liabilities, Redeemable Preferred Stock and
   Stockholders' Deficiency

Current liabilities:
     Accounts payable                                                                        $    116,183      $    128,151
     Accrued liabilities                                                                            5,565            49,290
     Due to an officer                                                                             95,946            62,946
-----------------------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                                    217,694           240,387

Convertible, redeemable preferred stock, $0.01 par value; 10,137 shares
authorized, issued and outstanding (par value: $101) (note 4)                                     400,000           400,000

Stockholders' deficiency:
     Capital stock:
         Common stock, $0.001 par value; 20,000,000 authorized; 1,412,753 shares
           issued and outstanding (par value: $1,412)                                             863,180           863,180
         Convertible preferred stock, $0.01 par value; 10,137 shares
           authorized, issued and outstanding (par value: $101) (note 4)                          400,000           400,000
         Additional paid-in capital                                                                15,000            15,000
         Warrants (note 5 (b))                                                                    200,000           200,000
     Accumulated deficit                                                                       (2,047,747)       (2,030,291)
-----------------------------------------------------------------------------------------------------------------------------
     Total stockholders' deficiency                                                              (569,567)         (552,111)

Commitments (note 6)

-----------------------------------------------------------------------------------------------------------------------------
Total liabilities, redeemable preferred stock and stockholders' equity                       $     48,127      $     88,276
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

SEREX, INC.
Statements of Operations

Years ended December 31, 1999 and 1998
(Stated in US dollars)

------------------------------------------------------------------------------------------------------------
                                                                              1999               1998
------------------------------------------------------------------------------------------------------------
Revenues:
     Research contracts:
         Third parties                                                   $      391,068     $      604,029
         Shareholder                                                                  -            267,300
------------------------------------------------------------------------------------------------------------
                                                                                391,068            871,329

Expenses:
     Research and development                                                   254,768            716,778
     Rent                                                                        72,655            109,235
     General and administrative                                                  68,130            159,621
     Depreciation and amortization of property, plant and equipment              11,900             11,893
     Interest and bank charges                                                    1,071              2,005
------------------------------------------------------------------------------------------------------------
                                                                                408,524            999,532

------------------------------------------------------------------------------------------------------------
Net loss                                                                 $      (17,456)    $     (128,203)
------------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.

SEREX, INC.
Statements of Stockholders' Equity

Years ended December 31, 1999 and 1998
(Stated in US dollars)

---------------------------------------------------------------------------------------------------------------------------
                                                        Convertible                          Additional
                                         Common          preferred                            paid-in         Accumulated
                                          stock            stock             Warrants         capital           deficit
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997            $    852,765     $    400,000      $    200,000      $         -      $ (1,902,088)
Issue of 2,083 common shares for
  services rendered                         10,415                -                 -                -                 -
Additional paid-in capital from
  stock-based compensation                       -                -                 -           15,000                 -
Net loss for the year ended
December 31, 1998                                -                -                 -                -          (128,203)

-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                 863,180          400,000           200,000           15,000        (2,030,291)
Net loss for the year ended
December 31, 1999                                -                -                 -                -           (17,456)

-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999            $    863,180     $    400,000      $    200,000      $    15,000      $ (2,047,747)
---------------------------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.

SEREX, INC.
Statements of Cash Flows

Years ended December 31, 1999 and 1998
(Stated in US dollars)

--------------------------------------------------------------------------------------------------------------------
                                                                                      1999                1998
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net loss                                                                     $    (17,456)      $   (128,203)
     Adjustments for:
         Depreciation and amortization of property, plant and equipment                 11,900             11,893
         Services paid with common stock                                                     -             10,415
         Stock-based compensation                                                            -             15,000
     Changes in operating assets and liabilities:
         Accounts receivable                                                            12,052             (9,267)
         Prepaid expenses                                                               (3,615)            10,443
         Accounts payable                                                              (11,968)           (19,032)
         Accrued liabilities                                                           (43,725)           (62,451)
         Due to an officer                                                              33,000             35,500
--------------------------------------------------------------------------------------------------------------------
                                                                                       (19,812)          (135,702)

Cash flows from investing activities:
     Additions to property, plant and equipment                                              -            (18,304)

--------------------------------------------------------------------------------------------------------------------
Net decrease in cash                                                                   (19,812)          (154,006)

Cash, beginning of year                                                                 19,812            173,818

--------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                                 $          -       $     19,812
--------------------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.

SEREX, INC.
Notes to Financial Statements

Years ended December 31, 1999 and 1998
(Stated in US dollars)

--------------------------------------------------------------------------------

1.       Organization and business activities:

         Serex, Inc. ("the Corporation"), incorporated under the laws of New Jersey on September 30, 1983, is a diagnostic company that developed and patented particle valence technology, a unique, highly sensitive method to detect small amounts of biochemical indicators in body fluids such as blood, urine and saliva. The Corporation incorporated this technology in its LabTab(TM) assay, which enables the easy and rapid testing of samples by general purpose medical laboratories. After the Corporation's year-end, the Corporation began marketing NicAlert(TM), a test that uses urine or saliva to detect use of tobacco products. Under development are a potential saliva-based cholesterol test and a potential test for osteoporosis.

         The Corporation is subject to a number of risks, including product development and acceptance uncertainties, competition from substitute products and from larger companies, and uncertainties related to technological improvements. In 2000, after the Corporation's year-end, through a series of transactions, approximately 97% of the Corporation's outstanding shares were acquired by Nymox Pharmaceutical Corporation ("Nymox"), a Canadian-based bio-pharmaceutical company which specializes in the research and development of products for the diagnosis of Alzheimer's disease. The Corporation assisted in the development of Nymox' AlzheimAlert(TM) test. Since this transaction, all of the Corporation's activities have been funded by Nymox.


2.       Significant accounting policies:

         (a)      Property, plant and equipment:

                  Property, plant and equipment are recorded at cost. Depreciation and amortization are provided over the estimated useful lives of the assets using the following methods and annual rates:

                  --------------------------------------------------------------
                  Asset                                    Method         Rate
                  --------------------------------------------------------------

                  Laboratory equipment                  Straight-line      20%
                  Office equipment and fixtures         Straight-line      20%

                  --------------------------------------------------------------

         (b)      Revenue recognition:

                  Revenue from research contracts consists of non-refundable research and development funding and is recognized as revenue at the time the research and development activities are performed under the terms of the agreements.

         (c)      Research and development:

                  Research and development expenditures are expensed as incurred.

2.       Significant accounting policies (continued):

         (d)      Income taxes:

                  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (e) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of:

                  The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of". This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         (f)      Use of estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3.       Property, plant and equipment:

         ----------------------------------------------------------------------
                                                                          1999
         ----------------------------------------------------------------------
                                                      Accumulated      Net book
                                            Cost      depreciation      value
         ----------------------------------------------------------------------
         Laboratory equipment            $ 270,873    $  257,291     $ 13,582
         Office furniture and fixtures      60,814        55,340        5,474
         ----------------------------------------------------------------------
                                         $ 331,687    $  312,631     $ 19,056
         ----------------------------------------------------------------------

         ----------------------------------------------------------------------
                                                                          1998
         ----------------------------------------------------------------------
                                                      Accumulated      Net book
                                            Cost      depreciation      value
         ----------------------------------------------------------------------

         Laboratory equipment            $ 270,873    $  246,854     $ 24,019
         Office furniture and fixtures      60,814        53,877        6,937

         ----------------------------------------------------------------------
                                         $ 331,687    $  300,731     $ 30,956
         ----------------------------------------------------------------------

4.       Convertible, redeemable preferred stock:

         The Corporation has 20,274 shares of convertible, redeemable preferred stock outstanding. The preferred shares are convertible, in whole or in part, at the option of the holders thereof, into ten shares of common stock at an adjusted conversion price of $3.946 per share. The preferred stockholders are entitled to non-cumulative dividends if and when declared by the Board of Directors, and have voting rights equal to the number of common shares that the preferred shares are convertible into. In addition, the preferred stockholders have a liquidation preference equal to the greater of $39.46 per share plus unpaid dividends, or the amount per share had each share been converted into common stock plus unpaid dividends. The Corporation is obligated to redeem up to 50% of the outstanding preferred shares for their issue price upon notice by preferred stockholders representing 51% of the outstanding preferred shares.

5.       Capital stock:

         (a)      Stock options:

                  In 1992, the Board of Directors of the Corporation adopted the 1992 stock option plan for its key employees, including scientific advisors, directors and officers of the Corporation. The Board may from time to time designate individuals to whom options to purchase common stock of the Corporation may be granted, the number to be optioned to each, and the option price per share. The option price per share is the fair market value at the time of grant as determined by the Board of Directors. Options vest over periods ranging from one to three years from date of grant.

                  Changes in outstanding options were as follows:

                  ------------------------------------------------------------
                                                                  Weighted
                                                  Number of        average
                                                    shares     exercise price
                  ------------------------------------------------------------
                  Options outstanding,
                   December 31, 1997               142,650        $  3.34

                  Granted                           15,300           4.02
                  -------------------------------------------------------------
                  Options outstanding,
                   December 31, 1998               157,950           3.40

                  Granted                           15,000           4.00
                  -------------------------------------------------------------
                  Options outstanding,
                   December, 31, 1999              172,950        $  3.46
                  -------------------------------------------------------------


                  The Corporation applied APB Opinion 25, "Accounting for Stock Issued to Employees", in accounting for its stock option plan, and accordingly, no compensation cost is recognized for stock options granted to employees in these financial statements. Had compensation cost been determined for stock options granted to employees based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, "Accounting for Stock-Based Compensation" ("SFAS123"), the Corporation's pro forma net loss would have been adjusted to the pro forma amounts indicated below:

                  --------------------------------------------------------------
                                                     1999             1998
                  --------------------------------------------------------------
                  As reported                     $  (17,456)     $  (128,203)
                  Pro forma                          (37,548)        (148,494)
                  --------------------------------------------------------------

                  The fair value of the option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 5.5%, dividend yield of 0%, expected volatility of 0%, and expected life of 5 years.

                  All of the Corporation's stock options expired in 2000.

         (b)      Warrants:

                  In 1997, the Corporation issued 430,000 warrants to purchase common shares at an exercise price of $5.00 per share for a cash consideration of $200,000. Warrants to purchase 410,000 common shares expire in April 2002 and warrants to purchase 20,000 common shares expire in September 2002.

6.       Commitments:

         Operating leases:

         The minimum annual lease payments under operating leases relating to premises are as follows:

         --------------------------------------------------------------------
         December 31:
              2000                                             $    74,000
              2001                                                  93,740
              2002                                                  93,740
              2003                                                  93,740
              2004                                                  93,740
              2005                                                  15,623
         --------------------------------------------------------------------
                                                               $   464,583
         --------------------------------------------------------------------

7.       Income taxes:

         (a)      Details of the components of income taxes are as follows:

--------------------------------------------------------------------------------
                                                            1999         1998
--------------------------------------------------------------------------------

Loss before income taxes                                 $  (17,456) $ (128,203)
Tax rate                                                         38%         38%

--------------------------------------------------------------------------------
"Computed" income tax recovery at statutory rates            (6,600)    (49,000)

Adjustment in income taxes resulting from:
     Non-recognition of operating loss carryforwards          6,600      43,000
     Effect of stock-based compensation                           -       6,000
--------------------------------------------------------------------------------
                                                              6,600      49,000

--------------------------------------------------------------------------------
Income taxes                                             $        -  $        -
--------------------------------------------------------------------------------

         (b) The income tax effect of the temporary difference that gives rise to the net deferred tax asset is presented below:

                  --------------------------------------------------------------
                                                          1999          1998
                  --------------------------------------------------------------

                  Operating loss carryforwards        $  352,000   $   345,000
                  Less valuation allowance              (352,000)     (345,000)

                  --------------------------------------------------------------
                  Deferred tax asset                  $        -   $         -
                  --------------------------------------------------------------

                  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income from the successful commercialization of the Corporation's products and technologies.

         (c) At December 31, 1999, the Corporation had losses carried forward of approximately $927,000 which expire as follows:

         --------------------------------------------------------------------

              2010                                          $    50,000
              2011                                              575,000
              2012                                              203,000
              2018                                               82,000
              2019                                               17,000
         --------------------------------------------------------------------
                                                            $   927,000
         --------------------------------------------------------------------

8.       Fair value of financial instruments:

         The Corporation has determined that the carrying values of its short-term financial assets and liabilities, including accounts receivable, accounts payable, accrued liabilities, and the amount due to an officer are equal to their fair values due to the immediate or short-term maturity of these financial instruments.

9.       Segment disclosures:

         (a)      Segments:

                  The Corporation operates in one business segment, namely the research, development and marketing of diagnostic technology that can be adopted to detect a wide range of biochemical indicators for conditions, diseases and drug use. All the Corporation's activities are conducted in the United States.

         (b)      Business concentration:

                  Approximately 84% of the Corporation's revenues from research contracts were derived from two customers in 1999. In 1998, 98% of revenues were derived from three customers.

===============================================  ===============================

No dealer, salesperson or other person has
been authorized in connection with this
offering to give any information or to make
any representations other than those
contained in this prospectus. This prospectus
does not constitute an offer or a
solicitation in any jurisdiction to any
person to whom it is unlawful to make such an
offer or solicitation. Neither the delivery
of this prospectus nor any sale made                  5,000,000 Common Shares
hereunder shall, under any circumstances,                  offered by
create an implication that there has been no          Jaspas Investments Ltd.
change in the circumstances of Nymox or the facts herein set forth since the date hereof.

           TABLE OF CONTENTS

Summary..........................................4

Risk Factors.....................................6

Trading Market for Common Shares................11

Selected Consolidated Financial Data............13

Information about the Company...................15             NYMOX
                                                           PHARMACEUTICAL
Management's Discussion and Analysis of Results             CORPORATION
 of Operations and Financial Condition..........29

Acquisition of a Controlling Interest in Serex..35

Use of Proceeds.................................36

The Common Stock Purchase Agreement.............37

Selling Security Holder.........................43

Directors and Officers of Nymox.................45

Major Shareholders and Related Party
 Transactions...................................50

Plan of Distribution............................51

Limited Grant of Registration Rights............53        P R O S P E C T U S

Additional Information..........................54

Taxation........................................58

Certain Legal Matters...........................63        November __, 2001

Experts.........................................63

Where You Can Find More Information.............63

Enforcement of Certain Civil Liabilities and
 Authorized Representative in the United States.64

Financial Information...........................65

Appendix A - Most Recent Form 6-K...............95

===============================================  ===============================

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of the estimated expenses that were incurred by the Registrant in connection with the preparation and filing of this registration statement.

SEC Registration Fee                  $3,406
Legal Fees and Expenses              $30,000
Accountants Fees                      $5,000
                                      ------

TOTAL                                $38,406

         The estimated expenses reflected herein do not include the reimbursement of $35,000 by Nymox to Jaspas, primarily related to legal fees in preparation of the stock purchase agreement and associated escrow costs.

Item 14:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Nymox maintains Directors' and Officers' Liability Insurance (the "Policy") for its own benefit and for the benefit of its subsidiaries and their respective directors and officers. Subject to the limitations therein set forth, the Policy extends coverage to directors and officers for any loss (as defined in the Policy) incurred in connection with the performance of their duties and to Nymox and its subsidiaries for any loss for which they have indemnified their respective directors or officers as permitted by law.

         Section 124 of the Canada Business Corporations Act ("CBCA") provides, in pertinent part:

         124. (1) Indemnification. -- Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

                  (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

                  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

         (2) Indemnification in derivative actions. -- A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (1)(a) and
(b).

         (3) Indemnity as of right. -- Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnify from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

                  (a) was substantially successful on the merits in his defense of the action or proceeding; and

                  (b) fulfills the conditions set out in clauses (1)(a) and (b).

          (4) Directors' and officers' insurance. -- A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection
(1) against any liability incurred by him,

                  (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

                  (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

         All recent sales of unregistered shares were pursuant to exemptions from registration under applicable Canadian and Quebec securities laws and were not made to persons resident in the United States.

     o April 1996, 877,300 common shares at a per share price of CAN$6.00 for aggregate net proceeds of CAN$5,263,800 with Prampton Company Ltd. (200,000 shares), Murray Lester Investments (120,000 shares), Gestion 3B+M Inc. (100,000 shares) and a group of individual Canadian and overseas investors (457,300 shares);

     o May 1997, 696,491 common shares at a price of CAN$6.50 and warrants exercisable at a price of CAN$8.50 per share for a total consideration of CAN$4,527,191 with the Caisse de Depot et Placement du Quebec (307,692 shares), Abrar Corp. (85,538 shares) and a group of individual Canadian and overseas investors (303,261 shares). In 1998, all 696,491 of these warrants were exercised for additional proceeds to Nymox of CAN$5,920,174;

     o May 1998, 231,630 common shares at a price of CAN$8.50 for total proceeds of CAN$1,968,855 with Dr. Stephan Eschmann (76,500 shares) and a group of individual Canadian and overseas investors (155,130 shares). A total of 110,000 warrants were issued as well, exercisable at prices of CAN$8.50 per share (50,000) and CAN$10.00 per share (60,000). These warrants have since expired;

     o January, 1999, 190,000 common shares at CAN$8.50 per share, for total proceeds of CAN$1,615,000 with Sparks Inc. (75,000 shares), Dr. Stephan Eschmann (70,000 shares), and a group of individual Canadian and overseas investors (45,000 shares). A total of 95,000 warrants were issued as well, exercisable at the price of CAN$10.00 per share. These warrants have since expired; and

     o September, 1999, 122,000 common shares at CAN$5.00 per share, for total proceeds of CAN$610,000 with Dr. Stephan Eschmann (82,000 shares) and Mr. Michael Braeuel (40,000 shares).

     o March 2000, 821,637 common shares at an average price of $4.87 per share, for total proceeds of $4,000,000 with AMRO International. A total of 93,334 warrants were issued as well, exercisable at a price of $9.375 per share (66,667) and $7.8125 per share (26,667). These warrants expire on March 6, 2004.

     o August, 2000, 152,616 common shares at a volume weighted average price of US$3.2924 per share with Jaspas Investments.

     o October, 2000, 137,889 common shares at a volume weighted average price of US$3.6261 per share with Jaspas Investments.

     o February, 2001, 161,696 common shares at a volume weighted average price of US$2.0240 per share with Jaspas Investments.

     o March, 2001, 200,000 common shares at $2.06 per share, for total proceeds of $412,000 with Dr. Stephan Eschmann. A total of 100,000 warrants were issued as well, exercisable at a price of $2.06. These warrants expire on March 6, 2003.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      EXHIBIT NO.                  DESCRIPTION
      -----------                  -----------
          2.0 Common Stock Purchase Agreement between Nymox Pharmaceutical Corporation and Jaspas Investments Limited dated November 1, 1999*
          2.1 Registration Rights Agreement between Nymox Pharmaceutical Corporation and Jaspas Investments Limited dated November 1, 1999*
          2.2 Escrow Agreement among Nymox Pharmaceutical Corporation, Jaspas Investments Limited and Epstein, Becker & Green, P.C. dated November 1, 1999*
          2.3 Stock Purchase Warrant to purchase common shares issued to Jaspas Previously Filed Investments Limited dated November 1, 1999*
          3.0       Articles of Incorporation of Nymox Pharmaceutical
                    Corporation*
          3.1       Bylaws of Nymox Pharmaceutical Corporation*
          5.1       Opinion of Foley & Lardner*
          5.2       Opinion of Stikeman, Elliott*
          10.1 Employment Agreement between Nymox Pharmaceutical Corporation and Dr. Judith Fitzpatrick*
          10.2 Memorandum of Agreement between Paul Averback and the Company (incorporated by reference to Exhibit 10.1 to the Company's Form 20-F filed with the Commission December 9, 1996 (Commission File Number 001-12033)).*

      EXHIBIT NO.                  DESCRIPTION
      -----------                  -----------
          10.3 Share Option Plan of the Company (incorporated by reference to Exhibit 10.2 to the Company" Form 20-F filed with the Commission December 9, 1996 (Commission File Number 001-12033)).*

          10.4 Research and License Agreement between the Massachusetts General Hospital Corporation and the Company (incorporated by reference to Exhibit 10.3 to the Company's Form 20-F filed with the Commission December 9, 1996 (Commission File Number 001-12033)).*

          10.5 Research and License Amendment between the Massachusetts General Hospital Corporation and the Company (incorporated by reference to Exhibit 10.5 to the Company's Form 20-F filed with the Commission December 9, 1996 (Commission File Number 001-12033)).*

          10.6 Research and License Agreement between the Rhode Island Hospital Corporation and the Company dated May 14, 1999 (incorporated by reference to Exhibit 10.10 to the Company's Form 20-F filed with the Commission May 15, 2000 (Commission File Number 001-12033)).*

          23.1      Consent of KPMG

          23.2      Consent of Foley & Lardner*

          23.3      Consent of Stikeman, Elliott*

          24.0      Powers of Attorney*

          99.0 Press release by Nymox Pharmaceutical Corporation dated November 12, 1999 announcing the transaction with Jaspas Investments Limited*

---------------
*        Previously filed.

Item 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by section l0(a)(3) of the Securities Act of 1933, as amended ("Securities Act").

               (ii) To reflect in the prospectus included in this registration statement any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

          2. To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

          3. To file a post-effective amendment to this registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Exchange Act of 1934 throughout the offering.

          4. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Country of Canada, on this 9th day of November, 2001.

                                        NYMOX PHARMACEUTICAL CORPORATION


                                        By: /s/ Paul Averback
                                           -------------------------------------
                                           Paul Averback, M.D.
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below as of May 8, 2001 by the following persons in the capacities indicated.


/s/ Jack Gemmell       /s/ Paul Averback                /s/ Roy Wolvin
---------------------  ------------------------------   ------------------------
Jack Gemmel            Paul Averback, M.D.              Roy Wolvin
Director               President and Chief Executive    Chief Financial Officer
                       Officer and Director             and Secretary-Treasurer
                       (Principal Executive Officer)    (Principal Financial and
                                                        Accounting Officer)

          *                       *                              *
---------------------  ------------------------------   -----------------------
Walter von Wartburg    Hans Black, M.D.                 Michael R. Sonnenreich
Director               Director                         Director


NYMOX CORPORATION
(Authorized Representative
   in the United States)

By:   /s/ Roy Wolvin
    ---------------------------
     Roy Wolvin
     Secretary-Treasurer


*By:  /s/ Roy Wolvin
    ---------------------------
      Roy Wolvin
      Attorney-in-Fact

                                  EXHIBIT INDEX

      EXHIBIT NO.                     DESCRIPTION
      -----------                     -----------

          2.0 Common Stock Purchase Agreement between Nymox Pharmaceutical Corporation and Jaspas Investments Limited dated November 1, 1999*

          2.1 Registration Rights Agreement between Nymox Pharmaceutical Corporation and Jaspas Investments Limited dated November 1, 1999*

          2.2 Escrow Agreement among Nymox Pharmaceutical Corporation, Jaspas Investments Limited and Epstein, Becker & Green, P.C. dated November 1, 1999*

          2.3 Stock Purchase Warrant to purchase common shares issued to Jaspas Previously Filed Investments Limited dated November 1, 1999*

          3.0       Articles of Incorporation of Nymox Pharmaceutical
                    Corporation*

          3.1       Bylaws of Nymox Pharmaceutical Corporation*

          5.1       Opinion of Foley & Lardner*

          5.2       Opinion of Stikeman, Elliott*

          10.1 Employment Agreement between Nymox Pharmaceutical Corporation and Dr. Judith Fitzpatrick*

          10.2 Memorandum of Agreement between Paul Averback and the Company (incorporated by reference to Exhibit 10.1 to the Company's Form 20-F filed with the Commission December 9, 1996 (Commission File Number 001-12033)).*

          10.3 Share Option Plan of the Company (incorporated by reference to Exhibit 10.2 to the Company" Form 20-F filed with the Commission December 9, 1996 (Commission File Number 001-12033)).*

          10.4 Research and License Agreement between the Massachusetts General Hospital Corporation and the Company (incorporated by reference to Exhibit 10.3 to the Company's Form 20-F filed with the Commission December 9, 1996 (Commission File Number 001-12033)).*

          10.5 Research and License Amendment between the Massachusetts General Hospital Corporation and the Company (incorporated by reference to Exhibit 10.5 to the Company's Form 20-F filed with the Commission December 9, 1996 (Commission File Number 001-12033)).*

          10.6 Research and License Agreement between the Rhode Island Hospital Corporation and the Company dated May 14, 1999 (incorporated by reference to Exhibit 10.10 to the Company's Form 20-F filed with the Commission May 15, 2000 (Commission File Number 001-12033)).*

          23.1      Consent of KPMG

          23.2      Consent of Foley & Lardner*

          23.3      Consent of Stikeman, Elliott*

          24.0      Powers of Attorney*

          99.0 Press release by Nymox Pharmaceutical Corporation dated November 12, 1999 announcing the transaction with Jaspas Investments Limited*

---------------

*        Previously filed.